As filed with the Securities and Exchange Commission on April 19, 2013

Registration No. 333-177754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ellington Financial LLC

(Exact name of registrant as specified in its governing instruments)

Delaware	26-0489289
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

53 Forest Avenue

Old Greenwich, Connecticut 06870

(203) 698-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurence Penn

Chief Executive Officer

53 Forest Avenue

Old Greenwich, Connecticut 06870

(203) 698-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey

Christopher C. Green

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

As a consequence of changes in the rules and regulations of the U.S. Commodity Futures Trading Commission (the “CFTC”) implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, effective as of January 1, 2013, Ellington Financial LLC (the “Company”) has been operated pursuant to a commodity pool operator operational exemption from certain regulatory requirements under the U.S. Commodity Exchange Act as amended and the regulations of the CFTC. This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-177754) of the Company is being filed solely in order to add certain disclosures required pursuant to such rules and regulations. In addition, we are updating certain tax disclosures to reflect the formation of Ellington Financial Operating Partnership LLC, our operating partnership subsidiary, on January 1, 2013.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

Prospectus

SUBJECT TO COMPLETION, DATED APRIL 19, 2013

Ellington Financial LLC

$750,000,000

Common Shares Representing Limited Liability Company Interests

Preferred Shares Representing Limited Liability Company Interests

Shareholder Rights to Purchase Common or Preferred Shares Representing Limited Liability Company Interests

Warrants to Purchase Common or Preferred Shares Representing Limited Liability Company Interests

Debt Securities

We may offer, issue and sell, from time to time, up to an aggregate of $750,000,000 of common shares representing limited liability company interests, which we refer to as “common shares,” preferred shares representing limited liability company interests, which we refer to as “preferred shares,” shareholder rights to purchase common or preferred shares, which we refer to as “shareholder rights,” warrants to purchase common or preferred shares, which we refer to as “warrants” and debt securities, which may consist of debentures, notes, or other types of debt, in one or more offerings. We will provide specific terms of each issuance of these securities in supplements to this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. You should read this prospectus and any supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. We are externally managed and advised by Ellington Financial Management LLC, or our “Manager,” an affiliate of Ellington Management Group, L.L.C.

Our common shares are listed on the New York Stock Exchange, or “NYSE,” under the symbol “EFC.” The last reported sale price of our common shares on the NYSE on April 5, 2013 was $24.56 per share.

Investing in these securities involves risks. You should carefully read and consider the information referred to under “Risk Factors” on page 19 of this prospectus and any prospectus supplement before making a decision to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this prospectus is                     , 2013

RISK DISCLOSURE STATEMENT PURSUANT TO SECTION 4.24

OF THE COMMODITY EXCHANGE ACT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 17 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 17.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 19.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

SWAPS TRANSACTIONS, LIKE OTHER FINANCIAL TRANSACTIONS, INVOLVE A VARIETY OF SIGNIFICANT RISKS. THE SPECIFIC RISKS PRESENTED BY A PARTICULAR SWAP TRANSACTION NECESSARILY DEPEND UPON THE TERMS OF THE TRANSACTION AND YOUR CIRCUMSTANCES. IN GENERAL, HOWEVER, ALL SWAPS TRANSACTIONS INVOLVE SOME COMBINATION OF MARKET RISK, CREDIT RISK, COUNTERPARTY CREDIT RISK, FUNDING RISK, LIQUIDITY RISK, AND OPERATIONAL RISK.

HIGHLY CUSTOMIZED SWAPS TRANSACTIONS IN PARTICULAR MAY INCREASE LIQUIDITY RISK, WHICH MAY RESULT IN A SUSPENSION OF REDEMPTIONS. HIGHLY LEVERAGED TRANSACTIONS MAY EXPERIENCE SUBSTANTIAL GAINS OR LOSSES IN VALUE AS A RESULT OF RELATIVELY SMALL CHANGES IN THE VALUE OR LEVEL OF AN UNDERLYING OR RELATED MARKET FACTOR.

i

IN EVALUATING THE RISKS AND CONTRACTUAL OBLIGATIONS ASSOCIATED WITH A PARTICULAR SWAP TRANSACTION, IT IS IMPORTANT TO CONSIDER THAT A SWAP TRANSACTION MAY BE MODIFIED OR TERMINATED ONLY BY MUTUAL CONSENT OF THE ORIGINAL PARTIES AND SUBJECT TO AGREEMENT ON INDIVIDUALLY NEGOTIATED TERMS. THEREFORE, IT MAY NOT BE POSSIBLE FOR THE COMMODITY POOL OPERATOR TO MODIFY, TERMINATE, OR OFFSET THE POOL’S OBLIGATIONS OR THE POOL’S EXPOSURE TO THE RISKS ASSOCIATED WITH A TRANSACTION PRIOR TO ITS SCHEDULED TERMINATION DATE.

ELLINGTON FINANCIAL LLC

PART ONE

DISCLOSURE DOCUMENT

You should rely only on the information contained in or incorporated by reference into this prospectus, any prospectus supplement, any free writing prospectus prepared by us or information to which we have referred you. We have not authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC.” Under this shelf registration statement, we may offer and sell any combination of our common shares, preferred shares, shareholder rights, warrants and debt securities in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information.”

The SEC allows us to incorporate by reference information that is contained in certain reports and other documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

Except where the context suggests otherwise, “EFC,” “we,” “us” and “our” refer to Ellington Financial LLC and its subsidiaries, our “Manager” refers to Ellington Financial Management LLC, our external manager, “Ellington” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager, and “Manager Group” refers collectively to Ellington and its principals (including family trusts established by the foregoing) and entities in which 100% of the interests are beneficially owned by the foregoing. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by Ellington and its other affiliates from time to time.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assured future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or refer to strategies, plans, or intentions, we intend to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such, may involve known and unknown risks, uncertainties, and assumptions.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our securities. The following factors are examples of those that could cause actual results to vary from our forward-looking statements:

•	difficult conditions in the mortgage and residential real estate markets;

•

the effect of the Federal Reserve’s and the Treasury’s actions and programs on the liquidity of the capital markets and the impact and timing of any further programs or regulations implemented by the U.S. government or its agencies;

•

the federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and Ginnie Mae and the U.S. government;

•

the impact of the downgrade of the long-term credit ratings of the United States, Fannie Mae, Freddie Mac and Ginnie Mae; increased prepayments of the mortgages and other loans underlying our Agency RMBS;

•	the volatility of our target markets and of the market value of our common shares;

•	increased rates of default and/or decreased recovery rates on our assets;

•	mortgage loan modification programs and future legislative action;

•	the degree to which our hedging strategies may or may not protect us from, or expose us to, credit or interest rate risk;

•	changes in our business and strategy;

•	availability, terms and deployment of capital;

•	our projected financial and operating results;

•	changes in interest rates and the market value of our securities;

•	our ability to maintain existing financing agreements, obtain future financing arrangements and the terms of such arrangements;

•	changes in economic conditions generally and the real estate and debt securities markets specifically;

•	legislative or regulatory changes (including tax law changes and changes to laws governing the regulation of investment companies);

•	availability of qualified personnel;

•	changes in our industry;

•	availability of investment opportunities;

•	our estimated book value per common share;

•	the degree and nature of our competition;

•	changes to generally accepted accounting principles in the United States, or GAAP;

•	market volatility;

•	changes in the prepayment rates on the mortgage loans underlying our agency securities,

•	increased rates of default and/or decreased recovery rates on our assets,

•	our ability to borrow to finance our assets;

•	changes in government regulations affecting our business;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	and risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and other important factors identified, or incorporated by reference in this prospectus, including, but not limited to, those described under the caption “Risk Factors” in this prospectus, as well as those described under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in our most recent Annual Report on Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q and in the other documents incorporated by reference in this prospectus, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Where You Can Find More Information” below.

ELLINGTON FINANCIAL LLC

Our Company

Ellington Financial LLC is a specialty finance company formed in August 2007 that specializes in acquiring and managing mortgage-related assets. Our primary objective is to generate attractive, risk-adjusted total returns for our shareholders by making investments that we believe compensate us appropriately for the risks associated with them. We seek to attain this objective by utilizing an opportunistic strategy. Our targeted assets currently include:

•	residential mortgage-backed securities, or “RMBS,” backed by prime jumbo, Alternative A-paper, or “Alt-A,” manufactured housing and subprime residential mortgage loans, or “non-Agency RMBS”;

•	RMBS for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity, or “Agency RMBS”;

•	mortgage-related derivatives;

•	commercial mortgage-backed securities, or “CMBS,” commercial mortgage loans and other commercial real estate debt;

•	asset-backed securities, or “ABS,” backed by consumer and commercial assets;

•	corporate debt and equity securities and derivatives.

We also may opportunistically acquire and manage other types of mortgage-related assets and financial assets, such as residential whole mortgage loans, non-mortgage-related derivatives, and real property.

We believe that we have been and will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation.

We currently conduct all of our operations and business activities through Ellington Financial Operating Partnership LLC, our operating partnership subsidiary (the “Operating Partnership”).

Certain performance data with respect to the Company can be found on page 18.

Our Corporate Information

We were formed as a Delaware limited liability company in 2007. Our principal executive offices are located at 53 Forest Avenue, Old Greenwich, CT 06870. Our telephone number is (203) 698-1200. Our internet address is www.ellingtonfinancial.com. Our internet web site, and the information contained therein or connected thereto, does not constitute part of this prospectus. The books and records of our company and our Manager are maintained and made available for inspection at our principal executive offices.

Our Manager and Ellington

We are externally managed and advised by our Manager, an affiliate of Ellington, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager currently does not have any employees and instead relies on the employees of Ellington to perform its obligations to us. Ellington is an investment management firm and registered investment advisor with an 18-year history of investing in a broad spectrum of mortgage-backed securities, or “MBS,” and related derivatives.

The members of our management team include Michael Vranos, founder and Chief Executive Officer of Ellington, who serves as our Co-Chief Investment Officer and a member of our Board of Directors; Laurence Penn, Vice Chairman of Ellington, who serves as our Chief Executive Officer and President and a member of our Board of Directors; Mark Tecotzky, a Managing Director of Ellington, who serves as our Co-Chief Investment Officer; Lisa Mumford, who serves as our dedicated Chief Financial Officer; and Daniel Margolis, General Counsel of Ellington, who serves as our Secretary. Each of these individuals is an officer of our Manager. We currently do not have any employees.

Our Manager is responsible for administering our business activities and day-to-day operations and, pursuant to a services agreement between our Manager and Ellington, relies on the resources of Ellington to support our operations. Ellington has established portfolio management resources for each of our targeted asset classes and an established infrastructure supporting those resources. Through our relationship with our Manager, we benefit from Ellington’s highly analytical investment processes, broad-based deal flow, extensive relationships in the financial community, financial and capital structuring skills, investment surveillance database, and operational expertise. Ellington’s analytic approach to the investment process involves collection of substantial amounts of data regarding historical performance of MBS collateral and MBS market transactions. Ellington analyzes this data to identify possible trends and develops financial models used to support the investment and risk management process. In addition, throughout Ellington’s 18-year history of investing in MBS and related derivatives, it has developed strong relationships with a wide range of dealers and other market participants that provide Ellington access to a broad range of trading opportunities and market information. In addition, our Manager provides us with access to a wide variety of asset acquisition and disposition opportunities and information that assist us in making asset management decisions across our targeted asset classes, which we believe provides us with a significant competitive advantage. We also benefit from Ellington’s finance, accounting, operational, legal, compliance, and administrative functions.

As of December 31, 2012, Ellington employed over 100 employees and had assets under management of approximately $4.92 billion, of which approximately $3.86 billion comprised our company and various alternative investment vehicles, including hedge funds and various private accounts, and of which approximately $1.06 billion comprised accounts with more traditional mandates.

Our Manager, which was formed as a Delaware limited liability company in 2007, serves as our commodity pool operator (“CPO”) and has been registered with the CFTC as a CPO and been a member of the NFA in such capacity since October 10, 2012. Our Manager’s principal place of business is 53 Forest Avenue, Old Greenwich, Connecticut 06870, telephone number (203) 698-1200. The owners of our Manager are VC Investments LLC (“VC”) and EMG Holdings LP (“EMGH”). VC and EMGH have been listed with the NFA as principals of our Manager since October 3, 2012. VC has been listed with the NFA as a principal of Ellington since March 14, 1996, and EMGH has been listed with the NFA as a principal of Ellington since May 6, 2008. The books and records of our Manager are maintained and made available for inspection at our Manager’s principal executive offices.

Our Manager is currently operating the Company pursuant to the CPO operational exemption in CFTC Regulation 4.12(c).

Ellington serves as our commodity trading advisor (“CTA”) and has been registered with the CFTC as a CTA and been a member of the NFA in such capacity since March 14, 1996. Ellington’s principal place of business is 53 Forest Avenue, Old Greenwich, Connecticut 06870, telephone number (203) 698-1200.

Michael W. Vranos, Laurence Penn and Mark Tecotzky are listed with the NFA as principals of our Manager and Ellington and make trading and investment decisions on behalf of the Company.

Our Manager and Ellington have certain other CFTC registered affiliates that are not involved in the Company’s operations. CII GP LLC (“CIIGP”) has been registered with the CFTC as a CPO and a swap firm and has been a member of the NFA in such capacities since January 1, 2013. ECOP GP LLC (“ECOPGP”) has been registered with the CFTC as a CPO since September 1, 2010 and as a swap firm since March 1, 2013 and has been a member of the NFA since September 1, 2010. Ellington Capital Holdings Quant I GP LLC (“ECHQ”) has been registered with the CFTC as a CPO and a swap firm and has been a member of the NFA since January 1, 2013. Ellington Residential Mortgage Management LLC (“ERMM”) has been registered with the CFTC as a CPO and a swap firm and has been a member of the NFA since December 31, 2012.

The following persons serve in the capacities indicated on behalf of the Manager and/or Ellington:

Name/position at Ellington/our Manager	Age	Background summary
Michael W. Vranos Founder & Chief Executive Officer of Ellington Chief Executive Officer and President of our Manager	51

Mr. Vranos is the founder and Chief Executive Officer of Ellington, a position he has held since March 1995. Mr. Vranos is also the Chief Executive Officer and President of our Manager, positions he has held since August 2007, and serves on our Manager’s investment and risk management committee. Mr. Vranos has been our Co-Chief Investment Officer since June 2009. Mr. Vranos has served as a member of our board of directors since August 2007, and from August 2007 until October 2009, Mr. Vranos served as our Chairman. Mr. Vranos founded Ellington in December of 1994 to capitalize on distressed conditions in the MBS derivatives market. Prior to December 1994, Mr. Vranos was a Senior Managing Director at Kidder, Peabody & Co. (“Kidder Peabody”) in charge of RMBS trading. Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Mr. Vranos has been listed with the NFA as a principal of our Manager since October 3, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 10, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacity since March 14, 1996. He has been registered with the CFTC as a swap associated person of Ellington since October 10, 2012.

Additionally, Mr. Vranos is listed with the NFA as a principal of CIIGP since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Vranos is listed with the NFA as a principal of ECOPGP since

Name/position at Ellington/our Manager	Age	Background summary
		September 20, 2010 and has been registered with the CFTC as an associated person since September 20, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 20, 2010; Mr. Vranos is listed with the NFA as a principal of ECHQ since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ECHQ and has been a member of the NFA with respect to ECHQ since January 1, 2013; and Mr. Vranos is listed with the NFA as a principal of ERMM since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ERMM and has been a member of the NFA with respect to ERMM since December 31, 2012.

Laurence Penn Vice Chairman of Ellington Executive Vice President of our Manager	50

Mr. Penn has been our Chief Executive Officer and President and has served as a member of our board of directors since August 2007. Mr. Penn is also a Vice Chairman of Ellington, a position he has held since March 1995, where he helps oversee many functions of the firm. Mr. Penn is also the Executive Vice President of our Manager, a position he has held since August 2007, and serves on our Manager’s investment and risk management committee. In Ellington’s earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS. Prior to joining Ellington shortly after its inception, Mr. Penn was at Lehman Brothers Holdings, Inc. (“Lehman Brothers”) from November 1984 until March 1995, where he was most recently a Managing Director and co-head of CMO origination and trading. Mr. Penn began his career at Lehman Brothers in November 1984, after receiving a Master of Advanced Study in Mathematics from Cambridge University, where he studied as both a National Science Foundation and Winston Churchill Fellow. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University in 1983. He was one of five winners nationwide in the 1980 Putnam collegiate mathematics problem solving competition, and represented the United States in the 21st International Mathematics Olympiad held in London, England.

Mr. Penn has been listed with the NFA as a principal of our Manager since October 3, 2012

Name/position at Ellington/our Manager	Age	Background summary

and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 10, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacity since March 14, 1996. He has been registered with the CFTC as a swap associated person of Ellington since October 10, 2012.

Additionally, Mr. Penn is listed with the NFA as a principal of CIIGP since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Penn is listed with the NFA as a principal of ECOPGP since September 20, 2010 and has been registered with the CFTC as an associated person since September 20, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 20, 2010; Mr. Penn is listed with the NFA as a principal of ECHQ since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ECHQ and has been a member of the NFA with respect to ECHQ since January 1, 2013; and Mr. Penn is listed with the NFA as a principal of ERMM since December 19, 2012 and has been registered with the CFTC as an associated person and swap associated person of ERMM and has been a member of the NFA with respect to ERMM since December 31, 2012.

Mark Tecotzky Managing Director of Ellington Co-Chief Investment Officer of our Manager	50	Mr. Tecotzky is a Managing Director of Ellington, and head manager for all MBS/ABS credit, reporting directly to Mr. Vranos, positions he has held since July 2006. Mr. Tecotzky also serves as the Co-Chief Investment Officer of our Manager, a position he has held since March 2008, and serves on our Manager’s investment and risk management committee. Mr. Tecotzky has been our Co-Chief Investment Officer since March 2008. Prior to joining Ellington in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse Holdings USA, Inc. (“Credit Suisse”). He developed and launched several of its securitization vehicles, including hybrid ARMs

Name/position at Ellington/our Manager	Age	Background summary

and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other Ellington principals at Kidder Peabody, where he traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University, and received a National Science Foundation fellowship to study at MIT.

Mr. Tecotzky has been listed with the NFA as a principal of our Manager since October 18, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 18, 2012. He has been registered with the CFTC as an associated person of Ellington since November 30, 2009 and been a member of the NFA in such capacity since November 12, 2009.

Additionally, Mr. Tecotzky has been registered with the CFTC as an associated person and swap associated person of CIIGP and has been a member of the NFA with respect to CIIGP since January 1, 2013; Mr. Tecotzky has been registered with the CFTC as an associated person of ECOGP since September 1, 2010 and swap associated person of ECOPGP since March 1, 2013 and been a member of the NFA with respect to ECOPGP since September 1, 2010; and Mr. Tecotzky has been registered with the CFTC as an associated person and swap associated person of ERMM and has been a member of the NFA with respect to ERMM since December 31, 2012.

Lisa Mumford Chief Financial Officer of our Manager	49	Ms. Mumford was appointed as our Chief Financial Officer and as the Chief Financial Officer of our Manager in October 2009. From August 2008 to October 2009, Ms. Mumford was Chief Financial Officer of ACA Financial Guaranty Corporation (“ACA FG”) where she oversaw all aspects of the finance and accounting operations. Prior to August 2008, ACA FG was an operating subsidiary of ACA Capital Holdings, Inc. (“ACA”) and from May 2004 until February 2008, Ms. Mumford served as the Chief

Name/position at Ellington/our Manager	Age	Background summary

Accounting Officer. While at ACA, Ms. Mumford oversaw all aspects of the accounting, internal control, and financial reporting process. Prior to joining ACA, and beginning in August 1988, Ms. Mumford was with ACE Guaranty Corp., where over her tenure, she held the positions of Chief Financial Officer and Controller. She began her career as a staff accountant with Coopers & Lybrand in September 1984, culminating in the role of Audit Supervisor at the time of her departure in July 1988. Ms. Mumford is a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from Hofstra University.

Ms. Mumford has been listed with the NFA as a principal of our Manager and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since October 18, 2012. She has been registered with the CFTC as an associated person of Ellington and has been a member of the NFA with respect to Ellington since October 15, 2012.

Daniel Margolis General Counsel of Ellington Secretary of our Manager	39	Mr. Margolis has been our Secretary and the Secretary of our Manager since July 2010. Mr. Margolis is also Ellington’s General Counsel, a position he has held since July 2010. He is responsible for advising Ellington on all legal, regulatory, compliance, documentation and litigation matters. Prior to joining Ellington, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from July 2007 to May 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from June 2004 to July 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From September 2000 to June 2004, he served as an Assistant United States Attorney in the United States Attorney’s Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud and money laundering. In July 2004, he received the John Marshall Award, the Department of Justice’s highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum

Name/position at Ellington/our Manager	Age	Background summary

laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

Mr. Margolis is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

Richard Brounstein Vice Chairman and Director of Investor Relations at Ellington	52

Mr. Brounstein is a Vice Chairman and the Director of Investor Relations at Ellington, positions he has held since March 2001. Prior to joining Ellington in March 2001, Mr. Brounstein was the Managing Director responsible for the Fixed Income Securities division at Société Générale Securities Corporation, later renamed S.G. Cowen Securities Corporation. In this capacity, Mr. Brounstein was responsible for supervising all aspects of risk management, market making, proprietary trading, distribution and finance related activities. In addition to his direct responsibilities for the Fixed Income Division, Mr. Brounstein was a member of the Risk Management committee at Société Générale Securities Corporation. Prior to joining Société Générale Securities Corporation, Mr. Brounstein was the Managing Director responsible for the Mortgage-Backed Securities Division at the Union Bank of Switzerland. Later he was given responsibilities for the supervision of distribution/placement of all Fixed Income Securities. Prior to joining the Union Bank of Switzerland, Mr. Brounstein worked with Mr. Vranos and other Ellington employees at Kidder Peabody. Mr. Brounstein received a M.A. from Columbia University and a B.A. from Fairleigh Dickinson University.

Mr. Brounstein has been listed with the NFA as a principal of our Manager since October 3, 2012 and has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacity since October 10, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington since April 15, 2004 and has been a member of the NFA in such capacities since April 13, 2004.

Name/position at Ellington/our Manager	Age	Background summary
John Geanakoplos Managing Director of Ellington	57

Professor Geanakoplos is a Managing Director at Ellington where he is the head of Research and Development, a position that he has held since March 1995, and is responsible for the design of computer models to evaluate and hedge the firm’s portfolio. Professor Geanakoplos is largely responsible for the theoretical framework of Ellington’s proprietary prepayment model and interest rate model. Prior to joining Ellington in March 1995, Professor Geanakoplos was a Managing Director of Kidder Peabody, where he was head of the Fixed Income Research Department. In this capacity, he led the design of the firm’s proprietary MBS analytical systems. He became a full Professor at Yale University in 1986, at the age of 30, and is currently the James Tobin Professor of Economics and Director of the Cowles Foundation for Research in Economics. He was elected a fellow of the Econometric Society in 1990 and of the American Academy of Arts and Sciences in 1999. He was awarded the Samuelson Prize in 1999, and was awarded the first Bodossaki Prize in economics in 1995. In 1990 and again in 2000, he directed the economics program at the Santa Fe Institute, where he remains an external professor. Professor Geanakoplos graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Yale University and received a M.A. in Mathematics and a Ph.D. in economics from Harvard University.

Professor Geanakoplos is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

Peter Green Managing Director of Ellington	33	Mr. Green is a Managing Director at Ellington, a position he has held since January 2010. Mr. Green heads Ellington’s Risk Management department, which helps monitor, measure, and manage liquidity, market, credit, operational, and other risks. Mr. Green also serves on our Manager’s investment and risk management committee. At Ellington, Mr. Green oversees the development of the firm’s many risk management tools adapted to the particular needs of Ellington’s investment strategies. Mr. Green began his career at Ellington in June 2005. Over his career at Ellington, Mr. Green has performed a wide variety of roles at the firm, including assisting in the development of Ellington’s interest rate and RMBS credit models, formulating hedging strategies, supporting new

Name/position at Ellington/our Manager	Age	Background summary

business initiatives, and helping design many of the computer systems that support the firm’s specific portfolio management and operational needs. Mr. Green holds a Ph.D. in Pure Mathematics from Harvard University and a B.Sc. from McGill University.

Mr. Green is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

Vassilios Nikos Nicopoulos Managing Director of Ellington	51

Mr. Nicopoulos is a Managing Director at Ellington, a position he has held since January 2001, and is responsible for the mathematical modeling and computer implementation of Ellington’s interest rate and hedging models, and their use in valuing, hedging and managing the risk of MBS. Mr. Nicopoulos joined Ellington from Oxford University in England, where he was an Assistant Professor in Theoretical Condensed Matter Physics from September 1993 to December 1997. His work focused on the complex behavior of interacting electronic systems. He has had extensive experience in the simulation and analysis of complex stochastic systems on workstations and supercomputers and has built an international reputation for research relevant to real-world physics problems. Mr. Nicopoulos graduated magna cum laude, Phi Beta Kappa with a B.A. in Physics from Harvard University, and also holds M.A. and Ph.D. degrees in Theoretical Physics from Princeton University. Prior to his position at Oxford, he was a researcher and consultant at Los Alamos National Laboratory.

Mr. Nicopoulos is neither registered nor required to be registered with the CFTC and is not a member of the NFA in any capacity.

David Rice Chief Compliance Officer of Ellington and our Manager	43	Mr. Rice is Ellington’s Chief Compliance Officer, a position he has held since July 2008, and chairs the firm’s Compliance Committee. He is responsible for implementation of Ellington’s compliance program. Mr. Rice is also Chief Compliance Officer of our Manager, a position he has held since October 2009. Prior to joining Ellington, he served as Associate General Counsel, Compliance at GSC Group Inc. from April 2007 to July 2008. From September 2002 to April 2007 he served in the Division of Enforcement at the Securities and Exchange Commission in

Name/position at Ellington/our Manager	Age	Background summary

Washington, D.C., where he worked on investigations involving hedge funds, broker-dealers, investment companies, and public and private companies. He has a J.D. from Yale Law School, a Ph.D. in English from the University of California, Irvine, and graduated Phi Beta Kappa, summa cum laude, with a B.A. in English and Philosophy from the University of Southern California.

Mr. Rice has been listed with the NFA as a principal of our Manager since October 10, 2012. He has been listed with the NFA as a principal of Ellington since October 11, 2012.

Nikolay Stoytchev Managing Director of Ellington	38

Mr. Stoytchev is a Managing Director and Senior Portfolio Manager of Ellington, positions he has held since January 2003, specializing in the trading and risk management of both Agency and non-Agency IOs, POs, IIOs and specified pools. Mr. Stoytchev started his career at Ellington by developing, together with Professor Geanakoplos, many of the firm’s proprietary models, most notably Ellington’s proprietary mortgage prepayment models. Mr. Stoytchev graduated summa cum laude from Yale University with a Bachelor of Arts in Applied Mathematics and Economics, “With Distinction” in both majors. His senior thesis, Value of Mortgage-Backed Securities, was written under the guidance of Professor Geanakoplos.

Mr. Stoytchev has been registered with the CFTC as an associated person of our Manager and been a member of the NFA in such capacity since December 21, 2012. He has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacity since December 14, 2009.

Robert Kinderman Managing Director of Ellington	36	Mr. Kinderman is a Managing Director at Ellington, a position he has held since June 2006, where he is responsible for trading credit-sensitive securities, including CMBS, ABS, and subordinated RMBS. Mr. Kinderman also serves on our Manager’s investment and risk management committee. He started full-time with Ellington in June 1996, developing credit models as well as pieces of Ellington’s proprietary portfolio management systems, and is currently the head trader for all credit-sensitive mortgage-backed and

Name/position at Ellington/our Manager	Age	Background summary

asset-backed investments at Ellington. He also helps direct the development of research, modeling and systems for credit-sensitive products. Mr. Kinderman earned a B.A. from Yale with distinction in Economics and in Mathematics.

Mr. Kinderman has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since December 21, 2012. He has been registered with the CFTC as an associated person of Ellington since December 4, 2009 and been a member of the NFA in such capacity since December 4, 2009.

Paul Asaro Chief Financial Officer of Ellington	61

Mr. Asaro is the Chief Financial Officer of Ellington, a position he has held since February 2004, and as such is responsible for all accounting and financial reporting. Mr. Asaro has been with Ellington since June 1997. Mr. Asaro received his MBA in Finance from the University of Connecticut and his B.S. in Accounting from Manhattan College. He became a Certified Public Accountant in 1977 and is a member of the American Institute of Certified Public Accountants, or CPAs, and the Connecticut Society of CPAs.

Mr. Asaro has been listed with the NFA as a principal of Ellington since May 6, 2004.

Olivier Cojot-Goldberg Vice Chairman of Ellington	48	Mr. Cojot-Goldberg is a Vice Chairman of Ellington, a position he has held since March 1995, where he helped develop Ellington’s MBS/ABS credit capabilities and Ellington’s structured products businesses. He currently focuses on business development efforts across the organization. Throughout his career, Mr. Cojot- Goldberg has specialized in structured products and in sectors that have fallen out of favor, and in newer, less well-understood asset classes. Prior to joining Ellington in December 1994, Mr. Cojot-Goldberg was the Managing Director in charge of whole loan-backed CMO origination and trading at Kidder Peabody, reporting directly to Mr. Vranos. Mr. Cojot-Goldberg began his career at Kidder Peabody after graduating seventh in his class from the California Institute of Technology in 1987 and receiving his Master of Science degree in Electrical Engineering from the same institution the following year.

Name/position at Ellington/our Manager	Age	Background summary

Mr. Cojot-Goldberg has been registered with the CFTC as an associated person and swap associated person of our Manager and been a member of the NFA in such capacities since December 21, 2012. He has been listed with the NFA as a principal of Ellington and has been registered with the CFTC as an associated person of Ellington and been a member of the NFA in such capacities since March 14, 1996.

BREAK-EVEN ANALYSIS PURSUANT TO SECTION 4.24 OF THE COMMODITY EXCHANGE ACT

The following “break-even” table indicates the approximate percentage and dollar returns required for the value of an initial $24.38 investment in a common share of our company to equal the amount originally invested twelve months after purchase. The initial investment in a common share of our company represents our diluted book value per share as of December 31, 2012. Diluted book value takes into account securities convertible into our common shares.

The “break-even” table, as presented, is an approximation only.

	Expenses of the Company
	Dollar Amount	Percentage
Expense(1)
Base management fee(2)	$0.37	1.5%
Incentive fee(3)	—	0.0%
Interest expense(4)	0.43	1.8%
Other operating expenses(5)	0.32	1.3%

Total expenses	1.12	4.6%

12-Month Break-Even	$1.12	4.6%

(1)	The dollar amounts in the above break-even analysis are representative of actual expenses incurred by the Company, with the exception of incentive fees, based upon average common shares and long term incentive plan units, or LTIPs, outstanding for the year ended December 31, 2012 and assumes comparable expenses for the year ending December 31, 2013. The Company earns interest on cash held in interest bearing overnight accounts, money market funds, and on margin deposits held with dealers as collateral. The Company currently expects that such interest income on cash deposits would have a de minimis impact on the break-even analysis provided above.
(2)	The Company pays our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of equity as of the end of each fiscal quarter before deductions for base management fees and incentive fees payable with respect to such fiscal quarter.
(3)	In addition to the base management fee, the Company’s Manager is also entitled to a quarterly incentive fee that is only payable if the Company generates income in excess of a prescribed rate of return. See page 66 for a description of the calculation of the incentive fee.
(4)	The Company pays interest expense on funds borrowed under reverse repurchase agreements, securitized debt, coupon interest on securities sold short, the related net accretion and amortization of purchased discounts and premiums on those short holdings, and interest on counterparties’ cash collateral held by the Company. These amounts may vary depending upon the cost and amount of reverse repurchase agreements outstanding.
(5)	The Company pays other operating expenses, including, but not limited to, compensation expense for dedicated and partially dedicated employees of the Manager, administrative fees and professional fees to its independent accountants and external legal counsel.

HISTORICAL PERFORMANCE OF THE COMPANY PURSUANT TO SECTION 4.24 OF THE COMMODITY EXCHANGE ACT

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Name of CPO:	Ellington Financial Management LLC
Name of Commodity Pool:	Ellington Financial LLC
Type of Pool:	Public, Exchange-listed
Inception of Trading:	8/17/2007
Aggregate Gross Capital Subscriptions ($ in 000s)(1):	$438,918
Current Shareholders’ Equity as of 1/31/13 ($ in 000s)(2):	$535,526
Cumulative Dividends ($ in 000s)(2):	$154,530
Largest monthly draw-down(3):	-4.62% 10/31/2010
Worst peak-to-valley draw-down(4):	-6.95% 8/31/2008 through 12/31/2008

	Rate of Return
Month	2013	2012	2011	2010	2009	2008
January	5.76%	2.26%	1.76%	2.21%	3.22%	0.41%
February		3.42%	0.72%	0.28%	2.26%	-1.03%
March		2.74%	0.14%	0.09%	2.41%	-1.40%
April		1.10%	0.32%	1.58%	2.88%	1.58%
May		0.80%	-0.34%	0.06%	7.47%	0.67%
June		0.75%	-0.35%	-0.13%	3.65%	4.59%
July		2.26%	-0.77%	0.48%	6.79%	-0.20%
August		0.45%	0.47%	2.57%	3.06%	2.32%
September		1.49%	0.00%	2.44%	0.61%	-1.16%
October		2.50%	-0.71%	-4.62%	3.73%	-2.69%
November		0.90%	0.95%	2.01%	-0.08%	-1.31%
December		1.56%	0.25%	0.76%	0.77%	-1.98%
Year	5.76%	22.16%	2.43%	7.79%	43.26%	-0.41%

(1)	Aggregate gross capital subscriptions represent the proceeds from the Company’s initial private and public offerings and are gross of placement fees, underwriters’ discounts, and other offering related costs as well as shares repurchased by the Company.
(2)	Dividends are declared and paid on a quarterly basis in arrears. The amount above does not include $31.9 million relating to the 2012 fourth quarter and special dividends declared by the Board which were paid on March 15, 2013 to shareholders of record as of March 1, 2013.
(3)	Largest monthly draw-down represents the Company’s largest negative monthly return on book value per share for any calendar month reported in the table above.
(4)	Worst peak-to-valley draw-down represents the Company’s largest percentage decline in book value per share for any multi-month interval contained in the period reported in the table above. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns.
(5)	Returns based on book value per share as of the end of each month reported above.

RISK FACTORS

Investment in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risks discussed below and those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” below. If any of the risks described in this prospectus or any prospectus supplement hereto or incorporated by reference in this prospectus or any prospectus supplement hereto occurs, our business, financial condition or results of operations could be materially and adversely affected. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance.

Risks Related To Our Business

Difficult conditions in the mortgage and residential real estate markets as well as general market concerns have caused and may cause us to experience losses and these conditions may persist for the foreseeable future.

Our business is materially affected by conditions in the residential mortgage market, the residential real estate market, the financial markets and the economy in general including inflation, energy costs, unemployment, geopolitical issues, concerns over the creditworthiness of governments worldwide and the stability of the global banking system. In particular, the residential mortgage market in the U.S. has experienced a variety of difficulties and changed economic conditions, including defaults, credit losses, and liquidity concerns. Certain commercial banks, investment banks, and insurance companies have announced extensive losses from exposure to the residential mortgage market. These factors have impacted investor perception of the risk associated with RMBS, other real estate-related securities and various other asset classes in which we may invest. As a result, values for RMBS, other real estate-related securities and various other asset classes in which we may invest have experienced significant volatility.

In the aftermath of the financial crisis, homeowner access to residential mortgage loans has been substantially limited. Lending standards have become significantly more stringent than in past periods, and access to many mortgage products has been severely curtailed or eliminated. This financing limitation has had an impact on new demand for homes, has lowered homeownership rates and is weighing heavily on home price performance. There is a strong correlation between home price depreciation and mortgage loan delinquencies. Any deterioration of the mortgage market and investor perception of the risks associated with RMBS, residential mortgage loans, real estate-related securities and various other assets that we acquire could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac, and Ginnie Mae and the Federal Government, may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The payments we receive on our Agency RMBS depend upon a steady stream of payments on the underlying mortgages and such payments are guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. Fannie Mae and Freddie Mac are government sponsored enterprises, or “GSEs,” but their guarantees are not backed by the full faith and credit of the United States. Ginnie Mae, which guarantees MBS backed by federally insured or guaranteed loans primarily consisting of loans insured by the Federal Housing Administration, or “FHA,” or guaranteed by the Department of Veterans Affairs, or “VA,” is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States.

During 2008, there were increased market concerns about Fannie Mae’s and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the Federal Government. In September 2008 Fannie Mae and Freddie Mac were placed into the conservatorship of the Federal Housing Finance Agency, or “FHFA,” their federal regulator, pursuant to its powers under The Federal Housing Finance Regulatory Reform Act of 2008, a part of the Housing and Economic Recovery Act of 2008. Under this conservatorship, Fannie Mae and Freddie Mac are required to reduce the amount of mortgage loans they own or for which they provide guarantees on Agency RMBS.

In addition to the FHFA becoming the conservator of Fannie Mae and Freddie Mac, (i) the U.S. Treasury, or the “Treasury,” and FHFA entered into preferred stock purchase agreements with Fannie Mae and Freddie Mac pursuant to which the U.S. Treasury ensures that each of Fannie Mae and Freddie Mac maintains a positive net worth through 2012; (ii) the U.S. Treasury established a secure lending credit facility for Fannie Mae, Freddie Mac, and the FHFA to serve as a liquidity backup; and (iii) the U.S. Treasury initiated a program to purchase RMBS issued by Fannie Mae and Freddie Mac. In August 2012, the Treasury announced a set of modifications to its preferred stock agreements with the FHFA, with a goal of expediting the wind down of Fannie Mae and Freddie Mac. The revised agreements replace the 10% dividend payments made to the Treasury with a sweep of all profits from Fannie Mae and Freddie Mac going forward. These agreements, as amended, also require the reduction of Fannie Mae’s and Freddie Mac’s mortgage and Agency securities portfolios (they must be reduced by at least 15% each year until their respective mortgage assets reach $250 billion).

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the Treasury noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be considerably limited relative to historical measurements or even eliminated. The Treasury could also stop providing financial support for Fannie Mae and Freddie Mac in the future. The substantial financial assistance provided by the Federal Government to Fannie Mae and Freddie Mac, especially in the course of their being placed into conservatorship and thereafter, together with the substantial financial assistance provided by the Federal Government to the mortgage-related operations of other GSEs and government agencies, such as the FHA, the VA, and Ginnie Mae, has stirred debate among many federal policymakers over the continued role of the Federal Government in providing such financial support for the mortgage-related GSEs in particular, and for the mortgage and housing markets in general. In fact, in February 2011, the Treasury released a white paper entitled “Reforming America’s Housing Finance Market” in which the Treasury outlined three possible options for reforming the Federal Government’s role in housing finance. Under each option, the role of the Federal Government in the mortgage market would be reduced. Each of Fannie Mae, Freddie Mac and Ginnie Mae could be dissolved and the Federal Government could determine to stop providing liquidity support of any kind to the mortgage market. If Fannie Mae, Freddie Mac or Ginnie Mae were eliminated, or their structures were to change radically or the Federal Government significantly reduced its support for any or all of them, we may be unable or significantly limited in our ability to acquire Agency RMBS, which would drastically reduce the amount and type of Agency RMBS available for purchase which, in turn, could materially adversely affect our ability to maintain our exclusion from regulation as an investment company under the Investment Company Act. Moreover, any changes to the nature of the guarantees provided by, or laws affecting, Fannie Mae, Freddie Mac and Ginnie Mae could materially adversely affect the credit quality of the guarantees, could increase the risk of loss on purchases of Agency RMBS issued by these GSEs and could have broad adverse market implications for the Agency RMBS they currently guarantee. Any action that affects the credit quality of the guarantees provided by Fannie Mae, Freddie Mac and Ginnie Mae could materially adversely affect the value of our Agency RMBS.

In addition, we rely on our Agency RMBS (as well as non-Agency MBS and other securities) as collateral for our financings under the reverse repos that we have entered into. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our Agency RMBS on acceptable terms or at all, or to maintain compliance with the terms of any financing transactions.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, our targeted assets.

In the second half of 2008, the Federal Government, through the Treasury, FHA and the Federal Deposit Insurance Corporation, or “FDIC,” commenced implementation of programs designed to provide homeowners with assistance in avoiding foreclosure. The programs involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans. Extension and expansion of these programs and adoption of new mortgage loan modification programs have been regularly discussed as part of the ongoing debate regarding the country’s housing market including most recently as part of President Obama’s “Blueprint for an America Built to Last” announced as part of his January 2012 State of the Union address. It is likely that loan modifications would result in interest rate reductions or principal reductions on the mortgage loans that back our RMBS. However, it is also likely that loan modifications would result in increased prepayments on some RMBS. See below “—Prepayment rates can change, adversely affecting the performance of our assets,” for information relating to the impact of prepayments on our business.

Congress and various state and local legislatures are considering, and in the future may consider, legislation, which, among other provisions, would permit limited assignee liability for certain violations in the mortgage loan origination process, and would allow judicial modification of loan principal in the event of personal bankruptcy. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business or whether any such legislation will require us to change our practices or make changes in our portfolio in the future. These changes, if required, could materially adversely affect our business, results of operations and financial condition and our ability to make distributions to our shareholders, particularly if we make such changes in response to new or amended laws, regulations or ordinances in any state where we acquire a significant portion of our mortgage loans, or if such changes result in us being held responsible for any violations in the mortgage loan origination process.

These loan modification programs, as well as future legislative or regulatory actions, including amendments to the bankruptcy laws, that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, our assets which, in turn, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The principal and interest payments on our non-Agency RMBS are not guaranteed by any entity, including any government entity or GSE, and, therefore, are subject to increased risks, including credit risk.

Our portfolio includes non-Agency RMBS which are backed by residential mortgage loans that do not conform to the Fannie Mae or Freddie Mac underwriting guidelines, including subprime, manufactured housing, Alt-A and prime jumbo mortgage loans. Consequently, the principal and interest on non-Agency RMBS, unlike those on Agency RMBS, are not guaranteed by GSEs such as Fannie Mae and Freddie Mac or, in the case of Ginnie Mae, the Federal Government.

Non-Agency RMBS are subject to many of the risks of the respective underlying mortgage loans. A residential mortgage loan is typically secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, unemployment, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their mortgage loans. In periods following home price declines, “strategic defaults” (decisions by borrowers to default on their mortgage loans despite having the ability to pay) also may become more prevalent.

In the event of defaults under mortgage loans backing any of our non-Agency RMBS, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. Additionally, in the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. If borrowers default on the mortgage loans backing our non-Agency RMBS and we are unable to recover any resulting loss through the foreclosure process, our business, financial condition and results of operations and our ability to make distributions to our shareholders could be materially adversely affected.

Less stringent underwriting guidelines and the resultant potential for delinquencies or defaults on certain mortgage loans could lead to losses on many of the non-Agency RMBS we hold.

Many, if not most, of the non-Agency RMBS in which we invest are collateralized by Alt-A and subprime mortgage loans, which are mortgage loans that were originated using less stringent underwriting guidelines than those used in underwriting prime mortgage loans (mortgage loans that generally conform to Fannie Mae or Freddie Mac underwriting guidelines). These underwriting guidelines were more permissive as to borrower credit history or credit score, borrower debt-to-income ratio, loan-to-value ratio, and/or as to documentation (such as whether and to what extent borrower income was required to be disclosed or verified). In addition, even when specific underwriting guidelines were represented by loan originators as having been used in connection with the origination of mortgage loans, these guidelines were in many cases not followed as a result of aggressive lending practices, fraud (including borrower or appraisal fraud), or other factors. Mortgage loans that were underwritten pursuant to less stringent or looser underwriting guidelines, or that were poorly underwritten to their stated guidelines, have experienced, and should be expected to experience in the future, substantially higher rates of delinquencies, defaults and foreclosures than those experienced by mortgage loans that were underwritten in a manner more consistent with Fannie Mae or Freddie Mac guidelines. Thus, because of the higher delinquency rates and losses associated with Alt-A and subprime mortgage loans, the performance of RMBS backed by Alt-A and subprime mortgage loans that we may acquire could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

We rely on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not in line with our strategy.

Our Manager relies on the analytical models (both proprietary and third-party models) of Ellington Management Group, L.L.C. and information and data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and also in connection with our asset management activities. If Ellington’s models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon could expose us to potential risks. Our Manager’s reliance on Ellington’s models and data may induce it to purchase certain assets at prices that are too high, to sell certain other assets at prices that are too low, or to miss favorable opportunities altogether. Similarly, any hedging activities that are based on faulty models and data may prove to be unsuccessful.

Some of the risks of relying on analytical models and third-party data include the following:

•	collateral cash flows and/or liability structures may be incorrectly modeled in all or only certain scenarios, or may be modeled based on simplifying assumptions that lead to errors;

•	information about collateral may be incorrect, incomplete or misleading;

•

collateral or RMBS historical performance (such as historical prepayments, defaults, cash flows, etc.) may be incorrectly reported, or subject to interpretation (e.g. different RMBS issuers may report delinquency statistics based on different definitions of what constitutes a delinquent loan); and

•	collateral or RMBS information may be outdated, in which case the models may contain incorrect assumptions as to what has occurred since the date information was last updated.

Some models, such as prepayment models or mortgage default models, may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models used by our Manager may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices, or deep economic recessions or depressions), such models must employ greater degrees of extrapolation, and are therefore more speculative and of more limited reliability.

All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is input correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, our business, financial condition and results of operations and our ability to make distributions to our shareholders could be materially adversely affected.

Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed. As a result, the values of some of our assets are uncertain.

The values of some of the assets in our portfolio are not readily determinable. We value these assets quarterly at fair value, as determined in good faith by our Manager, subject to the oversight of our Manager’s valuation committee. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our Manager’s determinations of fair value may differ from the values that would have been used if a ready market for these assets existed or from the prices at which trades occur. Furthermore, we do not obtain third party valuations for all of our assets. Changes in the fair value of our assets directly impact our net income through recording unrealized appreciation or depreciation of our investments and derivative transactions, and so our Manager’s determination of fair value has a material impact on our net income.

While in many cases our Manager’s determination of the fair value of our assets is based on valuations provided by third-party dealers and pricing services, our Manager can and does value assets based upon its judgment and such valuations may differ from those provided by third-party dealers and pricing services. Valuations of certain assets are often difficult to obtain or are unreliable. In general, dealers and pricing services heavily disclaim their valuations. Additionally, dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental, or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of an asset, valuations of the same asset can vary substantially from one dealer or pricing service to another. Higher valuations of our assets have the effect of increasing the amount of base management fees and incentive fees we pay to our Manager. Therefore, conflicts of interest exist because our Manager is involved in the determination of the fair value of our assets.

Our business, financial condition and results of operations and our ability to make distributions to our shareholders could be materially adversely affected if our Manager’s fair value determinations of these assets were materially different from the values that would exist if a ready market existed for these assets.

We depend on third-party service providers, including mortgage servicers, for a variety of services related to our non-Agency RMBS, and we intend to utilize third-party service providers if we acquire pools of whole mortgage loans. We are, therefore, subject to the risks associated with third-party service providers.

We depend on a variety of services provided by third-party service providers related to our non-Agency RMBS, and we will depend on similar services should we acquire pools of whole mortgage loans. We rely on the mortgage servicers who service the mortgage loans backing our non-Agency RMBS to, among other things, collect principal and interest payments on the underlying mortgages and perform loss mitigation services. Our mortgage servicers and other service providers to our non-Agency RMBS, such as trustees, bond insurance providers and custodians, may not perform in a manner that promotes our interests. In addition, legislation that has been enacted or that may be enacted in order to reduce or prevent foreclosures through, among other things, loan modifications may reduce the value of mortgage loans backing our non-Agency RMBS or whole mortgage loans that we acquire. Mortgage servicers may be incentivized by the Federal Government to pursue such loan modifications, as well as forbearance plans and other actions intended to prevent foreclosure, even if such loan modifications and other actions are not in the best interests of the beneficial owners of the mortgage loan. In addition to legislation that creates financial incentives for mortgage loan servicers to modify loans and take other actions that are intended to prevent foreclosures, legislation has also been adopted that creates a safe harbor from liability to creditors for servicers that undertake loan modifications and other actions that are intended to prevent foreclosures. Finally, recent laws delay the initiation or completion of foreclosure proceedings on specified types of residential mortgage loans or otherwise limit the ability of mortgage services to take actions that may be essential to preserve the value of the mortgage loans underlying the mortgage servicing rights. Any such limitations are likely to cause delayed or reduced collections from mortgagors and generally increase servicing costs. As a result of these legislative actions, the mortgage loan servicers on which we rely may not perform in our best interests or up to our expectations. If our third-party service providers do not perform as expected, our business, financial condition and results of operations and ability to make distributions to our shareholders may be materially adversely affected.

We rely on mortgage servicers for our loss mitigation efforts, and we also may engage in our own loss mitigation efforts with respect to whole mortgage loans we may purchase. Such loss mitigation efforts may be unsuccessful or not cost effective.

Both default frequency and default severity of mortgage loans are highly dependent on the quality of the mortgage servicer. We depend on the loss mitigation efforts of mortgage servicers and in some cases “special servicers,” which are mortgage servicers who specialize in servicing non-performing loans. If mortgage servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers are far less likely to make those payments. In addition, if we purchase pools of whole mortgage loans, we may engage in our own loss mitigation efforts in addition to the efforts of the mortgage servicers, including more hands-on mortgage servicer oversight and management, borrower refinancing solicitations, as well as other efforts. Our and our mortgage servicers’ loss mitigation efforts may be unsuccessful in limiting delinquencies, defaults and losses, or may not be cost effective, which may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

To the extent that due diligence is conducted on potential assets, such due diligence may not reveal all of the risks associated with such assets and may not reveal other weaknesses in such assets, which could lead to losses.

Before making an investment, our Manager may decide to conduct (either directly or using third parties) certain due diligence. There can be no assurance that our Manager will conduct any specific level of due diligence, or that, among other things, our Manager’s due diligence processes will uncover all relevant facts or that any purchase will be successful, which could result in losses on these assets, which, in turn, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Sellers of the mortgage loans that underlie the non-Agency RMBS in which we invest may be unable to repurchase defective mortgage loans, which could have a material adverse effect on the value of the loans held by the trust that issued the RMBS and could cause shortfalls in the payments due on the RMBS.

Sellers of mortgage loans to the trusts that issued the non-Agency RMBS in which we invest made various representations and warranties related to the mortgage loans sold by them to the trusts that issued the RMBS. If a seller fails to cure a material breach of its representations and warranties with respect to any mortgage loan in a timely manner, then the trustee or the servicer of the loans may have the right to require that the seller repurchase the defective mortgage loan (or in some cases substitute a performing mortgage loan). It is possible, however, that for financial or other reasons, the seller either may not be capable of repurchasing defective mortgage loans, or may dispute the validity of or otherwise resist its obligation to repurchase defective mortgage loans. The inability or unwillingness of a seller to repurchase defective mortgage loans from a non-Agency RMBS trust in which we invest would likely cause higher rates of delinquencies, defaults and losses for the mortgage loans backing such non-Agency RMBS trust, and ultimately greater losses for our investment in such non-Agency RMBS.

Our assets include subordinated and lower-rated securities that generally have greater risks of loss than senior and higher-rated securities.

Certain securities that we acquire are deemed by rating companies to have substantial vulnerability to default in payment of interest and/or principal. Other securities we acquire have the lowest quality ratings or are unrated. Many securities that we acquire are subordinated in cash flow priority to other more “senior” securities of the same securitization. The exposure to defaults on the underlying mortgages is severely magnified in subordinated securities. Certain subordinated securities (“first loss securities”) absorb all losses from default before any other class of securities is at risk. Such securities therefore are considered to be highly speculative investments. Also, the risk of declining real estate values, in particular, is amplified in subordinated RMBS, as are the risks associated with possible changes in the market’s perception of the entity issuing or guaranteeing them, or by changes in government regulations and tax policies. Accordingly, these securities may experience significant price and performance volatility relative to more senior securities and they are subject to greater risk of loss than more senior securities which, if realized, could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Investments in second lien mortgage loans could subject us to increased risk of losses.

We may invest in second lien mortgage loans or RMBS backed by such loans. If a borrower defaults on a second lien mortgage loan or on its senior debt ( i.e., a first-lien loan, in the case of a residential mortgage loan), or in the event of a borrower bankruptcy, such loan will be satisfied only after all senior debt is paid in full. As a result, if we invest in second lien mortgage loans and the borrower defaults, we may lose all or a significant part of our investment.

Prepayment rates can change, adversely affecting the performance of our assets.

The frequency at which prepayments (including both voluntary prepayments by the borrowers and liquidations due to defaults and foreclosures) occur on mortgage loans underlying RMBS is affected by a variety of factors, including the prevailing level of interest rates as well as economic, demographic, tax, social, legal, and other factors. Generally, borrowers tend to prepay their mortgages when prevailing mortgage rates fall below the interest rates on their mortgage loans. Many of the mortgage loans underlying our existing RMBS were originated in a relatively higher interest rate environment than currently in effect and, therefore, could be prepaid if borrowers are eligible for refinancing. When borrowers prepay their mortgage loans at rates that are faster or slower than expected, it results in prepayments that are faster or slower than expected on the related RMBS. These faster or slower than expected payments may adversely affect our profitability.

In general, premium securities (securities whose market values exceed their principal or par amounts) are adversely affected by faster-than-anticipated prepayments because the above-market coupon that such premium securities carry will be earned for a shorter period of time. Generally, discount securities (securities whose principal or par amounts exceed their market values) are adversely affected by slower-than-anticipated prepayments. Since many RMBS will be discount securities when interest rates are high, and will be premium securities when interest rates are low, these RMBS may be adversely affected by changes in prepayments in any interest rate environment.

The adverse effects of prepayments may impact us in various ways. First, particular investments may experience outright losses, as in the case of IOs and IIOs in an environment of faster actual or anticipated prepayments. Second, particular investments may under-perform relative to any hedges that our Manager may have constructed for these assets, resulting in a loss to us. In particular, prepayments (at par) may limit the potential upside of many RMBS to their principal or par amounts, whereas their corresponding hedges often have the potential for unlimited loss. Furthermore, to the extent that faster prepayment rates are due to lower interest rates, the principal payments received from prepayments will tend to be reinvested in lower-yielding assets, which may reduce our income in the long run. Therefore, if actual prepayment rates differ from anticipated prepayment rates our business, financial condition and results of operations and ability to make distributions to our shareholders could be materially adversely affected.

Increases in interest rates could negatively affect the value of our assets and increase the risk of default on our assets.

Our RMBS investments, especially most fixed-rate RMBS and most RMBS backed by fixed-rate mortgage loans, decline in value when long-term interest rates increase. Even in the case of Agency RMBS, the guarantees provided by GSEs do not protect us from declines in market value caused by changes in interest rates. In the case of RMBS backed by ARMs, increases in interest rates can lead to increases in delinquencies and defaults as borrowers become less able to make their mortgage payments following interest payment resets. At the same time, an increase in short-term interest rates would increase the amount of interest owed on our reverse repo borrowings. See “—Interest rate mismatches between our assets and any borrowings used to fund purchases of our assets may reduce our income during periods of changing interest rates.”

An increase in interest rates may cause a decrease in the volume of certain of our target assets, which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

Interest rate caps on the ARMS and hybrid ARMS that back our RMBS may reduce our net interest margin during periods of rising interest rates.

ARMs and hybrid ARMS are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of the loan. Our borrowings typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, our financing costs could increase without limitation while caps could limit the interest we earn on the ARMs and hybrid ARMs that back our RMBS. This problem is magnified for ARMs and hybrid ARMs that are not fully indexed because such periodic interest rate caps prevent the coupon on the security from fully reaching the specified rate in one reset. Further, some ARMs and hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on RMBS backed by ARMs and hybrid ARMs than necessary to pay interest on our related borrowings. Interest rate caps on RMBS backed by ARMs and hybrid ARMs could reduce our net interest margin if interest rates were to increase beyond the level of the caps, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Whole mortgage loans, including subprime residential mortgage loans and non-performing and sub-performing residential and commercial mortgage loans, are subject to increased risks.

We may acquire and manage whole mortgage loans. Whole mortgage loans, including subprime mortgage loans and non-performing and sub-performing mortgage loans, are subject to increased risks of loss. Unlike Agency MBS, whole mortgage loans generally are not guaranteed by the Federal Government or any GSE, though in some cases they may benefit from private mortgage insurance. Additionally, by directly acquiring whole mortgage loans, we do not receive the structural credit enhancements that benefit senior tranches of MBS. A whole mortgage loan is directly exposed to losses resulting from default. Therefore, the value of the underlying property, the creditworthiness and financial position of the borrower and the priority and enforceability of the lien will significantly impact the value of such mortgage. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, and any costs or delays involved in the foreclosure or liquidation process may increase losses.

Whole mortgage loans are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including assignee liability, responsibility for tax payments, environmental hazards and other liabilities. In some cases, these liabilities may be “recourse liabilities” or may otherwise lead to losses in excess of the purchase price of the related mortgage or property.

The commercial mortgage loans we acquire and the mortgage loans underlying our CMBS investments are subject to the ability of the commercial property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that may be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location, condition, and design;

•	new construction of competitive properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	changes in national, regional or local economic conditions and/or specific industry segments, including the credit and securitization markets;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates, and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

•	acts of God, terrorist attacks, social unrest, and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss to the extent of any deficiency between the value of the collateral and the outstanding principal and accrued interest of the mortgage loan, and any such losses could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our shareholders.

In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

CMBS are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS we invest in are subject to all of the risks of the respective underlying commercial mortgage loans.

Our investments in CMBS are at risk of loss.

Our investments in CMBS are at risk of loss. In general, losses on a mortgaged property securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by the holder of a mezzanine loan or B-Note, if any, then by the “first loss” subordinated security holder (generally, the “B-Piece” buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any applicable reserve fund, letter of credit, or classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related CMBS we may incur losses. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments.

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

With respect to the CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans will be held by a “directing certificateholder” or a “controlling class representative,” which is generally appointed by the holders of the most subordinate class of CMBS in such series. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests. For further discussion of the risks of our reliance on special servicers, see above “—We rely on mortgage servicers for our loss mitigation efforts, and we also may engage in our own loss mitigation efforts with respect to whole mortgage loans we may purchase. Such loss mitigation efforts may be unsuccessful or not cost effective.”

Our real estate assets and our real-estate-related assets (including mortgage loans and MBS) are subject to the risks associated with real property.

We own assets secured by real estate and may own real estate directly in the future, either through direct acquisitions or upon a default of mortgage loans. Real estate assets are subject to various risks, including:

•	continued declines in the value of real estate;

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold;

•	potential liabilities for other legal actions related to property ownership including tort claims; and

•	the potential for uninsured or under-insured property losses.

The occurrence of any of the foregoing or similar events may reduce our return from an affected property or asset and, consequently, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

If we acquire and subsequently re-sell any whole mortgage loans, we may be required to repurchase such loans or indemnify investors if we breach representations and warranties.

If we acquire and subsequently re-sell any whole mortgage loans, we would generally be required to make customary representations and warranties about such loans to the loan purchaser. Our residential mortgage loan sale agreements and terms of any securitizations into which we sell loans will generally require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against an originating broker or correspondent. Repurchased loans are typically worth only a fraction of the original price. Significant repurchase activity could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We engage in short selling transactions, which may subject us to additional risks.

Many of our hedging transactions, and occasionally our investment transactions, are short sales. Short selling may involve selling securities that are not owned and typically borrowing the same securities for delivery to the purchaser, with an obligation to repurchase the borrowed securities at a later date. Short selling allows the investor to profit from declines in market prices to the extent such declines exceed the transaction costs and the costs of borrowing the securities. A short sale may create the risk of an unlimited loss, in that the price of the underlying security might theoretically increase without limit, thus increasing the cost of repurchasing the securities. There can be no assurance that securities sold short will be available for repurchase or borrowing. Repurchasing securities to close out a short position can itself cause the price of the securities to rise further, thereby exacerbating the loss.

We use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic conditions are unfavorable.

We use leverage to finance our investment operations and to enhance our financial returns. Most of our leverage is in the form of short-term repurchase agreement financings for our Agency and non-Agency RMBS assets. Other forms of leverage may include credit facilities, including term loans and revolving credit facilities.

Through the use of leverage, we may acquire positions with market exposure significantly greater than the amount of capital committed to the transaction. For example, by entering into repurchase agreements with advance rates, or haircut levels, of 3%, we could theoretically leverage capital allocated to Agency RMBS by a debt-to-equity ratio of as much as 33 to 1.

There is no specific limit on the amount of leverage that we may use. Leverage can enhance our potential returns but can also exacerbate losses. Even if an asset increases in value, if the asset fails to earn a return that equals or exceeds our cost of borrowing, the leverage will diminish our returns.

Leverage also increases the risk of our being forced to precipitously liquidate our assets. See below —“Our lenders and our derivative counterparties may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms.”

Our access to financing sources, which may not be available on favorable terms, or at all, may be limited, and this may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We depend upon the availability of adequate capital and financing sources to fund our operations. Our lenders are generally large global financial institutions, with exposures both to global financial markets and to more localized conditions. For example, several of our lenders are large European-based banks with substantial exposure to the creditworthiness of certain European countries, and concerns persist over the ability of these European countries to honor their sovereign debt obligations. Whether because of a global or local financial crisis or other circumstances, if one or more of our lenders experiences severe financial difficulties, they or other lenders could become unwilling or unable to provide us with financing, or could increase the costs of that financing, or could become insolvent, as was the case with Lehman Brothers. Moreover, we are currently party to short-term borrowings (in the form of reverse repos) and there can be no assurance that we will be able to replace these borrowings, or “roll” them, as they mature on a continuous basis and it may be more difficult for us to obtain debt financing on favorable terms or at all. In addition, if regulatory capital requirements imposed on our lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. Consequently, depending on market conditions at the relevant time, we may have to rely on additional equity issuances to meet our capital and financing needs, which may be dilutive to our shareholders, or we may have to rely on less efficient forms of debt financing that consume a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which may cause us to curtail our asset acquisition activities and/or dispose of assets, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Interest rate mismatches between our assets and any borrowings used to fund purchases of our assets may reduce our income during periods of changing interest rates.

Some of our assets are fixed-rate securities or have a fixed rate component (such as RMBS backed by hybrid ARMs). This means that the interest we earn on these assets will not vary over time based upon changes in a short-term interest rate index. Although the interest we earn on our RMBS backed by ARMs generally will adjust for changing interest rates, such interest rate adjustments may not occur as quickly as the interest rate adjustments to any related borrowings, and such interest rate adjustments will generally be subject to interest rate caps, which potentially could cause such RMBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. Therefore, to the extent we finance our assets with floating-rate debt or debt with shorter maturities (including reverse repos), there will be an interest rate mismatch between our assets and liabilities. The use of interest rate hedges also will introduce the risk of other interest rate mismatches and exposures, as will the use of other financing techniques. Additionally, to the extent cash flows from RMBS are reinvested in new RMBS, the spread between the yields of the new RMBS and available borrowing rates may decline, which could reduce our net interest margin or result in losses. Any one of the foregoing interest rate related risks could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our shareholders.

Our lenders and our derivative counterparties (including counterparties on our swaps) may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms.

Our reverse repo agreements and our derivative contracts allow our lenders and derivative counterparties, to varying degrees, to determine an updated market value of our collateral and derivative contracts to reflect current market conditions. If the market value of our collateral or our derivative contracts with a particular lender or derivative counterparty declines in value, we may be required by the lender or derivative counterparty to provide additional collateral or repay a portion of the funds advanced on minimal notice, which is known as a margin call. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets. Additionally, in order to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impair our ability to make distributions. We receive margin calls from our lenders and derivative counterparties from time to time in the ordinary course of business similar to other entities in the specialty finance business. In the event we default on our obligation to satisfy these margin calls, our lenders or derivative counterparties can accelerate our indebtedness, terminate our derivative contracts (potentially on unfavorable terms requiring additional payments, including additional fees and costs), increase our borrowing rates, liquidate our collateral and terminate our ability to borrow. In certain cases, a default on one reverse repo agreement or derivative contract (whether caused by a failure to satisfy margin calls or another event of default) can trigger “cross defaults” on other such agreements. A significant increase in margin calls could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders, and could increase our risk of insolvency.

Our use of derivatives (including swaps) may expose us to counterparty risks

We enter into interest rate swaps and other derivatives. If a derivative counterparty cannot perform under the terms of the derivative contract, we would not receive payments due under that agreement, we may lose any unrealized gain associated with the derivative, and the hedged liability would cease to be hedged by such instrument. We may also be at risk for any collateral we have pledged to secure our obligations under a derivative contract if the counterparty become insolvent or file for bankruptcy and we may incur significant costs in attempting to recover such collateral.

Our rights under our reverse repos are subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders.

In the event of our insolvency or bankruptcy, certain reverse repos may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on and/or liquidate the collateral pledged under such agreements without delay. In the event of the insolvency or bankruptcy of a lender during the term of a reverse repo, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a reverse repo or to be compensated for any damages resulting from the lenders’ insolvency may be further limited by those statutes. These claims would be subject to significant delay and costs to us and, if and when received, may be substantially less than the damages we actually incur.

Certain actions by the U.S. Federal Reserve could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our shareholders.

On September 21, 2011, the U.S. Federal Reserve, or the “Federal Reserve,” announced “Operation Twist,” a program by which it had purchased, by the end of December 2012, more than $650 billion of U.S. Treasury securities with remaining maturities between 6 and 30 years and had sold an equal amount of U.S. Treasury securities with remaining maturities of three years or less. In addition, on September 13, 2012, the Federal Reserve announced a third round of quantitative easing, or “QE3,” which is an open-ended program designed to expand the Federal Reserve’s holdings of long-term securities by purchasing an additional $40 billion of Agency RMBS per month until key economic indicators show sufficient signs of improvement.

In December 2012, in an effort to keep long-term interest rates at low levels, the Federal Reserve announced an expansion of its asset buying program starting in January 2013, at which time it would commence outright purchases of longer-term U.S. Treasury securities at a pace of $45 billion per month. This new U.S. Treasury securities purchase program replaces “Operation Twist,” which expired in December 2012. On January 30, 2013, the Federal Reserve affirmed its intention to continue this policy. The effect of Operation Twist, or the securities purchase program that replaced it, has been and could continue to be a flattening in the yield curve, which could result in increased prepayment rates (resulting from lower long-term interest rates, including mortgage rates) and a narrowing of our net interest margin. Conversely, the precipitous termination of (or even just a phasing out of) Federal Reserve asset purchase programs could cause interest rates to rise substantially. See “—Increases in interest rates could negatively affect the value of our assets and increase the risk of default on our assets.” The modification or termination by the Federal Reserve of any of its programs could materially adversely affect our business, financial condition and results of operations, and our ability to pay distributions to our shareholders.

Hedging against credit events and interest rate changes and other risks may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We opportunistically pursue various hedging strategies to seek to reduce our exposure to losses from adverse credit events, interest rate changes, and other risks. Hedging against a decline in the values of our portfolio positions does not prevent losses if the values of such positions decline, or eliminate the possibility of fluctuations in the value of our portfolio. Hedging transactions generally will limit the opportunity for gain if the values of our other portfolio positions should increase. Further, certain hedging transactions could result in our experiencing significant losses. Moreover, at any point in time we may choose not to hedge all or a portion of our risks, and we generally will not hedge those risks that we believe are appropriate for us to take at such time, or that we believe would be impractical or prohibitively expensive to hedge. Even if we do choose to hedge certain risks, for a variety of reasons we generally will not seek to establish a perfect correlation between our hedging instruments and the risks being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. Our hedging activity will vary in scope based on the composition of our portfolio, our market views, and changing market conditions, including the level and volatility of interest rates. When we do choose to hedge, hedging may fail to protect or could materially adversely affect us because, among other things:

•

our Manager may fail to correctly assess the degree of correlation between the performance of the instruments used in the hedging strategy and the performance of the assets in the portfolio being hedged;

•	our Manager may fail to recalculate, re-adjust, and execute hedges in an efficient and timely manner;

•	the hedging transactions may actually result in poorer over-all performance for us than if we had not engaged in the hedging transactions;

•	credit hedging can be expensive, particularly when the market is forecasting future credit deterioration and when markets are more illiquid;

•	interest rate hedging can be expensive, particularly during periods of volatile interest rates;

•	available hedges may not correspond directly with the risks for which protection is sought;

•	the durations of the hedges may not match the durations of the related assets or liabilities being hedged;

•

many hedges are structured as over-the-counter contracts with counterparties whose creditworthiness is not guaranteed, raising the possibility that the hedging counterparty may default on their payment obligations;

•	to the extent that the creditworthiness of a hedging counterparty deteriorates, it may be difficult or impossible to terminate or assign any hedging transactions with such counterparty; and

•

our hedging instruments are generally structured as derivative contracts, and so are subject to additional risks such as those described above under “—Our lenders and our derivative counterparties may require us to post additional collateral, which may force us to liquidate assets, and if we fail to post sufficient collateral our debts may be accelerated and/or our derivative contracts terminated on unfavorable terms.”

For these and other reasons, our hedging activity may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Hedging instruments and other derivatives, including some credit default swaps, may not, in many cases, be traded on regulated exchanges, or may not be guaranteed or regulated by any U.S. or foreign governmental authority and involve risks and costs that could result in material losses.

Hedging instruments and other derivatives, including credit default swaps, involve risk because they may not, in many cases, be traded on regulated exchanges and may not be guaranteed or regulated by any U.S. or foreign governmental authorities. Consequently, for these instruments there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. While Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or “Dodd-Frank Act,” provides for new federal regulation of the swaps market and sweeping changes to its structure, many of the provisions of Title VII that will have the most fundamental impact on the swaps market have not been finalized. Any such rulemaking may make our hedging more difficult or increase costs. Our Manager is not restricted from dealing with any particular counterparty or from concentrating any or all of its transactions with one counterparty. Furthermore, our Manager has only a limited internal credit function to evaluate the creditworthiness of its counterparties, mainly relying on its experience with such counterparties and their general reputation as participants in these markets. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default under the hedging agreement. Default by a party with whom we enter into a hedging transaction, such as occurred with Lehman Brothers, may result in losses and may force us to re-initiate similar hedges with other counterparties at the then-prevailing market levels. Generally we will seek to reserve the right to terminate our hedging transactions upon a counterparty’s insolvency, but absent an actual insolvency, we may not be able to terminate a hedging transaction without the consent of the hedging counterparty, and we may not be able to assign or otherwise dispose of a hedging transaction to another counterparty without the consent of both the original hedging counterparty and the potential assignee. If we terminate a hedging transaction, we may not be able to enter into a replacement contract in order to cover our risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and therefore we may be required to maintain any hedging position until exercise or expiration, which could adversely affect our business, financial condition and results of operations.

The U.S. Commodity Futures Trading Commission, or “CFTC,” and certain commodity exchanges have established limits referred to as speculative position limits or position limits on the maximum net long or net short position which any person or group of persons may hold or control in particular futures and options. Limits on trading in options contracts also have been established by the various options exchanges. It is possible that trading decisions may have to be modified and that positions held may have to be liquidated in order to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Changes in regulations relating to swaps activities may cause us to limit our swaps activity or subject us and our Manager to additional disclosure, recordkeeping, and reporting requirements.

The enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Recently, new regulations have been promulgated by U.S. and foreign regulators attempting to strengthen oversight of derivative contracts. Any actions taken by regulators could constrain our strategy and could increase our costs, either of which could materially and adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders. In particular, the Dodd-Frank Act requires most derivatives to be executed on a regulated market and cleared through a central counterparty, which may result in increased margin requirements and costs.

In addition, changes to regulations promulgated under Dodd-Frank Act pursuant to which swaps are viewed as commodities for purposes of determining whether an entity is a “commodity pool” for purposes of the Commodity Exchange Act, as amended, have required our Manager to decide whether to limit our swap activity in order to meet certain exemptions from registration with the CFTC or to register as a “commodity pool operator” with the CFTC. Our Manager is currently registered as a “commodity pool operator” operating pursuant to an exemption under CFTC Regulation 4.12. If in the future we do not meet the conditions set forth in CFTC Regulation 4.12, such exemption becomes unavailable for any other reason, or the Manager pursues the Company’s derivative activities in another manner, we may need to seek another exemption from registration or the Company and our Manager may become subject to additional disclosure, recordkeeping, and reporting requirements, which may increase our expenses.

We may change our investment strategy, investment guidelines, hedging strategy, and asset allocation, operational and management policies without shareholder consent, which may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We may change our investment strategy, investment guidelines, hedging strategy, and asset allocation, operational and management policies at any time without the consent of our shareholders, which could result in our purchasing assets or entering into hedging transactions that are different from, and possibly riskier than, the assets and hedging transactions described elsewhere in this report. A change in our asset acquisition or hedging strategy may increase our exposure to real estate values, interest rates, and other factors. A change in our asset allocation could result in us purchasing assets in classes different from those described in this report. Our Board of Directors determines our investment guidelines and our operational policies, and may amend or revise our policies, including those with respect to our acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies without a vote of, or notice to, our shareholders. Operational policy changes could materially adversely affect our business, financial condition and results of operations and ability to make distributions to our shareholders.

We, Ellington, or its affiliates may be subject to adverse legislative or regulatory changes.

At any time, laws or regulations that impact our business, or the administrative interpretations of those laws or regulations, may be enacted or amended. For example, on July 21, 2010, President Obama signed into law the Dodd-Frank Act, which requires significant revisions to the existing financial regulations. Certain portions of the Dodd-Frank Act were effective immediately, while other portions will be effective only following rulemaking and extended transition periods, but many of these changes could in the future materially impact the profitability of our business or the business of our Manager or Ellington, the value of the assets that we hold, expose us to additional costs, require changes to business practices, or adversely affect our ability to pay dividends. For example, the Dodd-Frank Act alters the regulation of commodity interests, imposes new regulation on the over-the-counter derivatives market, places restrictions on residential mortgage loan originations and reforms the asset-backed securitization markets most notably by imposing credit requirements. While there continues to be uncertainty about the exact impact of all of these changes, we do know that the Company and the Manager will be subject to a more complex regulatory framework, and will incur costs to comply with new requirements as well as to monitor compliance in the future.

We cannot predict when or if any new law, regulation or administrative interpretation, including those related to the Dodd-Frank Act, such as increased regulatory oversight of derivative transactions, or any amendment to any existing law, regulation or administrative interpretation, will be adopted or promulgated or will become effective. Additionally, the adoption or implementation of any new law, regulation or administrative interpretation, or any revisions in these laws, regulations or administrative interpretations, including those related to the Dodd-Frank Act, could cause us to change our portfolio, could constrain our strategy or increase our costs. We could be adversely affected by any change in or any promulgation of new law, regulation, or administrative interpretation.

We, Ellington, or its affiliates may be subject to regulatory inquiries or proceedings.

At any time, industry-wide or company-specific regulatory inquiries or proceedings can be initiated and we cannot predict when or if any such regulatory inquiries or proceedings will be initiated that involve us, Ellington, or its affiliates, including our Manager. For example, over the years, Ellington and its affiliates have received, and we expect in the future that they may receive, inquiries and requests for documents and information from various federal, state, and foreign regulators.

We can give no assurances that regulatory inquiries will not result in investigations of Ellington or its affiliates or enforcement actions, fines or penalties or the assertion of private litigation claims against Ellington or its affiliates. We believe that the heightened scrutiny of MBS market participants in general, and CDO market participants in particular (including large CDO collateral managers such as Ellington), increases the risk of additional inquiries and requests from regulatory or enforcement agencies. In the event regulatory inquiries were to result in investigations, enforcement actions, fines, penalties or the assertion of private litigation claims against Ellington or its affiliates, our Manager’s ability to perform its obligations to us under the management agreement between us and our Manager, or Ellington’s ability to perform its obligations to our Manager under the services agreement between Ellington and our Manager, could be adversely impacted, which could in turn have a material adverse effect on our business, financial condition and results of operations, and our ability to make distributions to our shareholders.

We operate in a highly competitive market.

Our profitability depends, in large part, on our ability to acquire targeted assets at favorable prices. We compete with a number of entities when acquiring our targeted assets, including mortgage REITs, financial companies, public and private funds, commercial and investment banks, and residential and commercial finance companies. We may also compete with (i) the Federal Reserve and the Treasury to the extent they purchase assets in our targeted asset classes and (ii) companies that partner with and/or receive financing from the Federal Government. Many of our competitors are substantially larger and have considerably greater access to capital and other resources than we do. Furthermore, new companies with significant amounts of capital have recently been formed or have raised additional capital, and may continue to be formed and raise additional capital in the future, and these companies may have objectives that overlap with ours, which may create competition for assets we wish to acquire. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets to acquire and establish more relationships than us. We also may have different operating constraints from those of our competitors including, among others, (i) tax-driven constraints such as those arising from maintenance of our publicly traded partnership status for tax purposes and in some cases to avoid adverse tax consequences to our shareholders, (ii) restraints imposed on us by our attempt to comply with certain exclusions from the definition of an “investment company” or other exemptions under the Investment Company Act and (iii) restraints and additional costs arising from our status as a public company. Furthermore, competition for assets in our targeted asset classes may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on information systems and system failures could significantly disrupt our business, which may, in turn, materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including RMBS trading activities, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Lack of diversification in the number of assets we acquire would increase our dependence on relatively few individual assets.

Our management objectives and policies do not place a limit on the amount of capital used to support, or the exposure to (by any other measure), any individual asset or any group of assets with similar characteristics or risks. As a result, our portfolio may be concentrated in a small number of assets or may be otherwise undiversified, increasing the risk of loss and the magnitude of potential losses to us and our shareholders if one or more of these assets perform poorly.

For example, our portfolio of mortgage-related assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our assets within a short time period, which may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The lack of liquidity in our assets may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We acquire assets and other instruments that are not publicly traded, including privately placed RMBS, and residential and commercial mortgage loans. As such, they may be subject to legal and other restrictions on resale, transfer, pledge or other disposition or will otherwise be less liquid than publicly-traded securities. Other assets that we acquire, while publicly issued, have limited liquidity on account of their complexity, turbulent market conditions or other factors. In addition, mortgage-related assets from time to time have experienced extended periods of illiquidity, including during times of financial stress (such as the during the recent financial crisis), which is often the time that liquidity is most needed. Illiquid assets typically experience greater price volatility, because a ready market does not exist, and they can be more difficult to value or sell if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. We may also face other restrictions on our ability to liquidate any assets for which we or our Manager has or could be attributed with material non-public information. Furthermore, assets that are illiquid are more difficult to finance, and to the extent that we finance assets that are or become illiquid, we may lose that financing or have it reduced. If we are unable to sell our assets at favorable prices or at all, it could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We could be subject to liability for potential violations of predatory lending laws, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Residential mortgage loan originators and servicers are required to comply with various federal, state and local laws and regulations, including anti-predatory lending laws and laws and regulations imposing certain restrictions on requirements on “high cost” loans. Failure of residential mortgage loan originators or servicers to comply with these laws, to the extent any of their residential mortgage loans become part of our mortgaged-related assets, could subject us, as an assignee or purchaser to the related residential mortgage loans, to monetary penalties and could result in the borrowers rescinding the affected residential mortgage loans. Lawsuits have been brought in various states making claims against assignees or purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If the loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We may be exposed to environmental liabilities with respect to properties in which we have an interest.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, the presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may materially adversely affect the value of the relevant mortgage-related assets held by us.

Risks Related to our Relationship with our Manager and Ellington

We are dependent on our Manager and certain key personnel of Ellington that are provided to us through our Manager and may not find a suitable replacement if our Manager terminates the management agreement or such key personnel are no longer available to us.

We do not have any employees of our own. Our officers are employees of Ellington or one or more of its affiliates. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and execution of our business strategies and risk management practices. We also depend on our Manager’s access to the professionals and principals of Ellington as well as information and deal flow generated by Ellington. The employees of Ellington identify, evaluate, negotiate, structure, close, and monitor our portfolio. The departure of any of the senior officers of our Manager, or of a significant number of investment professionals or principals of Ellington, could have a material adverse effect on our ability to achieve our objectives. We can offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s senior management. We are subject to the risk that our Manager will terminate the management agreement or that we may deem it necessary to terminate the management agreement or prevent certain individuals from performing services for us and that no suitable replacement will be found to manage us.

The base management fee payable to our Manager is payable regardless of the performance of our portfolio, which may reduce our Manager’s incentive to devote the time and effort to seeking profitable opportunities for our portfolio.

We pay our Manager substantial base management fees based on our equity capital (as defined in the management agreement) regardless of the performance of our portfolio. The base management fee takes into account the net issuance proceeds of both common and preferred share offerings. Our Manager’s entitlement to non-performance-based compensation might reduce its incentive to devote the time and effort of its professionals to seeking profitable opportunities for our portfolio, which could result in a lower performance of our portfolio and materially adversely affect our business, financial condition and results of operations.

Our Manager’s incentive fee may induce our Manager to acquire certain assets, including speculative or high risk assets, or to acquire assets with increased leverage, which could increase the risk to our portfolio.

In addition to its base management fee, our Manager is entitled to receive an incentive fee based, in large part, upon our achievement of targeted levels of net income. In evaluating asset acquisition and other management strategies, the opportunity to earn an incentive fee based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining liquidity and/or management of credit risk or market risk, in order to achieve a higher incentive fee. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to our portfolio.

Our Board of Directors has approved very broad investment guidelines for our Manager, but will not approve each decision made by our Manager to acquire, dispose of, or otherwise manage an asset.

Our Manager is authorized to follow very broad guidelines in pursuing our strategy. Our Board of Directors periodically reviews our guidelines and our portfolio and asset-management decisions; however, it does not review all of our proposed acquisitions. In addition, in conducting periodic reviews, our Board of Directors relies primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager has great latitude within the broad guidelines in determining the types of assets it may decide are proper for us to acquire and other decisions with respect to the management of those assets. Poor decisions could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We compete with Ellington’s other accounts for access to Ellington.

Ellington has sponsored and/or currently manages accounts with a focus that overlaps with our investment focus, and expects to continue to do so in the future. Ellington is not restricted in any way from sponsoring or accepting capital from new accounts, even for investing in asset classes or strategies that are similar to, or overlapping with, our asset classes or strategies. Therefore, we compete for access to the benefits that our relationship with our Manager and Ellington provides us. For the same reasons, the personnel of Ellington and our Manager may be unable to dedicate a substantial portion of their time managing our assets.

We compete with other Ellington accounts for opportunities to acquire assets, which are allocated in accordance with Ellington’s investment allocation policies.

Many, if not most, of our targeted assets are also targeted assets of other Ellington accounts, and Ellington has no duty to allocate such opportunities in a manner that preferentially favors us. Ellington makes available to us all opportunities to acquire assets that it determines, in its reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with Ellington’s written investment allocation policy, it being understood that we might not participate in each such opportunity, but will on an overall basis equitably participate with Ellington’s other accounts in all such opportunities.

Since many of our targeted assets are typically available only in specified quantities, Ellington often is not able to buy as much of any asset or group of assets as would be required to satisfy the needs of all of Ellington’s accounts. In these cases, Ellington’s investment allocation procedures and policies typically allocate such assets to multiple accounts in proportion to their needs and available capital. As part of these policies, accounts that are in a “start-up” or “ramp-up” phase may get allocations above their proportion of available capital, which could work to our disadvantage, particularly because there are no limitations surrounding Ellington’s ability to create new accounts. In addition, the policies permit departure from proportional allocations under certain circumstances, for example when such allocation would result in an inefficiently small amount of the security being purchased for an account, which may also result in our not participating in certain allocations.

There are conflicts of interest in our relationships with our Manager and Ellington, which could result in decisions that are not in the best interests of our shareholders.

We are subject to conflicts of interest arising out of our relationship with Ellington and our Manager. Two of Ellington’s employees are our directors and all of our executive officers-even those expected to dedicate all or substantially all of their time to us-are or will be employees of Ellington or one or more of its affiliates. As a result, our Manager and our officers may have conflicts between their duties to us and their duties to, and interests in, Ellington or our Manager.

We may acquire or sell assets in which Ellington or its affiliates have or may have an interest. Similarly, Ellington or its affiliates may acquire or sell assets in which we have or may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions. Additionally, we may engage in transactions directly with Ellington or its affiliates, including the purchase and sale of all or a portion of a portfolio asset.

Acquisitions made for entities with similar objectives may be different from those made on our behalf. Ellington may have economic interests in or other relationships with others in whose obligations or securities we may acquire. In particular, such persons may make and/or hold an investment in securities that we acquire that may be pari passu, senior or junior in ranking to our interest in the securities or in which partners, security holders, officers, directors, agents or employees of such persons serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities and otherwise create conflicts of interest. In such instances, Ellington may, in its sole discretion, make recommendations and decisions regarding such securities for other entities that may be the same as or different from those made with respect to such securities and may take actions (or omit to take actions) in the context of these other economic interests or relationships the consequences of which may be adverse to our interests.

In deciding whether to issue additional debt or equity securities, we will rely in part on recommendations made by our Manager. While such decisions are subject to the approval of our Board of Directors, two of our directors are also Ellington employees. Because our Manager earns base management fees that are based on the total amount of our equity capital, and earns incentive fees that are based in part on the total net income that we are able to generate, our Manager may have an incentive to recommend that we issue additional debt or equity securities. See below “—Future offerings of debt or equity securities may adversely affect the market price of common shares” for further discussion of the adverse impact future debt or equity offerings could have on our common shares.

The officers of our Manager and its affiliates devote as much time to us as our Manager deems appropriate, however, these officers may have conflicts in allocating their time and services among us and Ellington and its affiliates’ accounts. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager and Ellington employees, other entities that Ellington advises or manages will likewise require greater focus and attention, placing our Manager and Ellington’s resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if Ellington did not act as a manager for other entities.

We, directly or through Ellington, may obtain confidential information about the companies or securities in which we have invested or may invest. If we do possess confidential information about such companies or securities, there may be restrictions on our ability to dispose of, increase the amount of, or otherwise take action with respect to the securities of such companies. Our Manager’s and Ellington’s management of other accounts could create a conflict of interest to the extent our Manager or Ellington is aware of material non-public information concerning potential investment decisions. We have implemented compliance procedures and practices designed to ensure that investment decisions are not made while in possession of material non-public information. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations. These limitations imposed by access to confidential information could therefore materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The Manager Group currently owns approximately 16.6% of our outstanding common shares and other equity interests convertible into our common shares. In evaluating opportunities for us and other management strategies, this may lead our Manager to emphasize certain asset acquisition, disposition or management objectives over others, such as balancing risk or capital preservation objectives against return objectives. This could increase the risks, or decrease the returns, of your investment.

The management agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. Various potential and actual conflicts of interest may arise from the activities of Ellington and its affiliates by virtue of the fact that our Manager is controlled by Ellington.

Termination of our management agreement would be costly and, in certain cases, not permitted.

Termination of our management agreement without cause is subject to several conditions which may make such a termination difficult and costly. The management agreement, which was most recently amended and restated effective January 1, 2013, has a current term that expires on December 31, 2013, and will be automatically renewed for successive one-year terms thereafter unless notice of non-renewal is delivered by either party to the other party at least 180 days prior to the expiration of the then current term. The management agreement provides that it may be terminated by us based on performance upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of our outstanding common shares, based either upon unsatisfactory performance by our Manager that is materially detrimental to us or upon a determination by the Board of Directors that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of management fees. In the event we terminate the management agreement as discussed above or elect not to renew the management agreement, we will be required to pay our Manager a termination fee equal to the amount of three times the sum of the average annual base management fee and the average annual incentive fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions will increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

If our Manager ceases to serve as our manager pursuant to the management agreement, or one or more of our Manager’s key personnel are no longer servicing our business, our reverse repo and our derivative counterparties may cease doing business with us.

If our Manager ceases to serve as our manager, including upon non-renewal of our management agreement which has a current term that expires on December 31, 2013, or one or more of our Manager’s key personnel are no longer servicing our business it could constitute an event of default or early termination event under many of our reverse repo or derivative transaction agreements, upon which our counterparties would have the right to terminate their agreements with us. If as a result we are then unable to obtain or renew financing or enter into or maintain derivative transactions, our business, financial condition and results of operations and our ability to make distributions to our shareholders may be materially adversely affected.

Our Manager’s failure to identify and acquire assets that meet our asset criteria or perform its responsibilities under the management agreement could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Our ability to achieve our objectives depends on our Manager’s ability to identify and acquire assets that meet our asset criteria. Accomplishing our objectives is largely a function of our Manager’s structuring of our investment process, our access to financing on acceptable terms and general market conditions. Our shareholders will not have input into our investment decisions. All of these factors increase the uncertainty, and thus the risk, of investing in our common shares. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to implement certain strategies, our Manager may need to hire, train, supervise, and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations and our ability to make distributions to our shareholders.

We do not own the Ellington brand or trademark, but may use the brand and trademark as well as our logo pursuant to the terms of a license granted by Ellington.

Ellington has licensed the “Ellington” brand, trademark and logo to us for so long as our Manager or another affiliate of Ellington continues to act as our Manager. We do not own the brand, trademark, or logo that we will use in our business and may be unable to protect this intellectual property against infringement from third parties. Ellington retains the right to continue using the “Ellington” brand and trademark. We will further be unable to preclude Ellington from licensing or transferring the ownership of the “Ellington” brand and trademark to third parties, some of whom may compete against us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of Ellington or others.

Furthermore, in the event our Manager or another affiliate of Ellington ceases to act as our Manager, or in the event Ellington terminates the license we will be required to change our name and trademark. Any of these events could disrupt our recognition in the marketplace, damage any goodwill we may have generated and otherwise harm our business. Finally, the license is a domestic license in the United States only and does not give us any right to use the “Ellington” brand, trademark, and logo overseas even though we expect to use the brand, trademark, and logo overseas. Our use of the “Ellington” brand, trademark, and logo overseas will therefore be unlicensed and could expose us to a claim of infringement.

Risks Related To Our Common Shares

The market for our common shares may be limited, which may adversely affect the price at which our common shares trade and make it difficult to sell our common shares.

While our common shares are listed on the New York Stock Exchange, such listing does not provide any assurance as to:

•	whether the market price of our shares will reflect our actual financial performance;

•	the liquidity of our common shares;

•	the ability of any holder to sell common shares; or

•	the prices that may be obtained for our common shares.

The market price and trading volume of our common shares may be volatile.

The market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common shares will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•

changes in our earnings estimates, failure to meet earnings or operating results expectations of public market analysts and investors, or publication of research reports about us or the real estate specialty finance industry;

•	increases in market interest rates that lead purchasers of our common shares to demand a higher yield;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in government policies or changes in timing of implementation of government policies, including with respect Fannie Mae, Freddie Mac, and Ginnie Mae;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Future offerings of debt or equity securities may adversely affect the market price of common shares.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred shares. If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under an indenture, rights to restrict dividend payments and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution of owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their share holdings in us.

Future sales of our common shares could have an adverse effect on our share price.

We cannot predict the effect, if any, of future sales of our common shares, or the availability of our common shares for future sales, on the market price of our common shares. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our common shares.

Our shareholders may not receive dividends or dividends may not grow over time.

We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by a number of factors, including the risk factors described herein. All dividends will be declared at the discretion of our Board of Directors and will depend on our earnings, our financial condition and other factors as our Board of Directors may deem relevant from time to time. Our Board of Directors is under no obligation or requirement to declare a dividend. We cannot assure you that we will achieve results that will allow us to pay a specified level of dividends or year-to-year increases in dividends. Among the factors that could materially adversely affect our business, financial condition and results of operations and our ability to pay dividends to our shareholders are:

•	our inability to realize positive or attractive returns on our portfolio, whether because of defaults in our portfolio, decreases in the value of our portfolio, or otherwise;

•	margin calls or other expenditures that reduce our cash flow and impact our liquidity; and

•	increases in actual or estimated operating expenses.

Market interest rates may have an effect on the trading value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate or earnings as a percentage of our common share price, as compared to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend or earnings rate or seek higher-yielding alternative debt or equity investments. As a result, interest rate fluctuations and other capital market conditions can affect the market price of our common shares independent of the effects such conditions may have on our portfolio. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Investing in our common shares involves a high degree of risk.

The assets we purchase in accordance with our objectives may result in a higher amount of risk than other alternative asset acquisition options. The assets we acquire may be highly speculative and aggressive and may be subject to a variety of risks, including credit risk, prepayment risk, interest rate risk and market value risks. As a result, an investment in our common shares may not be suitable for investors with lower risk tolerance.

Risks Related To Our Organization and Structure

Our operating agreement and management agreement contain provisions that may inhibit potential acquisition bids that shareholders may consider favorable, and the market price of our common shares may be lower as a result.

Our operating agreement contains provisions that have an anti-takeover effect and inhibit a change in our Board of Directors. These provisions include the following:

•	allowing only our Board of Directors to fill newly created directorships;

•	requiring advance notice for our shareholders to nominate candidates for election to our Board of Directors or to propose business to be considered by our shareholders at a meeting of shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by shareholders;

•	the ability of our Board of Directors to amend the operating agreement without the approval of our shareholders except under certain specified circumstances; and

•	limitations on the ability of shareholders to call special meetings of shareholders or to act by written consent.

Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to our Manager in the event of a termination.

There are ownership limits and restrictions on transferability and ownership in our operating agreement.

Our operating agreement, subject to certain exceptions, contains restrictions on the amount of our shares that a person may own and may prohibit certain entities from owning our shares. Although we do not currently have any subsidiaries that qualify as REITs, it is possible that we may acquire or form a REIT subsidiary in the future.

Accordingly, in order to ensure that we are able to satisfy the REIT ownership requirements should we acquire or form a REIT subsidiary in the future, our operating agreement provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of our common shares which are transferred to the trust (as described below), will be required to give written notice immediately to us, or in the case of proposed or attempted transactions will be required to give at least 15 days written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer, including, without limitation, the effect on the qualification as a REIT of any potential REIT subsidiary we acquire or form in the future.

Our Board of Directors, in its sole discretion, may exempt any person from the foregoing restrictions. Any person seeking such an exemption must provide to our Board of Directors such representations, covenants and undertakings as our Board of Directors may deem appropriate. Our Board of Directors may also condition any such exemption on the receipt of a ruling from the IRS or an opinion of counsel as it deems appropriate. Our Board of Directors has granted an exemption from this limitation to Ellington, certain affiliated entities of Ellington and certain non-affiliates, subject to certain conditions.

Our rights and the rights of our shareholders to take action against our directors and officers or against our Manager or Ellington are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

Our operating agreement limits the liability of our directors and officers to us and our shareholders for money damages, except (i) for any breach of such person’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for any transaction from which such Person derived an improper benefit.

In addition, our operating agreement authorizes us to obligate our company to indemnify our present and former directors and officers (except in certain limited circumstances) for actions taken by them in those capacities to the maximum extent permitted by Delaware law if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. We have entered into indemnification agreements with our directors and officers implementing these indemnification provisions that obligate us to indemnify them to the maximum extent permitted by Delaware law. Such indemnification includes defense costs and expenses incurred by such officers and directors.

Our management agreement with our Manager requires us to indemnify our Manager and its affiliates against any and all claims and demands arising out of claims by third parties caused by acts or omissions of our Manager and its affiliates not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of our Manager’s duties under the management agreement.

In light of the liability limitations contained in our operating agreements and our management agreement with our Manager, as well as our indemnification arrangements with our directors and officers and our Manager, our and our shareholders’ rights to take action against our directors and officers and our Manager are limited, which could limit your recourse in the event actions are taken that are not in your best interests.

Maintenance of our exclusion from registration under the Investment Company Act imposes significant limitations on our operations.

We have conducted and intend to continue to conduct our operations through various wholly-owned or majority-owned subsidiaries in a manner such that neither we nor those subsidiaries are subject to regulation under the Investment Company Act. The securities issued by our subsidiaries that are excluded from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with other investment securities we may own, cannot exceed a combined value of 40% of the value of all our assets (excluding U.S. Government securities and cash) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage and the assets we may hold. EF Mortgage LLC, a wholly-owned subsidiary of our Operating Partnership, relies on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets we can own and the timing of sales and purchases of our assets.

Although we have monitored and intend to continue to monitor the assets of EF Mortgage LLC regularly, there can be no assurance that EF Mortgage LLC will be able to maintain this exclusion from the definition of “investment company.” To classify the assets held by EF Mortgage LLC as qualifying real estate assets or real estate-related assets, we rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. On August 31, 2011, the SEC published a concept release entitled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage Related Instruments” (Investment Company Act Rel. No. 29778). This release notes that the SEC is reviewing the 3(c)(5)(C) exemption relied upon by companies similar to us that invest in mortgage loans and mortgage-backed securities. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the Division of Investment Management of the SEC regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations as a result of this review. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen. If the SEC acts to narrow the availability of, or if we otherwise fail to qualify for, an exclusion, we could among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company, or (b) to register as an investment company, either of which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen, and have a material adverse effect on our operations, the sustainability of our business model, the market price of our common shares and our ability to make distributions.

If we were required to register as an investment company under the Investment Company Act, we would be subject to the restrictions imposed by the Investment Company Act, which would require us to make material changes to our strategy.

If we are deemed to be an investment company under the Investment Company Act, we would be required to materially restructure our activities or to register as an investment company under the Investment Company Act, which would have a material adverse effect on our business, financial conditions and results of operations. In connection with any such restructuring, we may be required to sell portfolio assets at a time we otherwise might not choose to do so, and we may incur losses in connection with such sales. Further, our Manager may unilaterally terminate the management agreement if we become regulated as an investment company under the Investment Company Act. Further, if it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company.

Federal Income Tax Risks

If we fail to satisfy the “qualifying income exception” under the tax rules for publicly traded partnerships, all of our income will be subject to an entity-level tax.

We believe that we have been and will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. In general, if a partnership is “publicly traded” (as defined in the Code), it will be treated as a corporation for U.S. federal income tax purposes. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes, so long as at least 90% of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code and it would not be included in the definition of a regulated investment company, or RIC, under Section 851(a) of the Code if it were a domestic corporation (which generally applies to entities required to register under the Investment Company Act). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the “conduct of a financial or insurance business” or is based, directly or indirectly, on the income or profits of any person. Our income currently consists primarily of interest income, income and gain from interest rate, credit risk and other derivatives, gain from sale of securities (including income from the short sale of securities) all of which is generally qualifying income for purposes of the qualifying income exception.

If we fail to satisfy the “qualifying income exception” described above, we would be treated as a corporation for U.S. federal income tax purposes. In that event, items of income, gain, loss, deduction and credit would not pass through to holders of our common shares and such holders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on some or all of our income. Distributions to holders of our common shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. Additionally, distributions paid to non-U.S. holders of our common shares would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation, such treatment would result in a material reduction in cash flow and after-tax returns for holders of our common shares and thus would result in a substantial reduction in the value of our common shares.

Holders of our common shares will be subject to U.S. federal income tax on their share of our taxable income, regardless of whether or when they receive any cash distributions from us, and may recognize income in excess of our cash distributions.

We believe that we have been and will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Holders of our common shares are subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation, on their allocable share of our items of income, gain, loss, deduction, and credit, regardless of whether or when they receive cash distributions. Individuals, trusts and estates that are U.S. holders and whose income exceeds certain thresholds are also subject to a Medicare tax on their share of our taxable income. In addition, certain of our assets may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income. Consequently, it is possible that the U.S. federal income tax liability of shareholders with respect to their respective allocable shares of our earnings in a particular taxable year could exceed the cash distributions we make to shareholders with respect to that taxable year, thus requiring out-of-pocket tax payments by shareholders. Furthermore, if we did not make cash distributions with respect to a taxable year, holders of our common shares would still have a tax liability attributable to their allocation of our taxable income for that taxable year.

The ability of holders of our common shares to deduct certain expenses incurred by us may be limited.

We believe that the expenses incurred by us, including base management fees and incentive fees paid to our Manager, will generally not be treated as “miscellaneous itemized deductions” and will be deductible as ordinary trade or business expenses. In general, “miscellaneous itemized deductions” may be deducted by a holder of our common shares that is an individual, estate or trust only to the extent that such deductions exceed, in the aggregate, 2% of such holder’s adjusted gross income. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, “miscellaneous itemized deductions” are also not deductible in determining the alternative minimum tax liability of a holder. Although we believe that our expenses will not be treated as “miscellaneous itemized deductions,” there can be no assurance that the IRS will not successfully challenge that treatment. In that event, a holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to us that exceeds the amount of cash actually distributed to such holder for the year.

Tax-exempt holders of our common shares will likely recognize significant amounts of “unrelated business taxable income,” the amount of which may be material.

An organization that is otherwise exempt from U.S. federal income tax is nonetheless subject to taxation with respect to its “unrelated business taxable income,” or “UBTI.” Because we have incurred and will incur “acquisition indebtedness” with respect to many of our investments, a proportionate share of a holder’s income from us with respect to such investments will be treated as UBTI. Accordingly, tax-exempt holders of our common shares will likely recognize significant amounts of UBTI. For certain types of tax-exempt entities, the receipt of any UBTI might have adverse consequences. Tax-exempt holders of our common shares are strongly urged to consult their tax advisors regarding the tax consequences of owning our common shares.

There can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to non-U.S. holders of our common shares.

While it is expected that our method of operation will not result in the generation of significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders of our common shares, there can be no assurance that the IRS will not assert successfully that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. If a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because our activities in such year constituted a U.S. trade or business, such holder generally would be required to (i) file a U.S. federal income tax return for such year reporting their allocable portion, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Additionally, we would be required to withhold tax at the highest applicable tax rate on a non-U.S. holder’s allocable share of our effectively connected income. Non-U.S. holders that are corporations also would be required to pay branch profits tax at a 30% rate (or lower rate provided by applicable treaty). To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception.

If the IRS challenges certain aspects of our Operating Partnership structure, the taxable income allocated to the holders of our common shares would be adjusted (possibly retroactively) and our ability to provide tax information on a timely basis could be negatively affected.

Since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. On its initial tax return, our Operating Partnership will make an election under Section 475(f) of the Code to mark to market for U.S. federal income tax purposes the securities it holds as a trader. See “Material U.S. Federal Income Tax Considerations—Nature of Our Business Activities—Mark-to-Market Elections.” Although we have made an election to adjust the basis in our assets upon a transfer of our shares under Section 754 of the Code, our Operating Partnership does not intend to make a Section 754 election. See “Material U.S. Federal Income Tax Considerations —Administrative Matters—Section 754 Election.” As a

result of our Section 754 election, each holder that purchases our shares will have an initial tax basis in our assets (i.e., our OP Units) that reflects such holder’s purchase price. Because our Operating Partnership will not make a Section 754 election, we believe that our Operating Partnership will not be required to make corresponding tax basis adjustments with respect to its assets. It is possible that the IRS might challenge this position, and if such challenge were upheld, any holder who purchased our shares when our diluted book value per share exceeded the holder’s per share purchase price would be allocated additional income (and/or a lesser amount of loss) in an amount per share approximately equal to such excess, ignoring any offsetting allocations of operating loss and assuming that our diluted book value per share at the end of the taxable year was equal to or greater than the diluted book value per share at the time of purchase. No complete assurance can be provided that the IRS will not successfully assert that the tax basis of the assets held by our Operating Partnership must be adjusted upon a purchase of our shares.

Additionally, because an interest in a non-publicly traded partnership, such as our Operating Partnership, is not considered a “security” subject to the mark-to-market rules of Section 475(f) of the Code, we do not anticipate that the assets we hold directly (i.e., our OP Units in the Operating Partnership) will be required to be marked to market. As noted above, we intend to cause our Operating Partnership to make an election on its initial tax return to be a trader under Section 475(f) of the Code. There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. We believe that our Operating Partnership qualified and continues to qualify as a trader and that we qualified as trader prior to January 1, 2013. There can be no assurance that we or our Operating Partnership have qualified or will continue to qualify as a trader in securities eligible for the mark-to-market election. We have not received, nor are we seeking, an opinion from counsel or a ruling from the IRS regarding our or our Operating Partnership’s qualification as a trader. If our or our Operating Partnership’s qualification for, or our application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount of taxable income and the tax character of taxable income recognized by us and allocated to the holders of our shares. An inability to utilize the mark-to-market election might also have an adverse effect on our ability to provide tax information to holders of our shares on a timely basis. The IRS could also challenge any conventions that we use in computing, or in allocating among holders of our shares, any gain or loss resulting from the mark-to-market election.

In addition, we intend to take the position that our Operating Partnership’s mark-to-market gain or loss, and any gain or loss on the actual disposition of marked-to-market assets, should be treated as ordinary income or loss. However, because the law is unclear as to the treatment of assets that are held for investment, and the determination of which assets are held for investment, the IRS could take the position that the mark-to-market gain or loss attributable to certain assets should be treated as capital gain or loss and not as ordinary gain or loss. In that case, we will not be able to offset our non-cash ordinary income with capital losses from such assets, which could increase the amount of our non-cash taxable income recognized by us and allocated to the holders of our shares. The tax on such taxable income allocated to you may be in excess of our cash distributions to you.

The IRS may challenge our allocations of income, gain, loss, deduction and credit.

Our operating agreement provides for the allocation of income, gain, loss, deduction and credit among the holders of our common shares. The rules regarding partnership allocations are complex. If the allocations provided by our operating agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business opportunities.

To be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must satisfy the qualifying income exception, which requires that at least 90% of our gross income each taxable year consist of interest, dividends, capital gains and other types of “qualifying income.” Interest income will not be qualifying income for the qualifying income exception if it is derived from “the conduct of a financial or insurance business.” This requirement limits our ability to originate loans or acquire loans originated by our Manager and its affiliates. In addition, we intend to operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders. In order to comply with these requirements, we (or our subsidiaries) may be required to invest through foreign or domestic corporations or forego attractive business opportunities. Thus, compliance with these requirements may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

The IRS Schedules K-1 we will provide will be significantly more complicated than the IRS Forms 1099 provided by REITs and regular corporations, and holders of our common shares may be required to request an extension of time to file their tax returns.

Holders of our common shares are required to take into account their allocable share of items of our income, gain, loss, deduction and credit for our taxable year ending within or with their taxable year. We have agreed to use reasonable efforts to furnish holders of our common shares with tax information (including IRS Schedule K-1) as promptly as practicable after the end of each taxable year, which describes their allocable share of such items for our preceding taxable year. However, we may not be able to provide holders of our common shares with tax information on a timely basis. Because holders of our common shares will be required to report their allocable share of each item of our income, gain, loss, deduction, and credit on their tax returns, tax reporting for holders of our common shares will be significantly more complicated than for shareholders in a REIT or a regular corporation. In addition, delivery of this information to holders of our common shares will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, holders of our common shares will need to apply for extensions of time to file their tax returns.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of our common shares.

The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. Also, the IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments we have previously made. We and holders of our common shares could be adversely affected by any such change in, or any new tax law, regulation or interpretation. Our operating agreement permits our Board of Directors to modify (subject to certain exceptions) the operating agreement from time to time, without the consent of the holders of our common shares. These modifications may address, among other things, certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of our common shares. Moreover, we intend to apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders of our common shares in a manner that reflects their distributive share of our items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions we use do not satisfy the technical requirements of the Code and/or Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of our common shares.

OUR INVESTMENT PROGRAM

Our Strategy

We utilize an opportunistic strategy to seek to provide investors with attractive, risk-adjusted total returns by:

•	taking advantage of opportunities in the residential mortgage market by purchasing investment grade and non-investment grade non-Agency RMBS, including senior and subordinated securities;

•

acquiring Agency RMBS on a more leveraged basis in order to take advantage of opportunities in that market sector and assist us in maintaining our exclusion from regulation as an investment company under the Investment Company Act;

•	acquiring CMBS, commercial mortgage loans, and other commercial real estate debt instruments;

•	opportunistically entering into and managing a portfolio of mortgage-related derivatives;

•

opportunistically acquiring and managing other mortgage-related and financial assets, such as residential whole mortgage loans, ABS backed by consumer or commercial assets, and non-mortgage-related derivatives;

•	opportunistically acquiring real estate such as single and multi-family residential properties; and

•	opportunistically mitigating our credit and interest rate risk by using a variety of hedging instruments.

Our strategy is adaptable to changing market environments, subject to compliance with the income and other tests that will allow us to continue to be treated as a partnership for U.S. federal income tax purposes and to maintain our exclusion from regulation as an investment company under the Investment Company Act. As a result, although we focus on the assets described above, our acquisition and management decisions depend on prevailing market conditions and our targeted asset classes may vary over time in response to market conditions. We may engage in a high degree of trading volume as we implement our strategy. Our Manager is authorized to follow very broad investment guidelines and, as a result, we cannot predict our portfolio composition. We may change our strategy and policies without a vote of our shareholders. Moreover, although our independent directors periodically review our investment guidelines and our portfolio, they generally do not review our proposed asset acquisitions or asset management decisions.

Ellington’s investment philosophy revolves around the pursuit of value across various types of MBS and related assets. Ellington seeks investments across a wide range of MBS sectors without any restriction as to ratings, structure, or position in the capital structure. Over time and through market cycles, opportunities will present themselves in varying sectors and in varying forms. By rotating between and allocating among various sectors of the MBS markets and adjusting the extent to which it hedges, Ellington believes that it is able to capitalize on the disparities between these sectors as well as on overall trends in the marketplace, and therefore provide better and more consistent returns for its investors. Disparities between MBS sectors vary from time to time and are driven by a combination of factors. For example, as various MBS sectors fall in and out of favor, the relative yields that the market demands for those sectors may vary. In addition, Ellington’s performance projections for certain sectors may differ from those of other market participants and such disparities will naturally cause us, from time to time, to gravitate towards certain sectors and away from others. Disparities between MBS sectors may also be driven by differences in collateral performance (for example, subprime loans originated before 2005 have generally performed better than subprime loans originated between 2005 and 2007) and in the structure of particular investments (for example, in the timing of cash flow or the level of credit enhancement), and our Manager may believe that other market participants are overestimating or underestimating the value of these differences. Furthermore, we believe that risk management, including opportunistic portfolio hedging and prudent financing and liquidity management, is essential for consistent generation of attractive, risk-adjusted total returns across market cycles.

Ellington’s continued emphasis on and development of proprietary MBS credit, interest rate, and prepayment models, as well as other proprietary research and analytics, underscores the importance it places on a disciplined and analytical approach to fixed income investing, especially in MBS. Our Manager uses Ellington’s proprietary models to identify attractive assets, value these assets, monitor, and forecast the performance of these assets, and opportunistically hedge our credit and interest rate risk. We leverage these skills and resources to seek to meet our objectives.

We believe that our Manager is uniquely qualified to implement our strategy. Our strategy is consistent with Ellington’s investment approach, which is based on its distinctive strengths in sourcing, analyzing, trading, and hedging complex MBS. Furthermore, we believe that Ellington’s extensive experience in buying, selling, analyzing and structuring fixed income securities, coupled with its broad access to market information and trading flows, provides us with a steady flow of opportunities to acquire assets with favorable trade executions.

We also employ a wide variety of hedging instruments and derivative contracts. See “—Risk Management.”

Our Targeted Asset Classes

We are not required to allocate any specific amount of our capital to any specific category of targeted assets and we may change our investment guidelines and targeted assets without shareholder consent. See “Risk Factors—Risks Related to Our Business—We may change our investment strategy, investment guidelines, hedging strategy, asset allocation and operational and management policies without shareholder consent, which may materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.”

Our targeted asset classes currently include:

Asset Class	Principal Assets
Non-Agency RMBS	• RMBS backed by prime jumbo, Alt-A, manufactured housing, and subprime mortgages;
• RMBS backed by fixed rate mortgages, ARMs, Option-ARMs, and Hybrid ARMs;
• RMBS backed by first lien and second lien mortgages;
• Investment grade and non-investment grade securities;
• Senior and subordinated securities; and
• Interest only securities, or “IOs,” principal only securities, or “POs,” inverse interest only securities, or “IIOs,” and inverse floaters.

Agency RMBS	• Whole pool pass-through certificates;
• Partial pool pass-through certificates;
• Agency collateralized mortgage obligations, or “CMOs,” including IOs; and
• To-Be-Announced mortgage pass-through certificates, or “TBAs.”

Mortgage-Related Derivatives	• Credit default swaps on individual RMBS, on the ABX, CMBX and PrimeX indices and on other mortgage-related indices; and
• Other mortgage-related derivatives.

CMBS and Commercial Mortgage Loans	• CMBS; and
• Commercial mortgages and other commercial real estate debt.

Asset Class	Principal Assets

Corporate Debt and Equity Securities and Derivatives	• Credit default swaps on corporations or on corporate indices;
• Corporate debt or equity securities; and
• Options or total return swaps on corporate equity or on corporate equity indices.

Other	• Residential whole mortgage loans;
• ABS backed by consumer or commercial assets, including collateralized debt obligations, or “CDOs,” and collateralized loan obligations, or “CLOs”;
• Other non-mortgage-related derivatives; and
• Real estate including single and multi-family residential properties.

The following briefly discusses the principal types of assets we purchase.

Non-Agency RMBS

We acquire non-Agency RMBS backed by prime jumbo, Alt-A, manufactured housing, and subprime residential mortgage loans. Our non-Agency RMBS holdings can include investment-grade and non-investment grade classes, including the BB-rated, B-rated and non-rated classes.

Non-Agency RMBS are debt obligations issued by private originators of or investors in residential mortgage loans. Non-Agency RMBS generally are issued as CMOs and are backed by pools of whole mortgage loans or by mortgage pass-through certificates. Non-Agency RMBS generally are securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. In senior/subordinated structures, the subordinated tranches generally absorb all losses on the underlying mortgage loans before any losses are borne by the senior tranches. In excess spread/over-collateralization structures, losses are first absorbed by any existing over-collateralization, then borne by subordinated tranches and excess spread, which represents the difference between the interest payments received on the mortgage loans backing the RMBS and the interest due on the RMBS debt tranches, and finally by senior tranches and any remaining excess spread.

Agency RMBS

Our assets in this asset class consist primarily of whole pool (and to a lesser extent, partial pool) pass-through certificates, the principal and interest of which are guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, and which are backed by ARMs, hybrid ARMs, or fixed-rate mortgages. In addition to investing in pass-through certificates which are backed by traditional mortgages, we have also invested in Agency RMBS backed by reverse mortgages. Reverse mortgages are mortgage loans for which neither principal nor interest is due until the borrower dies, the home is sold, or other trigger events occur. Mortgage pass-through certificates are securities representing undivided interests in pools of mortgage loans secured by real property where payments of both interest and principal, plus prepaid principal, on the securities are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. Whole pool pass-through certificates are mortgage pass-through certificates that represent the entire ownership of (as opposed to merely a partial undivided interest in) a pool of mortgage loans.

TBAs

In addition to investing in specific pools of Agency RMBS, we utilize forward-settling purchases and sales of Agency RMBS where the underlying pools of mortgage loans are TBAs. Pursuant to these TBA transactions, we agree to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. TBAs are liquid and have quoted market prices and represent the most actively traded class of MBS. We use TBAs primarily for hedging purposes. TBA trading is based on the assumption that mortgage pools that are eligible to be delivered at TBA settlement are fungible and thus the specific mortgage pools to be delivered do not need to be explicitly identified at the time a trade is initiated.

We primarily engage in TBA transactions for purposes of managing certain risks associated with our long Agency RMBS and, to a lesser extent, our non-Agency RMBS. The principal risks that we use TBAs to mitigate are interest rate and yield spread risks. For example, we may hedge the interest rate and/or yield spread risk inherent in our long Agency RMBS by taking short positions in TBAs that are similar in character. Alternatively, we may engage in TBA transactions because we find them attractive on their own, from a relative value perspective or otherwise.

Mortgage-Related Derivatives

We take long and short positions in various mortgage-related derivative instruments, including credit default swaps. A credit default swap is a credit derivative contract in which one party (the protection buyer) pays an ongoing periodic premium (and often an upfront payment as well) to another party (the protection seller) in return for compensation for default (or similar credit event) by a reference entity. In this case, the reference entity can be an individual MBS or an index of several MBS, such as an ABX, PrimeX or CMBX Index. Payments from the protection seller to the protection buyer typically occur if a credit event takes place; a credit event may be triggered by, among other things, the reference entity’s failure to pay its principal obligations or a severe ratings downgrade of the reference entity.

CMBS

CMBS are mortgage-backed securities collateralized by loans on commercial properties. The majority of CMBS issued are fixed rate securities backed by fixed rate loans made to multiple borrowers on a variety of property types, though single-borrower CMBS and floating-rate CMBS have also been issued.

The majority of CMBS utilize senior/subordinate structures, similar to those found in non-Agency RMBS. Subordination levels vary so as to provide for one or more AAA credit ratings on the most senior classes, with less senior securities rated investment grade and non-investment grade, including a first loss component which is typically unrated.

Commercial Mortgage Loans and Other Commercial Real Estate Debt

Commercial mortgage loans are loans secured by liens on commercial properties, including retail, office, industrial, hotel, and multifamily properties. Loans may be fixed or floating rate and will generally range from two to ten years. Commercial real estate debt typically limits the borrower’s right to freely prepay for a period of time through provisions such as prepayment fees, lockout, yield maintenance, or defeasance provisions.

First lien loans may be structured as whole loans, or alternatively bifurcated into a senior participation interest (“A-Note”) and a subordinated participation interest (“B-Note”). The rights of an A-Note or B-Note holder are typically governed by an intercreditor agreement which sets forth the respective rights and obligations of the holders, with the B-Note’s entitlement to principal and interest subordinated to that of the A-Note.

A subordinate loan may be structured simply as a second mortgage, or alternatively as a mezzanine loan, which is a loan secured by the pledge of the borrower’s ownership interests in the property, and therefore subordinate to any mortgage loan but senior to the borrower’s equity in the property. An intercreditor agreement typically governs the rights of a second mortgage or mezzanine loan relative to a first mortgage loan, with the second mortgage loan’s or mezzanine loan’s entitlement to interest and principal subordinated to that of the first mortgage loan.

Commercial real estate loans may also be structured into more complicated senior/subordinate structures, including those providing for multiple B-Note or multiple mezzanine loan senior/subordinate components. A loan or a component of a loan may have only one lender, or pari passu participation interests may be issued to multiple lenders. Loans are generally privately negotiated, and so structures can vary based on the specific facts and circumstances relating to the loan, property and borrower, among other things.

Commercial mortgage loans are sometimes made for the acquisition, renovation, or redevelopment of a property. These loans are typically shorter term loans, or “bridge loans.” We may also acquire non-performing commercial mortgage loans.

Corporate Debt and Equity Securities and Derivatives

For hedging purposes, we may take short positions in corporate debt and equity (including indices on corporate debt and equity) by entering into derivative contracts such as credit default swaps, total return swaps, and options. These are generally not hedges against risks that are directly related to specific corporate entities. Rather, these hedges reference corporations (such as financial institutions that have substantial mortgage-related exposure) or indices whose performance we believe may have a reasonable degree of correlation with the performance of our portfolio. Given this correlation, a short position with respect to such corporations or indices provides a hedge to our portfolio of MBS as a whole.

A credit default swap is a derivative contract in which one party (the protection buyer) pays an ongoing periodic premium (and often an upfront payment as well) to another party (the protection seller) in return for compensation upon the occurrence of a credit event with respect to the corporation or index referenced by such derivative contract. A credit event relating to a credit default swap on an individual corporation or an index of corporate names would typically be triggered by a corporation’s bankruptcy or failure to make scheduled payments in respect of debt obligations. A total return swap is a derivative whereby one party makes payments to the other representing the total return on a reference debt or equity security (or index of debt or equity securities) in exchange for an agreed upon ongoing periodic premium. An equity option is a derivative that gives the holder the option to buy or sell an equity security or index of securities at a predetermined price within a certain time period. The option may reference the equity of a publicly traded company or an equity index. In addition to general market risk, our derivatives on corporate debt and equity securities are subject to risks related to the underlying corporate entities.

Other Assets

We also may from time to time opportunistically acquire other mortgage-related and financial assets that may include, among others: residential whole mortgage loans, ABS backed by consumer and commercial assets, and real property.

Investment Process

Our investment process benefits from the resources and professionals of our Manager and Ellington. The process is managed by an investment and risk management committee, which includes the following three officers of our Manager: Messrs. Vranos, Penn, and Tecotzky. These officers of our Manager also serve as our Co-Chief Investment Officer; Chief Executive Officer; and Co-Chief Investment Officer, respectively. The investment and risk management committee operates under investment guidelines and meets periodically to develop a set of preferences for the composition of our portfolio. The primary focus of the investment and risk management committee, as it relates to us, is to review and approve our investment policies and our portfolio holdings and related compliance with our investment policies and guidelines. The investment and risk management committee has authority delegated by our Board of Directors to authorize transactions consistent with our investment guidelines. Any transactions deviating in a material way from these guidelines must be approved by our Board of Directors.

Ellington has a focused investment team for each of our targeted asset classes. Each team evaluates acquisition opportunities consistent with the guidelines developed and maintained by our Manager’s investment and risk management committee. Our asset acquisition process includes sourcing and screening of asset acquisition opportunities, credit analysis, due diligence, structuring, financing, and hedging, each as appropriate, to seek attractive total returns commensurate with our risk tolerance. We also screen and monitor all potential assets to determine their impact on maintaining our exclusion from regulation as an investment company under the Investment Company Act and our qualification as a partnership for U.S. federal income tax purposes.

Risk Management

Risk management is a cornerstone of Ellington’s portfolio management process. Ellington’s risk management infrastructure system includes “ELLiN,” a proprietary portfolio management system that Ellington uses for all of its accounts, which provides real time and batch reporting to all departments at Ellington, including trading, research, risk management, finance, operations, accounting, and compliance. We benefit from Ellington’s comprehensive risk management infrastructure and ongoing assessment of both portfolio and operational risks. In addition, we utilize derivatives and other hedging instruments to opportunistically hedge our credit and interest rate risk.

Credit Risk Hedging

We enter into short positions using credit default swaps to protect against adverse credit events with respect to our non-Agency MBS. We may use credit default swaps to hedge non-Agency MBS credit risk by buying protection on a single non-Agency MBS or by buying protection on a basket of non-Agency MBS assets. We may also enter into credit default swaps on the ABX, PrimeX, or CMBX indices. We also enter into derivative contracts for hedging purposes referencing the unsecured corporate credit, or the equity of, certain corporations.

Interest Rate Hedging

We opportunistically hedge our interest rate risk by using various hedging strategies to mitigate such risks. The interest rate hedging instruments that we use and may use in the future include, without limitation:

•	U.S. Treasury securities;

•	TBAs;

•	interest rate swaps (including, floating-to-fixed, fixed-to-floating, or more complex swaps such as floating-to-inverse floating, callable or non-callable);

•	swaptions, caps, floors, and other derivatives on interest rates;

•	futures and forward contracts; and

•	options on any of the foregoing.

In particular, from time to time we enter into short positions in interest rate swaps to offset the potential adverse effects that changes in interest rates will have on the value of certain of our assets and our financing costs. An interest rate swap is an agreement to exchange interest rate cash flows, calculated on a notional principal amount, at specified payment dates during the life of the agreement. Typically one party pays a fixed interest rate and receives a floating interest rate and the other party pays a floating interest rate and receives a fixed interest rate. Each party’s payment obligation is computed using a different interest rate. In an interest rate swap, the notional principal is never exchanged.

Liquidity Management

As part of the risk management and liquidity management functions that our Manager performs for us, our Manager computes a “cash buffer” which at any given point in time represents the amount of our free cash in excess of what our Manager estimates would conservatively be required, especially in times of market dislocation, to support our particular assets and liabilities at such time. Thus, rather than focusing solely on our leverage, our Manager typically seeks to maintain a positive cash buffer. However, our Manager is not required to maintain a positive cash buffer and may choose not to maintain a positive cash buffer at certain times, for example if it believes there are compelling market opportunities to pursue.

Our Financing Strategies and Use of Leverage

We finance our assets with what we believe to be a prudent amount of leverage, the level of which varies from time to time based upon the particular characteristics of our portfolio, availability of financing and market conditions. As of December 31, 2012, our debt financings consisted almost exclusively of reverse repurchase agreements, or “reverse repos.” Currently, the majority of our reverse repos are collateralized by Agency RMBS; however, we also have reverse repo borrowings that are collateralized by non-Agency holdings, including U.S. Treasury Securities. In a reverse repo, we sell an asset to a counterparty at a discounted value, or the loan amount, and simultaneously agree to repurchase the same asset from such counterparty at a specified later date at a price equal to the loan amount plus an interest factor. Despite being legally structured as sales and subsequent repurchases, reverse repos are generally accounted for as debt secured by the underlying assets. During the term of a reverse repo, we generally receive the income and other payments distributed with respect to the underlying assets, and pay interest to the counterparty. While the proceeds of our reverse repo financings are often used to purchase the assets subject to the transaction, our financing arrangements do not restrict our ability to use proceeds from these arrangements to support our other liquidity needs. Our reverse repo arrangements are typically documented under the Securities Industry and Financial Markets Association’s, or “SIFMA’s,” standard form Master Repurchase Agreement, with the ability for both parties to demand margin (i.e., to demand that the other party post additional collateral or repay a portion of the funds advanced) should the value of the underlying assets and posted collateral change. Given daily market volatility, we and our repo counterparties are required to post additional margin collateral to each other from time to time as part of the normal course of our business. Our reverse repo financing counterparties generally have the right, to varying degrees, to determine the value of the underlying collateral for margining purposes, subject to the terms and conditions of our agreement with the counterparty. As of December 31, 2012, we had approximately $905.7 million outstanding on reverse repos with ten counterparties. We also had financing through a small resecuritization transaction where the outstanding borrowing was $1.3 million at December 31, 2012. These borrowings were the only debt financings we had outstanding as of December 31, 2012, and, given that we had approximately $506.4 million of shareholders’ equity as of December 31, 2012, our debt-to-equity ratio was 1.79 to 1. Our debt-to-equity ratio does not account for liabilities other than debt financings.

We may utilize other types of borrowings in the future, including term facilities or other more complex financing structures. We may also take advantage of available borrowings, if any, under financing programs established from time to time by the Federal Government. We also may raise capital by issuing debt securities, preferred or common shares, warrants, or other securities.

Our use of leverage, especially in order to increase the amount of assets supported by our capital base, may have the effect of increasing losses when these assets underperform. Our investment policies require no minimum or maximum leverage and our Manager’s investment and risk management committee will have the discretion, without the need for further approval by our Board of Directors, to change both our overall leverage and the leverage used for individual asset classes. Because our strategy is flexible, dynamic, and opportunistic, our overall leverage will vary over time. As a result, we do not have a targeted debt-to-equity ratio.

Futures Commission Merchant Disclosure Required Pursuant to Section 4.24 of the Commodity Exchange Act

The Company may use a variety of futures commission merchants with respect to the execution and clearing of transactions in futures. The Company currently uses Credit Suisse Securities (USA) LLC (“CSS LLC”) as its futures commission merchant. The principal business address for CSS LLC is Eleven Madison Avenue, New York, NY 10010. Credit Suisse Group AG (“Credit Suisse”), the ultimate parent company to CSS LLC, files annual reports and quarterly reports with the SEC in which it discloses material information about Credit Suisse matters, including information about material litigation or regulatory investigations. Actions with respect to Credit Suisse’s futures commission merchant business are publicly available on the website of the National Futures Association (http://www.nfa.futures.org/). The information below concerning judicial, regulatory and arbitration proceedings involving CSS LLC is being provided in accordance with the disclosure requirements of the National Futures Association. All such information has been derived from publicly available sources including Credit Suisse’s annual report on Form 20-F for the fiscal year ended December 31, 2011 (which is available at https://www.credit-suisse.com). The references are provided for information purposes only, and neither such filings nor any other material at the above-mentioned websites is incorporated into, or forms a part of, this prospectus. The Company, the Manager and Ellington take no responsibility for the accuracy or completeness of any information herein concerning Credit Suisse or CSS LLC.

Putative class action lawsuits were filed against CSS LLC in the wake of publicity surrounding the 2002 industry-wide governmental and regulatory investigations into research analyst practices, with In re Credit Suisse – AOL Securities Litigation, filed in the US District Court for the District of Massachusetts, being the remaining outstanding matter. The case was brought on behalf of a class of purchasers of common shares of the former AOL Time Warner Inc. (“AOL”) who have alleged that CSS LLC’s equity research coverage of AOL between January 2001 and July 2002 was false and misleading. The second amended complaint in this action asserted federal securities fraud and control person liability claims against CSS LLC and certain affiliates and former employees of CSS LLC. Plaintiffs estimated damages of approximately USD 3.9 billion. On January 13, 2012, the district court granted summary judgment in favor of the defendants upon its determination to preclude a plaintiff expert witness. On May 17, 2012, the court denied the plaintiffs’ motion for reconsideration. On November 15, 2012, the plaintiffs filed an appeal and on January 7, 2013, the defendants filed an opposition to plaintiffs’ motion. On February 4, 2013, plaintiffs filed their reply brief and oral argument on the motion was held on March 6, 2013.

Two Enron-related actions remain pending against CSS LLC and certain of its affiliates, both in the US District Court for the Southern District of Texas. In these actions, plaintiffs assert they relied on Enron’s financial statements, and seek to hold the defendants responsible for any inaccuracies in Enron’s financial statements. In Connecticut Resources Recovery Authority v. Lay, et al., the plaintiff seeks to recover from multiple defendants, pursuant to the Connecticut Unfair Trade Practices Act and Connecticut state common law, approximately USD 130 million to USD 180 million in losses it allegedly suffered in a business transaction it entered into with Enron. A motion to dismiss is pending. In Silvercreek Management Inc. v. Citigroup, Inc., et al., the plaintiff seeks to assert federal and state law claims relating to its alleged USD 280 million in losses relating to its Enron investments. A motion to dismiss is pending.

Since February 2003, lawsuits have been pending against CSS LLC and certain of its affiliates with respect to services that it provided to National Century Financial Enterprises, Inc. and its affiliates (“NCFE”). From January 1996 to May 2002, CSS LLC acted as a placement agent for bonds issued by NCFE that were to be collateralized by health-care receivables and, in July 2002, as a placement agent for a sale of NCFE preferred stock. From December 2000 through November 2002, an affiliate of CSS LLC acted as administrative agent for, and entered into participation agreements in, an asset-backed liquidity facility issued by NCFE that was also to be collateralized by health care receivables. NCFE filed for bankruptcy protection in November 2002. In these lawsuits, which were consolidated as a Multi-District Litigation in the US District Court for the Southern District of Ohio (“SDO”) for pre-trial purposes, investors holding approximately USD 1.9 billion face amount of NCFE’s bonds and approximately USD 12 million in preferred stock sued numerous defendants, including the founders and directors of NCFE, the trustees for the bonds, NCFE’s auditors and law firm, the rating agencies that rated NCFE’s bonds and NCFE’s placement agents, including CSS LLC. The lawsuits asserted claims for breach of contract, negligence, fraud and violation of federal and state securities laws and generally alleged that CSS LLC and/or its affiliates knew or should have known that the health care receivables purportedly backing the bonds were either ineligible for the programs or non-existent. In April 2009, CSS LLC settled with the New York City Pension Fund bond investor plaintiffs for an amount covered by existing provisions. On September 25, 2012, venue for the bond investor lawsuits was transferred to the SDNY and on November 27, 2012 the suits were consolidated for trial. On October 26, 2012, the SDO issued a decision which granted CSS LLC’s summary judgment motion to dismiss all the claims brought by the investor in NCFE preferred stock. On November 16, 2012, that equity investor filed a notice of appeal of that decision to the US Court of Appeals for the Sixth Circuit and on February 15, 2013 filed its appellant’s brief and appendix. On November 28, 2012, the SDNY issued an order providing that trial of the bond investor cases would begin April 1, 2013. On December 28, 2012, the SDNY issued an order in the bond investor lawsuits directing all parties to engage in settlement discussions in advance of trial. On January 25, 2013, the SDNY issued an order in the bond investor lawsuits holding that in the event CSS LLC or its remaining affiliate in the litigation, and NCFE’s former CEO Lance Poulsen, the only other remaining defendant, were ultimately found liable on certain of the claims at trial, the remaining defendants, including CSS LLC and/or its affiliate, would be jointly and severally liable for the losses relating to those claims, subject to an appropriate reduction for settlements entered into by the bond investors and former defendants. On March 13, 2013, CSS LLC and its affiliate entered into agreements to settle the bond investor lawsuits and resolve all remaining bond investor claims for an amount partially covered by existing provisions.

In March 2008, CSS LLC was named, along with other financial services firms, accountants, lawyers, officers, directors and controlling persons, as a defendant in an action filed in New York State court by the Joint Official Liquidators of various SPhinX Funds and the trustee of the SphinX Trust, which holds claims that belonged to PlusFunds Group, Inc. (“Plus-Funds”), the investment manager for the SPhinX Funds. The operative amended complaint in the suit asserted claims against CSS LLC for aiding and abetting breaches of fiduciary duty and aiding and abetting fraud by Refco’s insiders in connection with Refco’s August 2004 notes offering and August 2005 IPO. Plaintiffs sought to recover from defendants more than USD 800 million, consisting of USD 263 million that the SphinX Managed Futures Fund, a SPhinX fund, had on deposit and lost at Refco, several hundred million dollars in alleged additional “lost enterprise” damages of PlusFunds, and pre-judgment interest. In March 2008, CSS LLC and certain other defendants removed the action to the SDNY. In November 2008, CSS LLC filed a motion to dismiss the amended complaint. In February 2012, the court granted in part and denied in part CSS LLC’s motion to dismiss. The court dismissed Plaintiffs’ claim for aiding and abetting breach of fiduciary duty with prejudice. The court also granted the motion with respect to part of Plaintiffs’ claim for aiding and abetting fraud, but denied the motion with respect to part of that claim. In August 2012, CSS LLC filed a motion for summary judgment with respect to the remaining part of Plaintiffs’ aiding and abetting fraud claim. In December 2012, the court granted the motion, thus dismissing CSS LLC from the case. The court has not yet issued a final judgment as to CSS LLC, and the dismissal of the claims against CSS LLC will be subject to appeal.

CSS LLC and certain of its affiliates have received requests for information from certain regulators and/or government entities regarding the origination, purchase, securitization and servicing of subprime and non-subprime residential mortgages and related issues. CSS LLC and its affiliates are cooperating with such requests.

On November 16, 2012, CSS LLC and certain of its affiliates settled an administrative proceeding with the SEC, which involved potential claims against them relating to settlements of claims against originators involving loans included in a number of their securitizations, by agreeing to pay approximately USD 120 million. This settlement also covered allegations with respect to two RMBS issued in 2006 that CSS LLC and such affiliates made misstatements in SEC filings regarding when they would repurchase mortgage loans from trusts if borrowers missed the first payment due. CSS LLC and such affiliates agreed to an order, without admitting or denying the allegations, requiring them to cease and desist from violations of Section 17(a)(2) and (3) of the Securities Act of 1933 and requiring one such affiliate to cease and desist from violations of Section 15(d) of the Securities Exchange Act of 1934. A separate possible action, which involved potential claims against CSS LLC relating to due diligence conducted for two mortgage-backed securitizations and corresponding disclosures, formally was closed by the SEC, without any enforcement action, on November 19, 2012.

Following an investigation, on November 20, 2012, the New York Attorney General, on behalf of the State of New York, filed a civil action in the Supreme Court for the State of New York, New York County (SCNY) against CSS LLC and affiliated entities in their roles as issuer, sponsor, depositor and/or underwriter of RMBS transactions prior to 2008. The action, which references 64 RMBS issued, sponsored, deposited and underwritten by CSS LLC and its affiliates in 2006 and 2007, alleges that CSS LLC and its affiliates misled investors regarding the due diligence and quality control performed on the mortgage loans underlying the RMBS at issue, seeks an unspecified amount of damages, and is at an early procedural point.

CSS LLC and/or certain of its affiliates have also been named as defendants in various civil litigation matters related to their roles as issuer, sponsor, depositor, underwriter and/or servicer of RMBS transactions. These cases include class action lawsuits and putative class action lawsuits, actions by individual investors in RMBS, actions by monoline insurance companies that guaranteed payments of principal and interest for certain RMBS, and repurchase actions by RMBS trusts or investors on behalf of trustees. Although the allegations vary by lawsuit, plaintiffs in the class and putative class actions and individual investor actions generally allege that the offering documents of securities issued by various RMBS securitization trusts contained material misrepresentations and omissions, including statements regarding the underwriting standards pursuant to which the underlying mortgage loans were issued; monoline insurers allege that loans that collateralize RMBS they insured breached representations and warranties made with respect to the loans at the time of securitization; and repurchase action plaintiffs allege breached representations and warranties in respect of mortgage loans and failure to repurchase such mortgage loans as required under the applicable agreements. The amounts disclosed below do not reflect actual realized plaintiff losses to date or anticipated future litigation exposure. Rather, unless otherwise stated, these amounts reflect the original unpaid principal balance amounts as alleged in these actions and do not include any reduction in principal amounts since issuance. Further, amounts attributable to an “operative pleading” for the individual investor actions are not altered for settlements, dismissals or other occurrences, if any, that may have caused the amounts to change subsequent to the operative pleading. In addition to the mortgage-related actions discussed below, a number of other entities have threatened to assert claims against CSS LLC and/or its affiliates in connection with various RMBS issuances, and CSS LLC and/or its affiliates have entered into agreements with some of those entities to toll the relevant statutes of limitations.

In class actions and putative class actions against CSS LLC as an underwriter of other issuers’ RMBS offerings, CSS LLC generally has contractual rights to indemnification from the issuers. However, some of these issuers are now defunct, including affiliates of IndyMac Bancorp (“IndyMac”) and Thornburg Mortgage (“Thornburg”). With respect to IndyMac, CSS LLC is named as a defendant in two class actions pending in the SDNY brought on behalf of purchasers of securities in various IndyMac RMBS offerings. In one class action, In re IndyMac Mortgage-Backed Securities Litigation, CSS LLC is named along with numerous other underwriters and individual defendants related to approximately USD 9.0 billion of IndyMac RMBS offerings. CSS LLC served as an underwriter with respect to approximately 32% of the IndyMac RMBS at issue or approximately USD 2.9 billion. Certain investors seek to intervene in the action to assert claims with respect to additional RMBS offerings, including two RMBS offerings underwritten by CSS LLC. In those two offerings, CSS LLC underwrote RMBS with an aggregate principal amount of USD 912 million. The SDNY has denied these motions to intervene, and the proposed intervenors are now appealing that ruling. In addition, plaintiffs filed a motion for reconsideration of the court’s June 21, 2010 decision on defendants’ motion to dismiss. The motion sought to reinstate claims with respect to previously-dismissed RMBS offerings, including 18 additional RMBS offerings underwritten by CSS LLC, with an aggregate principal amount of approximately USD 6.0 billion for which CSS LLC served as an underwriter (of which USD 912 million also is subject to the appeal of the intervention motion). On November 16, 2012, the SDNY denied that motion without prejudice to renewal at a later date. In the other IndyMac-related class action, Tsereteli v. Residential Asset Securitization Trust 2006-A8, CSS LLC is the sole underwriter defendant related to a USD 632 million IndyMac RMBS offering, of which CSS LLC underwrote USD 603 million of certificates. On November 8, 2012, the Second Circuit decided to hear CSS LLC’s interlocutory appeal of the SDNY order granting plaintiff’s motion for class certification. With respect to Genesee County Employees’ Retirement System v. Thornburg, CSS LLC is a named defendant in a putative class action pending in the US District Court for the District of New Mexico along with a number of other financial institutions that served as depositors and/or underwriters for approximately USD 5.5 billion of Thornburg RMBS offerings. CSS LLC served as an underwriter with respect to approximately 6.4% of the Thornburg RMBS at issue or approximately USD 354 million. All defendants have agreed to a settlement in principle in the aggregate amount of USD 11.25 million, which is subject to court approval. A further class action lawsuit pending in the SDNY against CSS LLC and certain affiliates and employees, New Jersey Carpenters Health Fund v. Home Equity Mortgage Trust 2006-5, relates to two RMBS offerings, totaling approximately USD 1.6 billion, sponsored and underwritten by the Credit Suisse defendants.

CSS LLC and, in some instances, its affiliates, as an RMBS issuer, underwriter and/or other participant, and in some instances its employees, along with other defendants, are defendants in: two actions brought by Cambridge Place Investment Management Inc. in Massachusetts state court, in which claims against CSS LLC, following the court’s motion to dismiss ruling dismissing certain claims, relate to less than USD 525 million of the RMBS at issue, in an amount to be determined; one action brought by The Charles Schwab Corporation in California state court, in which claims against CSS LLC and its affiliates relate to USD 125 million of the RMBS at issue (approximately 9% of the USD 1.4 billion at issue against all defendants in the operative pleading); one action brought by the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Citizens National Bank and Strategic Capital Bank in the SDNY, in which claims against CSS LLC and its affiliates relate to approximately USD 28 million of the RMBS at issue (approximately 20% of the USD 141 million at issue against all defendants in the operative pleading); four actions brought by the FDIC, as receiver for Colonial Bank: one action in the SDNY, in which claims against CSS LLC relate to approximately USD 92 million of the RMBS at issue (approximately 23% of the USD 394 million at issue against all defendants in the operative pleading), two actions in the US District Court for the Central District of California, in which claims against CSS LLC relate to approximately USD 58 million of the RMBS at issue (approximately 10% of the USD 553 million at issue against all defendants in the operative pleadings), and one action in the US District Court for the Middle District of Alabama, in which claims against CSS LLC and its affiliates relate to approximately USD 153 million of the RMBS at issue (approximately 49% of the USD 311 million at issue against all defendants in the operative pleading); seven individual actions brought by the Federal Home Loan Banks of Seattle, San Francisco, Chicago, Indianapolis and Boston in various state and federal courts, in which claims against CSS LLC and its affiliates relate to approximately USD 3.2 billion of the RMBS collectively at issue (approximately 9% of the USD 36 billion at issue against all defendants in the operative pleadings); five actions brought by the Federal Housing Finance Agency (“FHFA”), as conservator for Fannie Mae and Freddie Mac, in the SDNY, in which claims against CSS LLC and its affiliates and employees relate to approximately USD 19 billion of the RMBS at issue (approximately 29% of the USD 65 billion at issue against all defendants in the operative pleadings); one action brought by John Hancock Life Insurance Co. (U.S.A.) and affiliated entities in the US District Court for the District of Minnesota, in which claims against CSS LLC relate to an unstated amount of the RMBS at issue; two actions brought by Landesbank Baden-Württemberg and affiliated entities in the SDNY, in which claims against CSS LLC relate to approximately USD 200 million of the RMBS at issue (100% of the total amount at issue against all defendants in the operative pleadings); two actions brought by Massachusetts Mutual Life Insurance Company in the US District Court for the District of Massachusetts, in which claims against CSS LLC and its employee relate to approximately USD 107 million of the RMBS at issue (approximately 97% of the USD 110 million at issue against all defendants in the operative pleadings); one action brought by the National Credit Union Administration Board, as liquidating agent of the US Central Federal Credit Union, Western Corporate Federal Credit Union and Southwest Corporate Federal Credit Union in the US District Court for the District of Kansas, in which claims against CSS LLC and its affiliates relate to approximately USD 715 million of the RMBS at issue (100% of the total amount at issue against all defendants in the operative pleading); one action brought by Phoenix Light SF Ltd. and affiliated entities in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 362 million of the RMBS at issue (approximately 13% of the USD 2.8 billion at issue against all defendants in the operative pleading); one action brought by Royal Park Investments SA/NV in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 360 million of the RMBS at issue (approximately 4% of the USD 8.4 billion at issue against all defendants in the operative pleading); one action brought by Watertown Savings Bank in the SCNY, in which claims against CSS LLC and its affiliates relate to an unstated amount of the RMBS at issue; one action brought by the West Virginia

Investment Management Board in West Virginia state court, in which claims against CSS LLC relate to approximately USD 6 million of the RMBS at issue (approximately 35% of the USD 17 million at issue against all defendants in the operative pleading); and one action brought by the Western & Southern Life Insurance Company and affiliated entities in Ohio state court, in which claims against CSS LLC and its affiliates relate to approximately USD 260 million of the RMBS at issue (approximately 94% of the USD 276 million at issue against all defendants in the operative pleading).

CSS LLC and certain of its affiliates and/or employees are the only defendants named in: one action brought by Allstate Insurance Company in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 232 million of RMBS; one action brought by Deutsche Zentral-Genossenschaftsbank AG, New York Branch in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 138 million of RMBS; one action brought by IKB Deutsche Industriebank AG and affiliated entities in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 97 million of RMBS; one action brought by Minnesota Life Insurance Company and affiliated entities in the US District Court for the District of Minnesota, in which claims against CSS LLC and its affiliates relate to approximately USD 43 million of RMBS; one action brought by The Prudential Insurance Company of America and affiliated entities in the US District Court for the District of New Jersey, in which claims against CSS LLC and its affiliates relate to approximately USD 466 million of RMBS; one action brought by Sealink Funding Limited in the SCNY, in which claims against CSS LLC and its affiliates relate to approximately USD 35 million of RMBS, following the March 1, 2013 filing of a complaint by the plaintiff which reduced the RMBS at issue by approximately USD 145 million; one action brought by Stichting Pensioenfonds ABP in the SCNY, in which claims against CSS LLC and its affiliates and employees relate to an unstated amount of RMBS; and one action brought by The Union Central Life Insurance Company and affiliated entities in the SDNY, in which claims against CSS LLC and its affiliates and employees relate to approximately USD 65 million of RMBS.

These actions are at early or intermediate procedural points.

CSS LLC and certain of its affiliates are defendants in two pending actions commenced by monoline insurers MBIA Insurance Corp. (“MBIA”) and Assured Guaranty Corp., that guaranteed payments of principal and interest that in aggregate total approximately USD 1.3 billion of RMBS issued in seven different offerings sponsored by Credit Suisse. One theory of liability advanced by the monoline insurers is that an affiliate of CSS LLC must repurchase affected mortgage loans from the trusts at issue. In addition, MBIA alleges a claim for fraudulent inducement. To date, the monoline insurers have submitted repurchase demands for loans with an aggregate original principal balance of approximately USD 2.6 billion. These actions are pending in the SCNY. In each action, plaintiff claims that the vast majority of the underlying mortgage loans breach certain representations and warranties, and that CSS LLC and its affiliates have failed to repurchase the allegedly defective loans. Discovery in these actions is ongoing. On February 27, 2013, CSS LLC and its affiliate settled the action brought by Ambac Assurance Corp. in the SCNY for an amount covered by existing provisions. On March 8, 2013, CSS LLC settled an action brought by MBIA in California state court in which MBIA purported to be subrogated to the rights of certain RMBS holders who purchased RMBS underwritten by CSS LLC; that settlement was covered by existing provisions.

On January 3, 2010, the Bank and other affiliates were named as defendants in a lawsuit filed in the US District Court for the District of Idaho by homeowners in four real estate developments, Tamarack Resort, Yellowstone Club, Lake Las Vegas and Ginn Sur Mer. The Bank arranged, and was the agent bank for, syndicated loans provided for all four developments, which have been or are now in bankruptcy or foreclosure. Plaintiffs generally allege that the Bank and other affiliates committed fraud by using an unaccepted appraisal method to overvalue the properties with the intention to have the borrowers take out loans they could not repay because it would allow the Bank and other affiliates to later push the borrowers into bankruptcy and take ownership of the properties. The claims originally asserted by the plaintiffs include Racketeer Influenced and Corrupt Organizations (RICO), fraud, negligent misrepresentation, breach of fiduciary duty, tortious interference and conspiracy, among others. Plaintiffs have demanded USD 24 billion in damages. Cushman & Wakefield, the appraiser for the properties at issue, is also named as a defendant. An amended complaint was filed against all of the defendants on January 25, 2010, adding six new homeowner plaintiffs in the same four real estate developments. On March 29, 2010, the Bank and its named affiliates moved to dismiss the amended complaint in its entirety. The Bank and its named affiliates argued that the claims against them fail because they had no relationship with the plaintiff homeowners, and made no representations to them, fraudulent or otherwise, so there is no legal basis for the plaintiffs’ claims against them. The Bank and its affiliates also argued, among other things, that the plaintiffs failed to plead the necessary elements of the claims asserted against them in the amended complaint. On March 31, 2011, the court dismissed the RICO claim with prejudice and dismissed certain other claims with leave to replead. A third amended complaint was filed on April 21, 2011, adding a Consumer Protection Act claim. On May 5, 2011, the Bank and its affiliates moved to dismiss the third amended complaint. On July 22, 2011, two developers moved to intervene in the lawsuit. On March 30, 2012, the court dismissed the unjust enrichment, fiduciary duty and Consumer Protection Act claims and limited fraud and negligent misrepresentation claims to three named plaintiffs. On September 17, 2012, plaintiffs filed a motion for class certification. On December 12, 2012, the Bank opposed the motion and oral argument is scheduled to take place on April 19, 2013.

On May 27, 2009, Elbit Systems Ltd (“Elbit”) filed a complaint against the Group in the US District Court for the Northern District of Illinois, seeking approximately USD 16 million related to the purchase of auction rate securities, alleging federal securities law claims and state law aiding and abetting fraud and unjust enrichment causes of action. The case was transferred to the SDNY, and the Group moved to dismiss the complaint for failure to state a claim and for being barred by a prior release. The motion to dismiss the complaint for being barred by a prior release was denied without prejudice, and the court ordered the parties to engage in limited discovery concerning the release. The parties exchanged discovery on that issue and the Group filed a motion for summary judgment. On February 7, 2012, the SDNY denied the Group’s summary judgment motion holding that a genuine dispute exists as to whether the prior release bars Elbit’s claims. On January 7, 2013, the SDNY denied the Group’s motion to dismiss the complaint for failure to state a claim.

Credit Suisse has been responding to subpoenas and other requests for information from the United States Department of Justice (“DOJ”), SEC and other authorities involving historical Private Banking services provided on a cross-border basis to US persons. US authorities are investigating possible violations of US tax and securities laws. In particular, the DOJ is investigating whether US clients violated their US tax obligations and whether Credit Suisse and certain of its employees assisted such clients. The SEC is investigating whether certain of our relationship managers triggered obligations for Credit Suisse or the relationship managers in Switzerland to register with the SEC as a broker-dealer or investment advisor. A limited number of current or former employees have been indicted and one former employee pleaded guilty to conduct while employed at other financial institutions that did not involve Credit Suisse. Credit Suisse received a grand jury target letter from the DOJ. We understand that certain US authorities are also investigating other Swiss and non-US financial institutions. We have been conducting an internal investigation and are continuing to cooperate with the authorities both in the US and Switzerland to resolve this matter in a responsible manner that complies with our legal obligations.

Regulatory authorities in a number of jurisdictions, including the US, UK, EU and Switzerland, have for an extended period of time been conducting investigations into the setting of LIBOR and other reference rates with respect to a number of currencies, as well as the pricing of certain related derivatives. These ongoing investigations have included information requests from regulators regarding LIBOR-setting practices and reviews of the activities of various financial institutions, including the Group. The Group, which is a member of three LIBOR rate-setting panels (US Dollar LIBOR, Swiss Franc LIBOR and Euro LIBOR), is cooperating fully with these investigations.

In particular, it has been reported that regulators are investigating whether financial institutions engaged in an effort to manipulate LIBOR, either individually or in concert with other institutions, in order to improve market perception of these institutions’ financial health and/or to increase the value of their proprietary trading positions. In response to regulatory inquiries, Credit Suisse commissioned a review of these issues. To date, Credit Suisse has seen no evidence to suggest that it is likely to have any material exposure in connection with these issues.

In addition, members of the US Dollar LIBOR panel, including Credit Suisse, have been named in various civil lawsuits filed in the US.

On October 25, 2011, the UK Financial Services Authority announced a settlement with Credit Suisse (UK) Limited (“CSUK”) in respect of findings as to the adequacy of systems and controls relating to the suitability of sales of non-principal protected products in 2007 to 2009. Under the settlement, CSUK was fined GBP 5.95 million and was required to conduct a review of sales of such products in the relevant period to determine suitability. This review has now been completed and the regulatory action against CSUK in respect of this matter has concluded.

OUR MANAGEMENT AGREEMENT

General

We entered into a management agreement with our Manager upon our inception in August 2007, pursuant to which our Manager provides for the day-to-day management of our operations.

The management agreement, which was most recently amended and restated effective January 1, 2013, requires our Manager to manage our assets, operations, and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our Board of Directors. Our Manager is under the supervision and direction of our Board of Directors. Our Manager is responsible for:

•	the selection, purchase and sale of assets in our portfolio;

•	our financing activities;

•	providing us with advisory services; and

providing us with a management team, inclusive of a dedicated Chief Financial Officer and appropriate support personnel as necessary.

Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to the management, operation, and administration of our assets and liabilities, and business as may be appropriate.

Under the management agreement, we pay our Manager a management fee quarterly in arrears, which includes a “base” component and an “incentive” component, and we reimburse certain expenses of our Manager. Effective January 1, 2013, we entered into a Fourth Amended and Restated Management Agreement with our Manager, which replaces and supersedes the Third Amended and Restated Management Agreement dated August 2, 2011. The Fourth Amended and Restated Management Agreement was adopted and executed for the primary purpose of making our operating partnership subsidiary a party to the management agreement and to cause, effective for all fiscal quarters beginning on or after January 1, 2013, base management fees and incentive fees to be calculated at the Operating Partnership level (as opposed to at the Company level).

Although we have not done so to date, if we invest at issuance in the equity of any CDO that is managed, structured, or originated by Ellington or one of its affiliates, or if we invest in any other investment fund or other investment for which Ellington or one of its affiliates receives management, origination or structuring fees, the base management and incentive fees payable by us to our Manager will be reduced by (or our Manager will otherwise rebate to us) an amount equal to the applicable portion of any such related management, origination, or structuring fees.

The management agreement provides that 10% of each incentive fee payable to our Manager is to be paid in common shares, with the balance paid in cash; provided, however, that our Manager may, in its sole discretion, elect to receive a greater percentage of any incentive fee in the form of common shares by providing our Board of Directors with written notice of its election to receive a greater percentage of its incentive fee in common shares before the first day of the last calendar month in the quarter to which such incentive fee relates. Our management agreement further provides that our Manager may not elect to receive common shares as payment of its incentive fee, other than in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading). The number of our common shares to be received by our Manager is based on the fair market price of those common shares, which is determined based on the average of the closing prices of our common shares on the NYSE during the last calendar month of the quarter to which such incentive fee relates. Common shares delivered as payment of the incentive fee are immediately vested, provided that our

Manager has agreed not to sell such common shares prior to one year after the date they are issued to our Manager, provided further, however, that this transfer restriction will lapse if the management agreement is terminated.

Base Management Fees, Incentive Fees and Reimbursement of Expenses

Base Management Fees

Periods prior to January 1, 2013—Under the previous management agreement, we paid our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of our shareholders’ equity (calculated in accordance with U.S Generally Accepted Accounting Principles, or “U.S. GAAP,” as of the end of each fiscal quarter (before deductions for base management fees and incentive fees payable with respect to such fiscal quarter), provided that shareholders’ equity is adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors, and approval by a majority of our independent directors in the case of non-cash charges.

Periods after January 1, 2013—Under the current management agreement, the Operating Partnership pays our Manager the same base management fee described above for the periods prior to January 1, 2013, except that shareholder’s equity is defined as the members’ equity of the Operating Partnership.

Incentive Fee

Periods prior to January 1, 2013—In addition to the base management fee, with respect to each fiscal quarter we paid our Manager an incentive fee equal to the excess, if any, of (i) the product of (A) 25% and (B) the excess of (1) our Adjusted Net Income (described below) for the Incentive Calculation Period (which means such fiscal quarter and the immediately preceding three fiscal quarters) over (2) the sum of the Hurdle Amounts (described below) for the Incentive Calculation Period, over (ii) the sum of the incentive fees already paid or payable for each fiscal quarter in the Incentive Calculation Period preceding such fiscal quarter.

For purposes of calculating the incentive fee, “Adjusted Net Income” for the Incentive Calculation Period means our net increase in shareholders’ equity from operations (or such equivalent U.S. GAAP measure based on the basis of presentation of our consolidated financial statements), after all base management fees but before any incentive fees for such period, and excluding any non-cash equity compensation expenses for such period, as reduced by any Loss Carryforward (as described below) as of the end of the fiscal quarter preceding the Incentive Calculation Period. Adjusted Net Income will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. For the avoidance of doubt, Adjusted Net Income includes both net investment income and net realized and unrealized gains and losses.

For purposes of calculating the incentive fee, the “Loss Carryforward” as of the end of any fiscal quarter was calculated by determining the excess, if any, of (1) the Loss Carryforward as of the end of the immediately preceding fiscal quarter over (2) our net increase in shareholders’ equity from operations (expressed as a positive number) or net decrease in shareholders’ equity from operations (expressed as a negative number) for such fiscal quarter (or such equivalent U.S. GAAP measures as may be appropriate depending on the basis of presentation of our consolidated financial statements), as the case may be, calculated in accordance with U.S. GAAP, adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

For purposes of calculating the incentive fee, the “Hurdle Amount” meant, with respect to any fiscal quarter, the product of (i) one-fourth of the greater of (A) 9% and (B) 3% plus the ten-year Treasury rate for such fiscal quarter, (ii) the sum of (A) the weighted average gross proceeds per share of all our common share issuances

(excluding issuances of our common shares (a) as equity incentive awards, (b) to our Manager as part of its base management fee or incentive fee and (c) to our Manager or any of its affiliates in privately negotiated transactions) up to the end of such fiscal quarter (with each such issuance weighted by both the number of shares issued in such issuance and the number of days that such issued shares were outstanding during such fiscal quarter) and (B) the result obtained by dividing (I) retained earnings attributable to our common shares at the beginning of such fiscal quarter by (II) the average number of our common shares outstanding for each day during such fiscal quarter, and (iii) the average number of our common shares and Long-Term Incentive Plan Units, “LTIP Units,” outstanding for each day during such fiscal quarter.

Periods after January 1, 2013—Under the current management agreement, our Operating Partnership pays our Manager the same incentive fee described immediately above, except that:

•

Adjusted Net Income and Loss Carryforward are determined by reference to the net increase in members’ equity resulting from operations of the Operating Partnership, as opposed to by reference to the net increase in our shareholders’ equity;

•

Hurdle Amount is determined by reference to the sum of the average number of our common shares and LTIP Units outstanding and the average number of partnership units in our Operating Partnership (“Operating Partnership Units”) and LTIP Units in our Operating Partnership (“Operating Partnership LTIP Units”) (other than Operating Partnership Units and Operating Partnership LTIP Units held by us) outstanding, as opposed to by reference only to the average number of our common shares and LTIP Units outstanding; and

•

Hurdle Price Per Share is determined: (i) by reference to both our common share issuances and Operating Partnership Unit issuances (other than Operating Partnership Units issued to us), as opposed to by reference only to our common share issuances, and (ii) by reference to the ratio of retained earnings attributable to both our common shares and Operating Partnership Units (other than Operating Partnership Units held by us) to the average number of our common shares and Operating Partnership Units (other than Operating Partnership Units held by us) outstanding, as opposed to by reference to the ratio of retained earnings attributable only to our common shares to the average number of our common shares outstanding.

Reimbursement of Expenses

We do not maintain an office or employ personnel. We rely on the facilities and resources of our Manager to conduct our operations. We pay all of our direct operating expenses, except those specifically required to be borne by our Manager under the management agreement. Our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager’s employees and other related expenses, other than the costs incurred by our Manager for a dedicated Chief Financial Officer, dedicated controller, an in-house legal counsel, and certain internal audit staff in connection with Sarbanes-Oxley compliance initiatives as approved by the Board of Directors (provided that the costs for any time spent by such in-house legal counsel or internal audit staff on matters unrelated to the Company will not be borne by the Company). In addition, other than as expressly described in the management agreement, we are not required to pay any portion of rent, telephone, utilities, office furniture, equipment, machinery, and other office, internal and overhead expenses of our Manager and its affiliates. Expense reimbursements to our Manager are made within 60 days following delivery of the expense statement by our Manager.

Term an d Termination

The management agreement has a current term that expires on December 31, 2013, and will automatically renew for a one year term each anniversary date thereafter unless notice of non-renewal is delivered by either party to the other party at least 180 days prior to the expiration of the then current term. Our independent directors will review our Manager’s performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding common shares, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the base management and incentive fees payable to our Manager are not fair, subject to our Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees. In the event we terminate the management agreement without cause or elect not to renew the management agreement, we will be required to pay our Manager a termination fee equal to the amount of three times the sum of (i) the average annual base management fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination and (ii) the average annual incentive fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement without payment of the termination fee with 30 days prior written notice from our Board of Directors for cause, which is defined as:

•	our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice of such breach;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence in performance of its duties under the management agreement;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including, but not limited to, an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of our Manager; and

•

certain changes of control of our Manager, including but not limited to the departure of Mr. Vranos from senior management of Ellington, whether through resignation, retirement, withdrawal, long-term disability, death or termination of employment with or without cause or for any other reason.

Our Manager may terminate the management agreement effective upon 60 days prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant in the management agreement and the default continues for a period of 30 days after written notice to us specifying the default and requesting that the default be remedied in such 30-day period. In the event our Manager terminates the management agreement due to our default in the performance or observance of any material term, condition or covenant in the management agreement, we will be required to pay our Manager the termination fee. Our Manager may also terminate the management agreement in the event we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event; provided, however, that in the case of such termination, if our Manager was not at fault for our becoming regulated as an investment company under the Investment Company Act, we will be required to pay a termination fee.

CONFLICTS OF INTEREST; EQUITABLE ALLOCATION OF OPPORTUNITIES

Ellington manages, and expects to continue to manage, other funds, accounts and vehicles that have strategies that are similar to, or that overlap with, our strategy. As of December 31, 2012, Ellington managed various funds, accounts and other vehicles that have strategies that are similar to, or that overlap with, our strategy, that have assets under management of approximately $4.4 billion (excluding our assets but including $1.1 billion of accounts with more traditional mandates). Ellington makes available to our Manager all opportunities to acquire assets that it determines, in its reasonable and good faith judgment, based on our objectives, policies and strategies, and other relevant factors, are appropriate for us in accordance with Ellington’s written investment allocation policy, it being understood that we might not participate in each such opportunity, but will on an overall basis equitably participate with Ellington’s other accounts in all such opportunities. Ellington’s investment and risk management committee and its compliance committee (headed by its Chief Compliance Officer) are responsible for monitoring the administration of, and facilitating compliance with, Ellington’s investment allocation procedures and policies.

Because many of our targeted assets are typically available only in specified quantities and because many of our targeted assets are also targeted assets for other Ellington accounts, Ellington often is not able to buy as much of any given asset as required to satisfy the needs of all its accounts. In these cases, Ellington’s investment allocation procedures and policies typically allocate such assets to multiple accounts in proportion to their needs and available capital. Ellington may at times allocate opportunities on a preferential basis to accounts that are in a “start-up” or “ramp-up” phase. The policies permit departure from such proportional allocation under certain circumstances, for example when such allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the policy allows for a protocol of allocating assets so that, on an overall basis, each account is treated equitably.

Other policies of Ellington that our Manager applies to the management of our company include controls for:

•

Cross Transactions- defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by Ellington or our Manager, on the other hand. It is Ellington’s policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. Ellington or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager’s executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager’s current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (i) at prices based upon third party bids received through auction, (ii) at the average of the highest bid and lowest offer quoted by third party dealers, or (iii) according to another pricing methodology approved by our Manager’s Chief Compliance Officer.

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Principal Transactions- defined as transactions between Ellington or our Manager (or any related party of Ellington or our Manager, which includes employees of Ellington and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, Ellington (or any related party of Ellington or our Manager, which includes employees of Ellington and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.

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Investment in other Ellington accounts- pursuant to our management agreement, although we have not done so to date, if we invest at issuance in the equity of any CDO that is managed, structured or originated by Ellington or one of its affiliates, or if we invest in any other investment fund or other investment for which Ellington or one of its affiliates receives management, origination or structuring fees, the base management and incentive fees payable by us to our Manager will be reduced by an amount equal to the applicable portion (as described in the management agreement) of any such management, origination or structuring fees.

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Split price executions- pursuant to our management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by Ellington, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.

To date, we have not entered into any cross transactions with other Ellington-managed accounts or principal transactions with Ellington, or invested in other Ellington accounts.

In deciding whether to issue additional debt or equity securities, we will rely in part on recommendations made by our Manager. While such decisions are subject to the approval of our Board of Directors, two of our directors are also Ellington employees. Because our Manager earns base management fees that are based on the total amount of our equity capital, and earns incentive fees that are based in part on the total net income that we are able to generate, our Manager may have an incentive to recommend that we issue additional debt or equity securities. See “Risk Factors—Future offerings of debt or equity securities may adversely affect the market price of common shares” for further discussion of the adverse impact future debt or equity offerings could have on our common shares. See also “Risk Factors—Our Manager’s incentive fee may induce our Manager to acquire certain assets, including speculative or high risk assets, or to acquire assets with increased leverage, which could increase the risk to our portfolio” and “Risk Factors—Valuations of some of our assets are inherently uncertain, may be based on estimates, may fluctuate over short periods of time and may differ from the values that would have been used if a ready market for these assets existed. As a result, the values of some of our assets are uncertain.”

Our Manager is authorized to follow very broad investment guidelines. Our independent directors will periodically review our investment guidelines and our portfolio. However, our independent directors generally will not review our proposed asset acquisitions, dispositions or other management decisions. In addition, in conducting periodic reviews, the independent directors will rely primarily on information provided to them by our Manager. Furthermore, our Manager may arrange for us to use complex strategies or to enter into complex transactions that may be difficult or impossible to unwind by the time they are reviewed by our Board of Directors. Our Manager has great latitude within our broad investment guidelines to determine the types of assets it may decide are proper for purchase by us. The management agreement with our Manager does not restrict the ability of its officers and employees from engaging in other business ventures of any nature, whether or not such ventures are competitive with our business. We may acquire assets from entities affiliated with our Manager, even where the assets were originated by such entities. Affiliates of our Manager may also provide services to entities in which we have invested.

Our executive officers and the officers and employees of our Manager are also officers and employees of Ellington, and, with the exception of those officers that are dedicated to us, we compete with other Ellington accounts for access to these individuals. We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest, nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us, absent approval by the Board of Directors or except as expressly set forth above or as provided in the management agreement between us and our Manager. In addition, nothing in the management agreement binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting. Records of the proprietary accounts of our Manager, Ellington, or the directors, officers, security holders or affiliates of the Company, our Manager, Ellington and their respective affiliates including policies related to such accounts, will not be available for inspection or review by shareholders.

For additional information regarding conflicts of interest, see “Risk Factors—Risks Related to our Relationship with our Manager and Ellington” above.

Legal Proceedings

Neither we nor our Manager is currently subject to any legal proceedings that we or our Manager considers material. Nevertheless, we, our Manager and Ellington operate in highly regulated markets that currently are under intense regulatory scrutiny, and Ellington and its affiliates have received, and we expect in the future that they may receive, inquiries and requests for documents and information from various federal, state and foreign regulators. See “Risk Factors—Risks Related to Our Business—We or Ellington or its affiliates may be subject to regulatory inquiries or proceedings.” Ellington has advised us that, at the present time, it is not aware that any material legal proceeding against Ellington and its affiliates is contemplated in connection with any of these inquiries or requests. However, we believe that the continued scrutiny of CDO and mortgage market participants (including large CDO collateral managers such as Ellington) increases the risk of additional inquiries and requests from regulatory or enforcement agencies. Ellington and we cannot provide any assurance that these inquiries and requests will not result in further investigation of or the initiation of a proceeding against Ellington or its affiliates or that, if any such investigation or proceeding were to arise, it would not materially adversely affect our company.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus and the accompanying prospectus supplement for the purchase of our targeted assets and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for each of the periods indicated:

	Fiscal Years Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(1)	13.5x	2.6x	11.6x	38.9x	0.61x
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends(1)	13.5x	2.6x	11.6x	38.9x	0.61x

(1)	Fixed charges consist of interest expense for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008.

We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred share dividends by dividing earnings by the sum of fixed charges and dividends on outstanding preferred shares. In each case, earnings represent increase (decrease) in shareholders’ equity resulting from operations plus fixed charges and preferred share dividends, if any. Fixed charges include interest expense. During the periods presented in the table above, no preferred shares were outstanding. For the fiscal year ended December 31, 2008, earnings were insufficient to cover fixed charges and combined fixed charges and preferred share dividends by approximately $2.4 million.

DESCRIPTION OF COMMON SHARES

The following description of our common shares sets forth certain general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement which provides for common shares issuable pursuant to shareholder rights or upon conversion of securities which are offered pursuant to such prospectus supplement and convertible into common shares under the terms and conditions set forth in such prospectus supplement, and will apply to any common shares offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.

Our operating agreement provides for the issuance of our common shares, as well as certain terms of our common shares. The following is a summary of some of the terms of our common shares, our operating agreement and the Delaware LLC Act, and is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our operating agreement and the Delaware LLC Act.

Authorized Shares

Each of our common shares represents a limited liability company interest in Ellington Financial LLC. We are authorized to issue, pursuant to action by our board of directors and without action by our shareholders, up to 100,000,000 common shares and up to 10,000,000 LTIP units that are convertible into common shares as described below. As of February 28, 2013, 20,403,723 common shares were issued and outstanding.

General

Upon payment in full of the consideration payable with respect to the common shares, as determined by our board of directors, such shareholders shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act—see “Certain Provisions of Delaware Law and Our Operating Agreement-Limited Liability”). No holder of common shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of common shares are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares present in person or represented by proxy, voting together as a group.

Distribution Rights

In general, holders of common shares will share ratably (based on the number of common shares held) in any distribution declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred shares. Distributions consisting of common shares may be paid only as follows: (1) common shares may be paid only to holders of common shares; and (2) shares shall be paid proportionally with respect to each outstanding common share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive our remaining assets available for distribution (only to the extent such assets are converted to cash) in accordance with and to the extent of positive balances in the respective capital accounts after taking into account certain adjustments. If our assets remaining after payment or discharge of our debts or liabilities are insufficient to return their capital contributions, the holders of our common shares shall have no recourse against us or any other holder of our common shares or our Manager.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our common shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event of an inadvertent termination of partnership status in which the Internal Revenue Service, or the “IRS,” has granted us limited relief, each holder of our common shares also is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership for U.S. federal (and applicable state) income tax purposes.

LTIP Units

In connection with our August 2007 private offering, our Board of Directors adopted the Ellington Incentive Plan for Individuals, or the “individual incentive plan,” and the Ellington Incentive Plan for Entities, or the “entity incentive plan,” referred to collectively in this prospectus as the “incentive plans.” Our Manager’s directors, officers, employees and affiliates who provide services to us and our officers, directors, employees, consultants and advisors who are natural persons are eligible to receive awards under the individual incentive plan. Our Manager, consultants and advisors who are not natural persons are eligible to receive awards under the entity incentive plan. The incentive plans are administered by our Compensation Committee. The incentive plans each have a term of ten years from the date of adoption.

As of February 28, 2013, a combined total of 852,069 Long-Term Incentive Plan (“LTIP”) units remain available for issuance. Upon vesting, LTIP units are transferable on a one-for-one basis into common shares. In each subsequent calendar year, the maximum limit on the number of common shares and LTIP units issuable under both incentive plans shall increase by an amount equal to six percent (6%) of the difference, if any (but not less than zero) between (1) the number of common shares that are outstanding as of the last day of such calendar year and (2) the number of common shares that are outstanding as of the last day of the immediately preceding calendar year (excluding any securities issued under the plans). The individual incentive plan requires that of the number of common shares and LTIP units available for awards under both plans, 62,500 common shares be reserved for awards to be made to our independent directors. As of February 28, 2013, 32,096 LTIP units had been issued pursuant to our individual incentive plan and 375,000 LTIPs had been issued pursuant to our entity incentive plan. In no event shall the number of common shares and LTIP units issued pursuant to both incentive plans exceed 10,000,000. In the event that an award expires, or is forfeited, cancelled or otherwise terminates without the issuance of shares, such common shares subject to such award will again be available for subsequent awards, except as prohibited by law. In addition, common shares that we withhold in satisfaction of the holder’s obligation to remit an exercise price or withholding taxes will be available for future awards.

Upon the occurrence of any event that affects our common shares in such a way that an adjustment of outstanding awards is appropriate in order to prevent the dilution or enlargement of rights under the awards (including, without limitation, any extraordinary dividend or other distribution (whether in cash or in kind), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event), the Compensation Committee shall make appropriate equitable adjustments, which may include, without limitation, adjustments to any or all of the number and kind of common shares (or other securities) which may thereafter be issued in connection with such outstanding awards and adjustments to any exercise price specified in the outstanding awards and shall also make appropriate equitable adjustments to the number and kind of common shares (or other securities) authorized by or to be granted under the incentive plans. Such other substitutions or adjustments shall be made respecting awards granted under the incentive plans as may be determined by the Compensation Committee, in its sole discretion. In connection with any event described in this paragraph, the Compensation Committee may provide, in its discretion, for the cancellation of any outstanding award and payment in cash or other property in exchange therefor, equal to the difference, if any, between the fair market value of our common shares or other property subject to the award, and the exercise price, if any.

The Compensation Committee has the authority under the incentive plans to determine the terms and conditions of any awards thereunder, including the terms of any LTIP units. In general, LTIP units will comprise a separate class or classes of our limited liability company interests. Each LTIP unit awarded will typically be deemed to be the equivalent of one common share under the incentive plans. In connection with each grant of LTIP units, the Compensation Committee sets the relevant terms of such grant, including the number, vesting schedule (including any performance-based vesting conditions) and forfeiture provisions, rights to distributions, allocations of income and capital accounts, required capital contributions, if any, voting rights and conversion features, among other things. As equity interests, the LTIP units are also subject to the terms of our operating agreement. LTIP units may be granted either as free-standing awards or in tandem with other awards under our incentive plans.

In addition to LTIP units, the incentive plans also permit awards of restricted common shares. A restricted common share award is an award of our common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. The restrictions may lapse at such times and under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our Compensation Committee may determine. Except to the extent restricted under an award agreement, the holder of a restricted common share has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive distributions on the restricted common shares. Although distributions are paid on all restricted common shares, whether or not vested, at the same rate and on the same date as common shares, the award agreement may prohibit holders of restricted common shares from transferring such restricted common shares until they vest. All restrictions on restricted common shares granted under the incentive plans will be removed immediately and fully upon a change of control of us.

The Compensation Committee may also grant share appreciation rights, performance awards and other share and non-share-based awards under the incentive plans. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Generally, holders are not permitted to sell, transfer, pledge or assign any award, and all awards shall be exercisable, during the holder’s lifetime, only by the holder; provided, however, that the Compensation Committee may, in its sole discretion, provide that certain awards may be transferable subject to certain restrictions.

Generally, holders are not permitted to sell, transfer, pledge or assign any award, and all awards shall be exercisable, during the holder’s lifetime, only by the holder; provided, however, that the Compensation Committee may, in its sole discretion, provide that certain awards may be transferable subject to certain restrictions.

Our Compensation Committee may at any time amend, alter, suspend or discontinue the incentive plans, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plans. To the extent required by law, the Compensation Committee will obtain approval of the shareholders for any amendment that would:

•	increase the total number of common shares reserved for issuance under the incentive plans (other than through adjustment as provided in the incentive plan);

•	change the class of eligible participants under the incentive plans; or

•	otherwise require such approval.

Restrictions on Transfer

See “Certain Provisions of Delaware Law and Our Operating Agreement” for a description of restrictions on transfers of our shares including our common shares and for a description of other provisions of the Operating Agreement affecting your investment in our common shares.

DESCRIPTION OF PREFERRED SHARES

The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate, including a prospectus supplement which provides for preferred shares issuable pursuant to shareholder rights or upon conversion of securities which are offered pursuant to such prospectus supplement and convertible into preferred shares under the terms and conditions set forth in such prospectus supplement, and will apply to any preferred shares offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.

Our operating agreement authorizes our board of directors, without action by our shareholders, to approve the issuance of up to 100,000,000 preferred shares. The following is a summary of some of the terms of our preferred shares, our operating agreement and the Delaware LLC Act, and is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our operating agreement and the Delaware LLC Act.

As of February 28, 2013, no preferred shares were issued and outstanding. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by common shareholders.

Our board of directors is able to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

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the amount of preferred shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of preferred shares of the series then outstanding;

•	whether distributions, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which distributions, if any, will be payable;

•	the redemption rights and price or prices, if any, for preferred shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of the preferred shares of the series;

•	the amounts payable on preferred shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the preferred shares of the series will be convertible into or exchangeable for interests of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, the period or periods during which, the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made;

•	restrictions on the issuance of preferred shares of the series or of any shares of any other class or series; and

•	the voting rights, if any, of the holders of the preferred shares of the series.

The designations, preferences, rights, powers and duties of each series of preferred shares will be set forth in a designating amendment to our operating agreement that is approved by our board of directors and annexed to our operating agreement.

Our operating agreement authorizes our board of directors to classify and reclassify any unissued common or preferred shares into other classes or series of shares. We could issue or reclassify a series of preferred shares that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the market value of the common shares.

Restrictions on Transfer

See “Certain Provisions of Delaware Law and Our Operating Agreement” for a description of restrictions on transfers of our shares including our preferred shares and for a description of other provisions of our operating agreement affecting your investment in our preferred shares.

DESCRIPTION OF SHAREHOLDER RIGHTS

This section describes the general terms and provisions of the rights to purchase certain of our securities that we may issue to holders of our securities pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the rights then issued, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase common or preferred shares. In this prospectus, we refer to such rights as “shareholder rights.” If shareholder rights are so issued to existing holders of securities, each shareholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If shareholder rights are issued, the applicable prospectus supplement will describe the terms of such shareholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

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aggregate number of common or preferred shares purchasable upon exercise of such shareholder rights and in the case of shareholder rights for preferred shares, the designation, aggregate number, and terms of the class or series of preferred shares purchasable upon exercise of such shareholder rights;

•	the date on which the right to exercise such shareholder rights shall commence and the expiration date on which such right shall expire;

•	material U.S. federal income tax considerations; and

•	other material terms of such shareholder rights.

In addition to the terms of the shareholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such shareholder rights who validly exercises all shareholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised shareholder rights issued to other holders, to the extent such shareholder rights have not been exercised.

Holders of shareholder rights will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of our company, except to the extent described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

We may issue warrants for the purchase of common shares or preferred shares, respectively referred to as common share warrants and preferred share warrants. Warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates. The warrant agent will act solely as an agent of ours in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of warrant certificates or beneficial owners of warrants.

If we offer warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such warrants, including the following, where applicable:

•	the offering price;

•

the aggregate number of shares purchasable upon exercise of such warrants, and in the case of warrants for preferred shares, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such warrants;

•	the designation and terms of the securities with which such warrants are being offered, if any, and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and any related securities will be transferable separately;

•

the number of preferred shares or common shares purchasable upon exercise of each of such warrants and the price at which such number of preferred shares or common shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the expiration date on which such right shall expire;

•	material U.S. federal income tax considerations applicable to the warrants; and

•	any other material terms of such warrants.

Holders of future warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of the Company.

If warrants for the purchase of preferred shares are offered, the applicable prospectus supplement will also describe the terms of the preferred shares into which the warrants are exercisable as described under “Description of Preferred Shares.”

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the debt securities offered through this prospectus. In the following discussion, we refer to any of our direct unsecured general obligations as the “Debt Securities.” When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement or any free writing prospectus. The Debt Securities will be issued under an open-ended Indenture (for Debt Securities) between us and a trustee to be selected by us at or about the time we offer our Debt Securities. The form of open-ended Indenture (for Debt Securities) is incorporated by reference into the registration statement of which this prospectus is a part and is filed as an exhibit to the registration statement. In this prospectus we refer to the Indenture (for Debt Securities) as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

The prospectus supplement or any free writing prospectus applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be our subordinated obligations. The form of Debt Securities Indenture referred to above includes optional provisions (designated by brackets (“[      ]”)) that we would expect to appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any of our subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement or any free writing prospectus provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. Our Debt Securities Indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act,” and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement or any free writing prospectus. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the applicable Debt Securities, Debt Securities Indenture, any supplemental indentures, form of note, officers’ certificates and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to, or are incorporated by reference into, the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

Ranking

Our Debt Securities that are not designated Subordinated Debt Securities will be effectively subordinated to all secured indebtedness that we have outstanding from time to time to the extent of the value of the collateral securing such secured indebtedness. Our Debt Securities that are designated Subordinated Debt Securities will be subordinate to all outstanding secured indebtedness as well as Debt Securities that are not designated Subordinated Debt Securities. We incur indebtedness from time to time to finance many of our assets pursuant to repurchase agreements. This indebtedness is deemed to be secured indebtedness. As a result, we have a significant amount of secured indebtedness at any given time in relation to our total assets. The Debt Securities Indenture does not limit the amount of secured indebtedness that we may issue or incur. For a more detailed description regarding our risk exposure on our repurchase agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 9, 2013 and incorporated herein by reference.

Our ability to meet our financial obligations with respect to any future Debt Securities, and cash needs generally, is dependent on our operating cash flow, our ability to access various sources of short- and long-term liquidity, including our repurchase agreements, and the capital markets. Holders of our Debt Securities will effectively have a junior position to claims of our creditors, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders.

Provisions of a Particular Series

The Debt Securities may from time to time be issued in one or more series. You should consult the prospectus supplement or free writing prospectus relating to any particular series of Debt Securities for the following information:

•	the title of the Debt Securities;

•	any limit on the aggregate principal amount of the Debt Securities of the series of which they are a part;

•	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

•	the rate, including the method of determination, if applicable, at which the Debt Securities will bear interest, if any, and:

•	the date from which the interest will accrue;

•	the dates on which we will pay interest;

•	our ability to defer interest payments and any related restrictions during any interest deferral period; and

•	the record date for any interest payable on any interest payment date;

•	the place where:

•	the principal of, premium, if any, and interest on the Debt Securities will be payable;

•	you may register transfer of the Debt Securities;

•	you may exchange the Debt Securities; and

•	you may serve notices and demands upon us regarding the Debt Securities;

•	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

•	the terms and conditions upon which we may elect to redeem any Debt Securities, including any replacement capital or similar covenants limiting our ability to redeem any Subordinated Debt Securities;

•	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

•

the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

•	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

•

the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

•	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

•

the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside of the applicable indenture;

•	if other than the entire principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

•	any addition to the events of default applicable to any Debt Securities and any addition to our covenants for the benefit of the holders of the Debt Securities;

•	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

•	whether we are issuing Debt Securities as global securities, and if so:

•	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

•	any limitations on the right to obtain definitive certificates of the Debt Securities; and

•	any other matters incidental to the Debt Securities;

•	whether we are issuing the Debt Securities as bearer certificates;

•

any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

•	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

•	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities;

•	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture; and

•	the material U.S. federal income tax consequences applicable to the Debt Securities.

For more information, see Section 3.01 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement or free writing prospectus for a description of certain material federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than U.S. dollars.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in an highly-leveraged transaction.

Subordination

The applicable prospectus supplement or free writing prospectus may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. For more information, see Article XV of the form of Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, no payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

•	there occur certain acts of bankruptcy, insolvency, liquidation, dissolution or other winding up of our company;

•	any Senior Indebtedness is not paid when due;

•

any applicable grace period with respect to other defaults with respect to any Senior Indebtedness has ended, the default has not been cured or waived and the maturity of such Senior Indebtedness has been accelerated because of the default; or

•	the maturity of the Subordinated Debt Securities of any series has been accelerated because of a default and Senior Indebtedness is then outstanding.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 15.02 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 15.04 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the term “Senior Indebtedness” means all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us:

•	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities);

•	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

•	indebtedness evidenced by bonds, debentures, notes or other similar instruments.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.

The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 2.01 and 3.02 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar.

No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 3.05 of the applicable Debt Securities Indenture.

The applicable prospectus supplement or free writing prospectus will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 6.02 of the applicable Debt Securities Indenture.

We will not be required to:

•

issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

•	register the transfer of, or exchange any, Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 3.05 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement or free writing prospectus states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 3.07 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement or free writing prospectus states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement or free writing prospectus. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 6.02 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security shall be deemed an unsecured general creditor and may look only to us for these payments. For more information, see Section 6.03 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement or free writing prospectus for any terms regarding optional or mandatory redemption of Debt Securities. Except for any provisions in the applicable prospectus supplement or free writing prospectus regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of selection. For more information, see Sections 4.03 and 4.04 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

•	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

•	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 4.04 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any other person, unless:

•	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets:

•	is organized and validly existing under the laws of any domestic jurisdiction; and

•	expressly assumes by supplemental indenture our obligations on the Debt Securities and under the applicable indentures;

•	immediately after giving effect to the transaction, no event of default, and no event that would become an event of default, has occurred and is continuing; and

•	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 11.01 of the applicable Debt Securities Indenture.

Events of Default

Unless the applicable prospectus supplement or free writing prospectus states otherwise, “event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

•	failure to pay any interest due on any Debt Security of that series within 30 days after it becomes due;

•	failure to pay principal or premium, if any, when due on any Debt Security of that series;

•	failure to make any required sinking fund payment on any Debt Securities of that series;

•

breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default set forth in the applicable prospectus supplement or free writing prospectus.

For more information, see Section 8.01 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement or free writing prospectus may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement or free writing prospectus may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay:

•	all overdue interest on all Debt Securities of the particular series;

•

the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

•	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

•	all amounts due to the Debt Securities Trustee under the applicable indenture; and

•

any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 8.02 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 9.03 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 8.12 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

•	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

•

the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

•

the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 8.07 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 8.08 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 6.06 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

•	to add one or more covenants or other provisions for the benefit of the holders of our outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

•	to add any additional events of default;

•

to change or eliminate any provision of the applicable indenture or add any new provisions to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

•	to provide collateral security for the Debt Securities;

•	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

•

to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

•	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of Debt Securities;

•	to change any place where:

•	the principal of and any premium and interest on any Debt Securities are payable;

•	any Debt Securities may be surrendered for registration of transfer or exchange; or

•	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

•	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 12.01 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

•	compliance by us with certain provisions of the applicable indenture (see Section 6.07 of the applicable Debt Securities Indenture); and

•

any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 8.13 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 12.01 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

•	may not, without the consent of the holder of each outstanding Debt Security affected:

•	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

•	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

•	reduce any premium payable upon the redemption of Debt Securities;

•	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

•	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

•

may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

•

may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

•

changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

•	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 12.02 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holder of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 1.04 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement or free writing prospectus provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the Debt Security or portion thereof. For more information, see Section 7.01 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement or free writing prospectus provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 9.10 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Debt Security Register. For more information, see Section 1.06 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 3.08 of the applicable Debt Securities Indenture.

Governing law

The Debt Securities Indenture and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 1.12 of the applicable Debt Securities Indenture.

GLOBAL SECURITIES

We may issue some or all of our securities or any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee of the custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or

•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;

•	the trustee under any indenture; or

•	any agent of any of the above.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR OPERATING AGREEMENT

Organization and Duration

We were formed in Delaware in July 2007, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our management shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would require us to register as an investment company under the Investment Company Act or cause us to be treated as an association or publicly traded partnership taxable as a corporation or otherwise taxable at the entity level for federal income tax purposes.

Agreement to be Bound by our Operating Agreement; Power of Attorney

Each purchaser of a common share will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents under and in accordance with, our operating agreement.

Duties of Officers and Directors

Our operating agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our operating agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or “DGCL,” except as expressly modified by the terms of the operating agreement. Finally, our operating agreement provides that except as specifically provided therein, the fiduciary duties and obligations of our board of directors owed to us and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

Our operating agreement does not expressly modify the duties and obligations owed by officers and directors under the DGCL. However, there are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our operating agreement provides that to the fullest extent permitted by applicable law our directors will not be liable to us. Under the DGCL, a director or officer would be liable to us for (1) breach of duty of loyalty to us or our shareholders; (2) intentional misconduct or knowing violations of the law that are not done in good faith; (3) improper redemption of stock or declaration of a dividend; or (4) a transaction from which the director derived an improper personal benefit.

Second, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our operating agreement provides that in the event a potential conflict of interest exists or arises between any of our principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (1) approved by our nominating and corporate governance committee, which is composed of independent directors, (2) approved by shareholders holding a majority of our shares that are disinterested parties, (3) on terms no less favorable than those generally provided to or available from unrelated third parties, or (4) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

In addition, our operating agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Since our first annual meeting of shareholders, members of our board of directors have been elected by a plurality of our shareholders. Each member of our board of directors currently serves for a one-year term expiring in 2013.

Removal of Members of Our Board of Directors

Any director or the entire board of directors may be removed, only for cause (as defined in the operating agreement) and then only by a vote of at least two-thirds of the votes entitled to be cast in the election of directors. The vacancy in the board of directors caused by any such removal will be filled by a vote of the majority of directors then in office even if the remaining directors do not constitute a quorum.

Shareholder Meetings

Under our operating agreement, we are required to hold an annual meeting of shareholders for the election of directors and other business during the month of May of each year on a date and time to be set by the board of directors. In addition, our operating agreement provides that a special meeting of shareholders may be called by our board of directors and certain of our officers. Our operating agreement further provides that, subject to the satisfaction of certain procedural and information requirements, a special meeting of shareholders shall be called by the Secretary of the company upon written request of shareholders entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.

Advance Notice of Nominations and Shareholder Business

Our operating agreement establishes advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meeting of our shareholders.

Limited Liability

Section 18-607 and Section 18-804 of the Delaware LLC Act provide that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under Section 18-607, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under Section 18-804 of the Delaware LLC Act, a limited liability company that has dissolved and is winding up its affairs may not make a liquidating distribution to its members unless it has paid or made reasonable provision for the payment of all of its known liabilities, the satisfaction of all known claims against it, including contingent, conditional or unmatured claims, and the satisfaction of claims that have not been made known to it or that have not arisen but that, based on facts that are known to it, are likely to arise or become known within 10 years after the date of dissolution. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Our operating agreement provides that our directors will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (1) for any breach of the director’s duty of loyalty to us or the holders of the shares; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our director, officer, employee, tax matters member or agent, or is or was serving at our request as a director, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total voting power of our outstanding common shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of the holders of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•

provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the total voting power of our outstanding common shares;

•	change the term of existence of our company; or

•

give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total voting power of our outstanding common shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total voting power of our outstanding common shares.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•

the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•

a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed at the entity level for U.S. federal income tax purposes other than as our board of directors specifically so designate;

•

an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or the “Investment Company Act,” the Advisers Act, or “plan asset” regulations adopted under the Employee Retirement Income Security Act, or “ERISA”, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our board of directors determines, based on the advice of counsel, to be necessary to cause our allocations of profit and loss to conform to the requirements of Section 704(b) of the Internal Revenue Code of 1986, as amended, or the “Code”;

•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•

any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent expressed in our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of holders of a majority of the total voting power of all of our outstanding common shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, or approving on our behalf the sale, exchange or other disposition of all or substantially all of our assets, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in our operating agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, in each case without any approval of our shareholders. The shareholders are not entitled to dissenters’ rights of appraisal under the operating agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of the total voting power of all of our outstanding common shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If the board of directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the board of directors may elect to cause us to be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines our company should seek relief pursuant to Section 7704(e) of the Code to preserve the treatment of our company as a partnership for U.S. federal (and applicable state) income tax purposes, our company and each shareholder shall agree to adjustments required by the tax authorities, and our company and each shareholder shall pay such amounts as required by the tax authorities.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting and tax purposes, our fiscal year is the calendar year. We have agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1s) as promptly as practicable after the end of each tax year, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. However, we may not be able to provide holders of our common shares with tax information on a timely basis. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. In addition, delivery of this information by us may be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, holders of our common shares will need to apply for extensions of time to file their tax returns.

Provisions in the Operating Agreement that may have an Anti-Takeover Effect

Some of the provisions in the operating agreement described above could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of us. These provisions include, among others:

•	allowing only our board of directors to fill newly created directorships,

•

requiring advance notice for our shareholders to nominate candidates for election to our board of directors or to propose business to be considered by our shareholders at a meeting of our shareholders;

•	our ability to issue additional securities, including, but not limited to, preferred shares, without approval by our shareholders;

•	the ability of our board of directors to amend the operating agreement without the approval of the shareholders except under certain specified circumstances;

•

requiring that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares (See “—Restrictions on Ownership and Transfer;”) and

•	limitations on the ability of our shareholders to call special meetings of our shareholders or to act by written consent.

Certain provisions of the management agreement also could make it more difficult for third parties to acquire control of us by various means, including limitations on our right to terminate the management agreement and a requirement that, under certain circumstances, we make a substantial payment to our Manager in the event of a termination.

Restrictions on Ownership and Transfer

Our operating agreement, subject to certain exceptions, contains restrictions on the amount of our shares that a person may own and may prohibit certain entities from owning our shares. Our operating agreement provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of our outstanding shares.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of our common shares which are transferred to the trust (as described below), will be required to give notice immediately to us, or in the case of proposed or attempted transactions will be required to give at least 15 days written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer, including, without limitation, the effect on the qualification as a real estate investment trust (“REIT”) of any potential REIT subsidiary we may acquire or form in the future.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate. Our board of directors may also condition any such exemption on the receipt of a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as it deems appropriate. Our board of directors has granted an exemption from this limitation to Ellington, certain affiliated entities of Ellington and certain non-affiliates, subject to certain conditions.

Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions (other than those described in the preceding paragraph) will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our operating agreement) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our operating agreement provides that the purported transfer in violation of the restrictions will be void ab initio. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to common shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law and pursuant to our operating agreement, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the common shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that the shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our operating agreement) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that the shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the securities shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing the shares bear a legend referring to the restrictions described above.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of our shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following summary discusses the material U.S. federal income tax and, for certain non-U.S. holders (as defined below), estate tax consequences of the acquisition, ownership and disposition of our common shares and preferred shares. Any additional U.S. federal income tax considerations of the ownership and disposition of our preferred shares, shareholder rights, warrants or debt securities will be addressed in an applicable prospectus supplement or free writing prospectus we and any selling security holders may provide you. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently in effect and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that our shares will be held as capital assets for U.S. federal income tax purposes. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular holder of our shares in light of its personal circumstances, or to holders of our shares that are subject to special treatment under U.S. federal income tax laws, including but not limited to:

•	dealers in securities or foreign currencies;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Holders of Our Shares—Unrelated Business Taxable Income”);

•	regulated investment company (a “RIC”) (except to the extent discussed in “—Taxation of Holders of Our Shares—Mutual Fund Holders”);

•	REITs;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders of Our Shares”);

•	controlled foreign corporations, or “CFCs”;

•	passive foreign investment companies, or “PFICs”;

•	persons who are subject to the alternative minimum tax;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold our shares as part of a hedge, straddle, constructive sale, or integrated or conversion transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons who are, or who hold our shares through, partnerships or other pass-through entities; or

•	holders of options granted by us or persons who acquired our shares as compensation.

The tax treatment of partners in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds our shares generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold our shares should consult their tax advisors.

As used below, a “U.S. holder” is a beneficial holder of our shares who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of our shares that is not a U.S. holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). The term “holders” includes both a U.S. holder and a non-U.S. holder.

The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your own tax advisors as to the specific tax consequences to you of the acquisition, ownership and disposition of our shares, including the applicability and effect of federal, state and local or foreign income and other tax laws to your particular circumstances.

Our Taxation

Classification of Ellington Financial LLC

In the opinion of Hunton & Williams LLP, or “Hunton & Williams,” we have been and will be treated, for U.S. federal income tax purposes, as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Hunton & Williams speaks as of the date issued and is based on various assumptions and representations relating to our organization, operations, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, and that we, at all times, have operated and will continue to operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding our organization, assets, income, and present and future conduct of our activities and operations, and assumes that such representations and covenants are accurate and complete.

There is limited statutory, administrative and judicial authority addressing certain aspects of the treatment of instruments similar to our shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this prospectus. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of acquiring, owning and disposing of our shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.

While we believe that we have been organized and have operated so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hunton & Williams or us that we will so qualify for any particular year. Hunton & Williams will have no obligation to advise us or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Our taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Hunton & Williams on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If, for any reason, including our failure to meet the qualifying income exception, we were treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, items of income, gain, loss, deduction and credit would not pass through to the holders of our shares and such holders would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. We would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on all of our income. Distributions to holders of our shares would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. Additionally, distributions paid to non-U.S. holders of our shares would be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty). Thus, if we were treated as a corporation, such treatment would result in a material reduction in cash flow and after-tax returns for holders of our shares and thus would result in a substantial reduction in the value of our shares.

Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (1) interests in the partnership are traded on an established securities market or (2) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are treated, and will continue to be treated, as a publicly traded partnership.

A publicly traded partnership will be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes if (1) 90% or more of the income of such publicly traded partnership during each taxable year consists of “qualifying income,” and (2) such publicly traded partnership would not be included in the definition of a RIC in Section 851(a) of the Code if it were a domestic corporation (which generally applies to entities required to register under the Investment Company Act of 1940, as amended). We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the “conduct of a financial or insurance business” or is based, directly or indirectly, on the income or profits of any person. Our income currently consists primarily of interest income, income and gain from interest rate, credit risk and other derivatives, gain from sale of securities (including income from the short sale of securities) all of which is generally qualifying income for purposes of the qualifying income exception.

We believe we satisfy the qualifying income exception and we intend to continue to conduct our activities and operations so that we will continue to qualify for this exception in each taxable year. There can be no assurance, however, that the IRS will not challenge our compliance with the qualifying income exception requirements and, therefore, assert that we are taxable as a corporation for U.S. federal income tax purposes. Such treatment would result in a material reduction in cash flow and after-tax returns for holders of our shares and thus would result in a substantial reduction in the value of our shares.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (1) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (2) the failure is determined by the IRS to be inadvertent, and (3) we and each of the holders of our shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of our shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership for U.S. federal (and applicable state) income tax purposes. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of the shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

Certain State, Local and Non-U.S. Tax Matters

We and any subsidiary of ours may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and of the holders of our shares may not conform to the U.S. federal income tax treatment discussed herein. We may pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our shares as a credit against their federal income tax liability.

Taxation of Holders of Our Shares

Taxation of Holders of Our Shares on Our Profits and Losses

As a partnership for U.S. federal income tax purposes, we are not subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of our items of income, gain, loss, deduction and credit for our taxable year ending within or with your taxable year, regardless of whether you have received any distributions. Individuals, trusts and estates that are U.S. holders and whose income exceeds certain thresholds will also be subject to the Medicare tax on their allocable share of our taxable income. It is possible that your U.S. federal tax liability with respect to your allocable share of our earnings in a particular taxable year could exceed the cash distributions to you, thus requiring an out-of-pocket tax payment by you. See “—Nature of Our Business Activities—Non-Cash Income from Our Investments” below. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at the partnership level (rather than at the shareholder level).

Allocation of Profits and Losses

For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among the holders of our shares in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. The allocable share of such items for a holder of our shares will be determined by our operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in us. We believe that the allocations provided by our operating agreement have “substantial economic effect” although, as discussed below, it is possible that (1) our method for allocating partnership income and deductions between transferors and transferees of our shares might not literally comply with certain proposed Treasury Regulations once they are finalized and (2) the IRS may not respect our allocations to the extent attributable to certain conventions used for making tax basis adjustments. See “—Administrative Matters—Section 754 Election” below. If the allocations provided by our operating agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our operating agreement.

You may be allocated different amounts of our income, gain, loss, deduction and credit than other holders as a result of Section 704(c) of the Code and certain elections made by us and Ellington Financial Operating Partnership LLC (our “Operating Partnership”). Since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. We own approximately 99% of the partnership interests in our Operating Partnership (“OP Units”). The remaining OP Units are held by EMG Holdings, L.P., an affiliate of our Manager. On its initial tax return, our Operating Partnership will make an election under Section 475(f) of the Code to mark to market for U.S. federal income tax purposes the securities it holds as a trader. See “—Nature of Our Business Activities—Mark-to-Market Elections.” Although we have made an election to adjust the basis in our assets upon a transfer of our shares under Section 754 of the Code, our Operating Partnership does not intend to make a Section 754 election. See “—Administrative Matters—Section 754 Election.” As a result of our Section 754 election, each holder that purchases our shares will have an initial tax basis in our assets (i.e., our OP Units) that reflects such holder’s purchase price. Because our Operating Partnership will not make a Section 754 election, we believe that our Operating Partnership will not be required to make corresponding tax basis adjustments with respect to its assets.

If we were to sell all or part of our OP Units, then the tax basis adjustment required as result of our Section 754 election could result in holders of our shares being allocated different amounts of income or gain from that sale. In addition, it is possible that the IRS might challenge our position that our Section 754 election does not require our Operating Partnership to make tax basis adjustments with respect to its assets. If such challenge were upheld, any holder who purchased our shares when our diluted book value per share exceeded the holder’s per share purchase price would be allocated additional income (and/or a lesser amount of loss) in an amount per share approximately equal to such excess, ignoring any offsetting allocations of operating loss and assuming that our diluted book value per share at the end of the taxable year was equal to or greater than the diluted book value per share at the time of purchase. No complete assurance can be provided that the IRS will not successfully assert that the tax basis of the assets held by our Operating Partnership must be adjusted upon a purchase of our shares.

In accordance with recently proposed Treasury Regulations, on which existing publicly traded partnerships currently may rely, we will apply a monthly convention pursuant to which our taxable income and losses will be determined annually and will be prorated on a monthly basis. Then the income and losses will be apportioned among the holders in proportion to the shares owned by each of them as of the first business day of the month, or the “Allocation Date.” However, certain “extraordinary items,” such as income or gain realized on a sale or other disposition of our assets other than in the ordinary course of business, will be allocated among the holders owning our shares on the Allocation Date in the month in which that gain or loss is recognized. It is not entirely clear whether certain items, such as the mark-to-market gains and losses recognized at the end of the year and allocated to us as a result of our Operating Partnership’s election under Section 475(f) of the Code (see “—Nature of Our Business Activities-Mark-to-Market Election”), will be treated as “extraordinary items.” We do not intend to treat these mark-to-market gains and losses as “extraordinary items.” If the IRS successfully asserted a contrary position, there would be a disproportionate allocation of our income to the month in which our mark-to-market gains and losses are recognized. As a result of the monthly convention for allocating items, holders transferring our shares may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any cash distributions.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and the proposed Treasury Regulations prescribing the monthly convention described in the preceding paragraph will not be effective until finalized and may be changed prior to being finalized. Accordingly, it is possible that transfers of our shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to our monthly convention for allocating income and deductions. In that event, our allocation method might be considered a monthly convention that does not literally comply with that requirement. If our monthly convention is not allowed by the final Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the holders of our shares. If such a contention were sustained, your income or loss allocation could be adjusted, possibly to your detriment. The board of directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period), which we may do if the final Treasury Regulations do not approve the allocation method described above.

Adjusted Tax Basis of Shares

Our distributions generally will not be taxable to you to the extent of your adjusted tax basis in our shares (see “—Treatment of Distributions” below). In addition, you will be allowed to deduct your allocable share of our losses (if any) only to the extent of your adjusted tax basis in your shares at the end of the taxable year in which the losses occur. Your initial tax basis in your shares will be generally equal to the amount of cash you paid for your shares and will be generally increased by your allocable share of our profits (and items of income and gain). Your adjusted tax basis in our shares will be generally decreased (but not below zero) by your allocable share of our losses (and items of loss, deduction and expense), the amount of cash distributed to you and our tax basis in property (other than cash) distributed to you by us. Moreover, your adjusted tax basis will include your allocable share of our liabilities, if any.

To the extent a deduction of your allocable share of our losses (if any) is not allowed because you had insufficient adjusted tax basis in your shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed to the extent of your adjusted tax basis in your shares in those subsequent taxable years.

Treatment of Distributions

Cash distributions by us with respect to our shares or in redemption of less than all of your shares generally will not be taxable to you. Instead, such distributions will be treated as a distribution from a partnership and will reduce, but not below zero, your adjusted tax basis in your shares immediately before the distribution. If such distributions exceed your adjusted tax basis in your shares, the excess will be taxable to the holder as gain from a sale or exchange of shares (as described in “—Disposition of Our Shares” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to you where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated as cash distributions for U.S. federal income tax purposes.

Disposition of Our Shares

A sale or other taxable disposition of all or a part of your shares (including in redemption for cash of all of your shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including any cash deemed received by reason of the reduction in your share of our liabilities) and your adjusted tax basis in your shares (as described in “—Adjusted Tax Basis of Shares” above). Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your shares exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code. This may include, among other things, accrued market discount on debt securities having a stated redemption price at maturity that is greater than our tax basis in those debt securities and unremitted earnings of any CFC held by us, although in the case of a holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code. If you dispose of your shares at a time when we hold stock in a PFIC that is not a qualified electing fund, or “QEF,” you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by us.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that adjusted tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the adjusted tax basis allocated to the interests sold equals an amount that bears the same relation to the partner’s adjusted tax basis in all of the partner’s interests in the partnership as the value of the interests sold bears to the value of all of the partner’s interests in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling holder of our shares who can identify shares transferred with an ascertainable holding period to elect to use the actual holding period of the shares transferred. Thus, according to the IRS ruling discussed above, a holder of our shares will be unable to select high or low basis shares to sell as would be the case with corporate stock but, according to the Treasury Regulations, such holder may designate specific shares sold for purposes of determining the holding period of shares transferred. A holder electing to use the actual holding period of shares transferred must consistently use that identification method for all subsequent sales or exchanges of shares. A holder considering the purchase of additional shares or a sale of shares purchased in separate transactions is urged to consult the holder’s own tax advisor as to the possible consequences of this IRS ruling and application of the Treasury Regulations.

Limitation on Deductibility of Capital Losses

If you are an individual, any capital losses generated by us (or upon a disposition of our shares) generally will be deductible only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by us (or upon a disposition of shares) generally will be deductible to the extent of your capital gains for the taxable year. Corporations generally may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Certain of Our Losses

Individuals and certain closely held subchapter C corporations will be allowed to deduct their allocable share of our losses (if any) only to the extent of each such holder’s “at risk” amount in us at the end of the taxable year in which the losses occur. The amount for which a holder is at risk with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (1) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (2) from persons who have a proprietary interest in us and from certain persons related to such persons; and (3) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of our losses is not allowed because the holder has an insufficient amount at risk in us, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

We do not expect to generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. However, to the extent that we generate any income from passive activities, such income may not be used to offset your passive activity losses from other activities. To the extent that we generate any losses from passive activities, such losses will be suspended and will only be allowed as an offset to passive activity income from us in future years or allowed as a loss upon the complete disposition of a holder’s interest in us. Accordingly, income allocated by us to you generally will not be able to be offset by your other passive activity losses, and passive activity losses allocated to you by us generally will not be able to be used to offset your other passive activity income. You should consult your tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

Investment Interest Limitation

Individuals and other noncorporate holders of our shares will be allowed to deduct their allocable share of our “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations

promulgated thereunder) only to the extent of each such holder’s net investment income for the taxable year. A holder’s net investment income generally is the excess, if any, of the holder’s investment income from all sources (which is gross income from property held for investment such as an investment in our shares) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.

To the extent that your allocable share of our investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed to the extent of your net investment income in those subsequent years. If you borrow to finance the purchase of our shares, any interest paid or accrued on the borrowing will be allocated among our assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive activity interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as bonds or other securities) will be treated as investment interest. You should consult your tax advisors regarding the application to you of the allocation of such interest among our assets. Because the amount of a holder’s allocable share of our investment interest that is subject to this limitation will depend on the holder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which our investment interest will be disallowed under this rule will depend on your particular circumstances each year.

Limitation on Deduction of Certain Other Expenses

We believe that the expenses incurred by us, including base management fees and incentive fees paid to our Manager, will generally not be treated as “miscellaneous itemized deductions” and will be deductible as ordinary trade or business expenses. An individual, estate or trust may deduct miscellaneous itemized deductions only to the extent that such deductions, in the aggregate, exceed 2% of the holder’s adjusted gross income. The amount of a holder’s allocable share of such expenses that is subject to this disallowance rule will depend on the holder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. There are also limitations on the deductibility of itemized deductions by individuals whose adjusted gross income exceeds a specified amount, adjusted annually for inflation. In addition, miscellaneous itemized deductions are not deductible in determining the alternative minimum tax liability of a U.S. holder. Although we believe that our expenses will not be treated as miscellaneous itemized deductions, there can be no assurance that the IRS will not successfully challenge that treatment. In that event, a holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to us that exceeds the amount of cash actually distributed to such holder for the year. You are urged to consult your tax advisors regarding your ability to deduct expenses incurred by us.

Our organizational expenses are not currently deductible, but must be amortized ratably over a period of 15 years. Our syndication expenses (i.e., expenditures made in connection with the marketing and issuance of shares) are neither deductible nor amortizable.

Mutual Fund Holders

U.S. mutual funds that are treated as RICs for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and quarterly 50% and 25% asset value tests under Section 851(b) of the Code to maintain their favorable U.S. federal income tax treatment. The treatment of an investment by a RIC in our shares for purposes of these tests will depend on whether we will be treated as a “qualified publicly traded partnership.” If we are so treated, then our shares themselves are the relevant asset for purposes of the 50% and 25% asset value tests and the net income from our shares is the relevant gross income for purposes of the 90% gross income test. In addition, the aggregate amount that a RIC can invest in the securities of one or more

“qualified publicly traded partnerships” is limited to 25% of the RIC’s total assets. If, however, we are not treated as a “qualified publicly traded partnership,” then the relevant assets are the RIC’s allocable share of the underlying assets held by us and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by us. However, the 25% limitation on a RIC’s ability to invest in the securities of “qualified publicly traded partnerships” would not apply. We will qualify as a “qualified publicly traded partnership” if we derive less than 90% of our income from sources that are qualifying income for purposes of the RIC 90% gross income test. We believe that we have not been, and anticipate that we will not in the future be, treated as a “qualified publicly traded partnership.” However, because such qualification will depend on the nature of our future investments, no complete assurance can be provided that we will or will not be treated as a “qualified publicly traded partnership” in any particular year. RICs should consult their own tax advisors regarding an investment in our shares.

Unrelated Business Taxable Income

We expect that tax-exempt holders of our shares will recognize a significant amount of unrelated business taxable income (“UBTI”) as a result of our indebtedness with respect to our assets. A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner in a partnership (or an entity or arrangement treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include, in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (e.g., indebtedness incurred in acquiring or holding property). We expect that we will incur “acquisition indebtedness” with respect to certain of our assets.

To the extent we recognize income in the form of interest and dividends from securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year.

To the extent we recognize gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year.

In addition, a portion of our income from any residual interest in a real estate mortgage investment conduit, or a REMIC, or a taxable mortgage pool arrangement owned by a REIT could be treated as “excess inclusion income.” See “—Nature of Our Business Activities—Excess Inclusion Income” below. Excess inclusion income is subject to tax as UBTI in the hands of most tax-exempt holders.

For certain types of tax-exempt entities, the receipt of any UBTI might have adverse consequences. Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning our shares.

Shares Held Offshore

After December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on distributions on our shares received by U.S. holders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed after December 31, 2016 on proceeds from the sale of our shares received by U.S. holders who own our shares through foreign accounts or foreign intermediaries. Any withholding payment, if made by us, will be treated as a distribution of cash to the holder of shares with respect to whom the payment is made, and will reduce the amount of cash to which such holder would otherwise be entitled. We will not pay any additional amounts to the holder of such shares in respect to any amounts thus withheld.

Taxation of Non-U.S. Holders of Our Shares

A non-U.S. holder will generally be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of our gross income from dividends, interest (other than interest that constitutes “portfolio interest” within the meaning of the Code) and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from derivative transactions may also be subject to U.S. federal withholding taxes. Moreover, dividend equivalent payments from certain derivative transactions are subject to U.S. federal withholding tax. We currently intend not to withhold on derivative income allocated to non-U.S. holders, except to the extent that such income is attributable to certain dividend equivalent payments. We expect that most of our interest income will constitute “portfolio interest” that is not subject to this withholding tax. We expect that any dividend income that we earn, including actual dividends received and consent dividends deemed received from any corporate or REIT subsidiaries we may form, will be subject to this withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to you. Non-U.S. holders generally are not subject to U.S. federal income tax on capital gains (including gains recognized as a result of our operating partnership’s mark-to-market election under Section 475(f) of the Code that are treated as ordinary income for U.S. federal income tax purposes) if (1) such gains are not effectively connected income of such non-U.S. holder (or, if certain income tax treaties apply, such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. holder); and (2) if such non-U.S. holder is an individual, such holder is not present in the United States for 183 or more days during the taxable year (provided that certain other conditions are met).

Non-U.S. holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While we expect that our method of operation will not result in our generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders, there can be no assurance that the IRS will not successfully assert that some portion of our income is properly treated as effectively connected income with respect to such non-U.S. holders. In addition, if any REIT which we form as a subsidiary or in which we may own an interest recognizes gain from the disposition of a “United States real property interest,” such gain will be treated as income that is effectively connected with a U.S. trade or business, unless the class of stock we own in the REIT is regularly traded on an established securities market and we did not own more than 5% of that class of stock during the one-year period prior to the payment of the dividends that paid out such gain. Although we do not currently own stock in any REIT, we may in the future form a REIT subsidiary or invest in REITs. We do not expect any REIT which we form or in which we invest to generate material amounts of gain from the disposition of United States real property interests, but no complete assurance can be provided that any REIT will not generate income that is effectively connected with a U.S. trade or business (See “—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of Holders of REIT Shares—Taxation of Non-U.S. Holders of REIT Shares”).

If a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because an investment by us in such year constituted a U.S. trade or business, such holder generally would be required to (1) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (2) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a corporate non-U.S. holder might be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder’s allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. holder’s U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on the sale or exchange. To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the qualifying income exception discussed above under “—Our Taxation—Classification of Ellington Financial LLC.”

In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (1) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (2) who is an individual present in the United States for 183 or more days and has a “tax home” in the United States for U.S. federal income tax purposes; or (3) who is a former citizen or resident of the United States.

After December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on distributions on our shares received by certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed after December 31, 2016 on proceeds from the sale of our shares received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. That payment, if made by us, will be treated as a distribution of cash to the holder of shares with respect to whom the payment is made, and will reduce the amount of cash to which such holder would otherwise be entitled. We will not pay any additional amounts to holders of such shares in respect to any amounts thus withheld.

If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning, receiving distributions from and disposing of your shares, as well as the effects of state, local and non-U.S. tax laws.

U.S. Federal Estate Taxes for Non-U.S. Holders

Non-U.S. holders who are individuals may be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as our shares) will be considered to be U.S.-situs property. Accordingly, non-U.S. holders may be subject to U.S. federal estate tax on all or a portion of the value of our shares owned at the time of their death. Prospective non-U.S. holders who are individuals are urged to consult their tax advisors concerning the potential U.S. federal estate tax consequences with regard to our shares.

Nature of Our Business Activities

We have or may invest, directly or indirectly, in a variety of assets, including, but not limited to, debt and equity securities of various U.S. and foreign issuers (including short positions with respect to such securities) and interest rate, credit risk, and other derivatives. Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of our business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (1) cause us (and thus you) to recognize income or gain without a corresponding receipt of cash, (2) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (3) adversely alter the tax characterization of certain financial transactions.

The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.

Interest Income

Interest income derived by us will generally be qualifying income for purposes of the qualifying income exception provided the income is not derived from “the conduct of a financial or insurance business” and is not based, directly or indirectly, on the profits of any person. Although there is no direct authority defining what constitutes “the conduct of a financial or insurance business,” we believe that our investment activities generally will not constitute “the conduct of a financial or insurance business” for purposes of the qualifying income exception. For example, we believe that we have not been engaged, and do not intend to engage, in the loan origination business, either directly or indirectly through our Manager and its affiliates. Nevertheless, there can be no assurance that the IRS will not successfully contend that all or a portion of our interest income is related to the “conduct of a financial or insurance business,” in which case such interest income would not be treated as qualifying income for the qualifying income exception and we could fail to qualify for that exception. We intend to continue to conduct our operations so that at least 90% of our gross income in each taxable year is qualifying income for purposes of the qualifying income exception. See “—Our Taxation—Classification of Ellington Financial LLC” above.

Derivative Income

From time to time, we enter into derivative transactions, such as interest rate swaps, caps and floors, credit default swaps, total rate of return swaps, options to purchase these items, and futures and forward contracts. We expect that many of our derivative transactions will be treated as “notional principal contracts” for U.S. federal income tax purposes. For purposes of the qualifying income exception, unless we are treated as a dealer in notional principal contracts, our income from a notional principal contract will be treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which we are entitled under the contract would give rise to qualifying income if held or received directly by us or the notional principal contract is related to our business of investing in stock or securities. We do not anticipate that we would be treated as a dealer in notional principal contracts. We expect that, in general, payments under our derivative instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest (other than interest derived from the “conduct of a financial or insurance business” or interest that is based, directly or indirectly, on the profits of any person) is qualifying income for purposes of the qualifying income exception. In addition, we expect that all income and gain from our notional principal contracts will be related to our business of investing in stock or securities. Accordingly, we expect that the income and gain from such derivative transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a derivative transaction as a notional principal contract. In addition, we may enter into derivative transactions that do not produce qualifying income for the qualifying income exception. We intend to structure our derivative transactions in a manner that does not jeopardize our satisfaction of the qualifying income exception. See “—Our Taxation—Classification of Ellington Financial LLC” above.

Qualified Dividends and Certain Capital Gains

Dividends and capital gains earned by us will generally be qualifying income for purposes of the qualifying income exception. We also believe that our income generated from short sales of securities generally constitutes qualifying income for purposes of the qualifying income exception. Capital gains received by taxpayers taxed at individual rates and “qualified dividend income” received by taxpayers taxed at individual rates from certain domestic and foreign corporations are taxed at reduced U.S. federal income tax rates. Subject to the discussion under “—Taxation of Holders of Our Shares—Disposition of Our Shares,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of our shares who sell the shares that they have held for more than one year. The reduced rates do not apply to short-term capital gains and income generated from short sales of securities. Any dividend income allocated to holders that are corporations generally will not be eligible for a full dividend-received deduction.

Domestic Partnership Subsidiaries

As noted above, since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. We believe our Operating Partnership will be treated as a partnership for U.S. federal income tax purposes. As described above, partnerships are not subject to U.S. federal income tax. Rather, we will be required to take into account our allocable share of our Operating Partnership’s income, gains, losses, deductions, and credits for any taxable year of our Operating Partnership’s ending within or with our taxable year, without regard to whether we have received or will receive any distribution from our Operating Partnership. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income, gain, loss, deductions, and credits are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations. We or our Operating Partnership may invest in other entities that are treated as partnerships for U.S. federal income tax purposes.

Domestic Corporate Subsidiaries

We may form domestic corporate subsidiaries to make certain investments that could generate income that would not be qualifying income if earned directly by us. For example, we may purchase loans through a domestic corporate subsidiary if we anticipate that our activities with respect to those loans could cause us to be treated as engaged in a “financial business” for purposes of the qualifying income exception. Any domestic corporate subsidiary would be subject to federal, state, and local corporate income tax on its income. To the extent that any such domestic corporate subsidiary pays any taxes, it will have less cash available for distribution to us, which would reduce the amount of cash available for distribution to holders of our shares. Our dividend income from any domestic corporate subsidiary will be qualifying income for the qualifying income exception.

Foreign Corporate Subsidiaries

Although we currently have no plans to invest in foreign corporate subsidiaries, we may in the future acquire equity interests in foreign corporate subsidiaries that are treated as corporations for U.S. federal income tax purposes (each, a “foreign corporate subsidiary”), including foreign corporate subsidiaries formed to issue collateralized debt obligation securities. We anticipate that any such foreign corporate subsidiary in which we would own an interest would be treated as a CFC or PFIC for U.S. federal income tax purposes and, in the case of a PFIC, we would elect to treat the PFIC as a QEF. Our income from a CFC or PFIC generally will be qualifying income for purpose of the qualifying income exception. However, each holder of our shares will generally be required to include in income a portion of the income earned by the CFC or PFIC regardless of whether we receive cash distributions from the CFC or PFIC or the holder receives a distribution from us. Moreover, such income inclusions from a CFC or PFIC will not be eligible for the favorable tax rate applicable to “qualified dividend income,” and any gain allocated to you from a disposition of stock in a CFC by us would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. Net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC or PFIC will not pass through to the holders of our shares.

The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We anticipate that any foreign corporate subsidiaries that we may hold in the future would either (1) rely on the exemption described above or (2) otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. There can be no assurance, however, that any foreign corporate subsidiaries in which we own an interest would be able to satisfy the requirements for such exemption and, therefore, would not be subject to U.S. federal income tax on their income on a net basis.

You are urged to consult your tax advisor regarding the consequences of our future investment in non-U.S. entities.

Non-U.S. Currency Gains or Losses

If we make an investment denominated in a currency other than the U.S. dollar, then we may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. We may also recognize gain or loss on such fluctuations occurring between the time we obtain and dispose of non-U.S. currency, between the time we accrue and collect income denominated in a non-U.S. currency, or between the time we accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.

Non-Cash Income from Our Investments

As discussed below, we make investments that cause us (and thus you) to recognize income or gain without a corresponding receipt of cash. This so-called “non-cash” or “phantom income” could arise for a variety of reasons, including:

•

We recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount is treated as interest income by us and an applicable portion will be passed-through to you, even though we generally do not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

•

We may recognize taxable income in advance of related cash flow on our assets as a result of our or our Operating Partnership’s mark-to-market election. See “—Mark-to-Market Election.” For example, we will recognize ordinary income at the end of each taxable year to the extent of any increase in unrealized gain on our assets.

•

If we form foreign corporate subsidiaries in the future, we would be required to include in income on a current basis the earnings of certain foreign corporate subsidiaries regardless of whether there has been a cash distribution of such earnings.

•

If we form a REIT subsidiary in the future, the REIT may recognize phantom income on deemed exchanges of any distressed real estate loans in which the REIT may invest associated with modifications or foreclosures of such loans, and we, as a shareholder of the REIT, may recognize phantom income on consent dividends we are deemed to receive from the REIT. See “—Material U.S. Federal Income Tax Considerations Relating to Investments in REITs—Taxation of a REIT.”

You will be required to take such “non-cash” or “phantom income” income into account in determining your taxable income, regardless of whether you receive a cash distribution from us. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of our taxable income.

Mark-to-Market Elections

We have elected to mark-to-market each year our positions in securities that we hold as a trader, in accordance with Section 475(f) of the Code. The election can only be revoked with the consent of the IRS. As noted above under “—Taxation of Holders of Our Shares—Allocation of Profits and Losses,” since January 1, 2013, we have held all of our assets through our Operating Partnership. While we do not intend to seek a revocation of our mark-to-market election under Section 475(f) of the Code, because an interest in a non-publicly traded partnership, such as our Operating Partnership, is not considered a “security” subject to the mark-to-market rules of Section 475(f) of the Code, we do not anticipate that the assets we hold directly (i.e., our OP Units in the Operating Partnership) will be required to be marked to market. We believe that our Operating Partnership qualifies as a trader in securities. As noted above, we intend to cause our Operating Partnership to make an election on its initial tax return to be a trader under Section 475(f) of the Code. As a result of its Sections 475(f) election, our Operating Partnership will be required each year to mark-to-market certain securities that it holds, and thereby recognize gain or loss as if it had sold those securities for their fair market value. Our Operating Partnership’s basis in the marked-to-market securities is adjusted accordingly. We will include in our income our allocable share of the mark-to-market gain recognized by our Operating Partnership. The mark-to-market election also requires our Operating Partnership to recognize any accrued market discount on our debt securities held at the end of each year. Any gain that we recognize from our Operating Partnership’s mark-to-market deemed sale of its securities will be treated as qualifying income for purposes of the qualifying income exception. See “—Our Taxation—Classification of Ellington Financial LLC” above, for a discussion of this requirement.

There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. We believe that our Operating Partnership qualifies as a trader and that we qualified as trader prior to January 1, 2013. There can be no assurance that we or our Operating Partnership have qualified or will continue to qualify as a trader in securities eligible for the mark-to-market election. We have not received, nor are we seeking, an opinion from counsel or a ruling from the IRS regarding our or our Operating Partnership’s qualification as a trader. If our or our Operating Partnership’s qualification for, or our application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount of taxable income and the tax character of taxable income recognized by us and allocated to the holders of our shares. An inability to utilize the mark-to-market election might also have an adverse effect on our ability to provide tax information to holders of our shares on a timely basis. The IRS could also challenge any conventions that we use in computing, or in allocating among holders of our shares, any gain or loss resulting from the mark-to-market election. See “—Taxation of Holders of Our Shares—Allocation of Profits and Losses” above.

In addition, we intend to take the position that our Operating Partnership’s mark-to-market gain or loss, and any gain or loss on the actual disposition of marked-to-market assets, should be treated as ordinary income or loss. However, because the law is unclear as to the treatment of assets that are held for investment, and the determination of which assets are held for investment, the IRS could take the position that the mark-to-market gain or loss attributable to certain assets should be treated as capital gain or loss and not as ordinary gain or loss. In that case, we will not be able to offset our non-cash ordinary income with capital losses from such assets, which could increase the amount of our non-cash taxable income recognized by us and allocated to the holders of our shares. The tax on such taxable income allocated to you may be in excess of our cash distributions to you.

Excess Inclusion Income

Excess inclusion income is generated by residual interests in REMICs and taxable mortgage pool arrangements owned by REITs. Although we do not currently own any residual interests in REMICs or interests in REITs that generate excess inclusion income, we may acquire such investments in the future. We would be taxable at the highest corporate income tax rate on any excess inclusion income from a REMIC residual interest that is allocable to the percentage of our shares held in record name by disqualified organizations and, although the law is not clear, we may also be subject to that tax if excess inclusion income arises from a taxable mortgage pool arrangement owned by a REIT in which we invest. Disqualified organizations are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from UBTI (including certain state pension plans and charitable remainder trusts). Disqualified organizations are permitted to own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with our ownership of REMIC residual interests and with the classification of any REIT subsidiaries or a portion of the assets of any REIT subsidiaries in which we may invest as a taxable mortgage pool. A RIC or other pass-through entity owning our shares may also be subject to tax at the highest corporate rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Nominees who hold our shares on behalf of disqualified organizations also potentially may be subject to this tax. Excess inclusion income cannot be offset by losses of our holders. If the holder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as UBTI. A non-U.S. holder would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Personal Holding Company Tax

We do not currently have any corporate subsidiaries that earn income, but we may acquire such subsidiaries in the future. Certain majority-owned corporate subsidiaries that we may acquire in the future could be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a “closely-held” corporation at least 60% of whose income constitutes “personal holding company income,” which generally includes dividends, interest, certain royalties, annuities and rents. We anticipate that all of our majority-owned corporate subsidiaries will be treated as “closely-held” under the constructive ownership rules applicable to personal holding companies. In addition, substantially all of the income of certain of those subsidiaries will constitute personal holding company income. A personal holding company generally is subject to a 20% corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. However, certain liquidating distributions are not treated as distributions for that purpose. We intend to cause any personal holding company subsidiaries to distribute their income so as to avoid the personal holding company tax.

Administrative Matters

Section 754 Election

We have elected under Section 754 of the Code to adjust the tax basis in all or a portion of our assets in the event of a distribution of property to a holder or in the event of a transfer of an interest in us, including our shares, by sale or exchange or as a result of the death of a holder. We are also required to reduce the tax basis in our assets in connection with certain redemptions and dispositions of our shares. As a result of our election under

Section 754 of the Code, each holder that purchases our shares will have an initial tax basis in our assets (i.e,. OP Units) that reflects the fair market value of the OP Units at the time of each holder’s purchase. Because our holders are treated as having differing tax bases in the OP Units, if we were to sell all or a part of our OP Units, this may cause holders to recognize different amounts of gain or loss or may cause some holders to recognize a gain and others to recognize a loss. Depending on when a holder purchases our shares and the fair market value of the OP Units at that time, the holder may recognize gain for U.S. federal income tax purposes from the sale of certain of our OP Units even though the sale would cause us to recognize a loss for financial accounting purposes. In addition, if we redeem all of the shares of a holder, pursuant to our share repurchase program or otherwise, then our tax basis in our OP Units will be reduced by the amount of the holder’s loss, if any, recognized on the redemption. An election under Section 754 of the Code can be revoked only with the consent of the IRS.

As noted above, since January 1, 2013, we have held all of our assets and conducted all of our operations through our Operating Partnership. Consequently, the assets we hold directly consist solely of the OP Units in the Operating Partnership.

Our Operating Partnership does not intend to make a Section 754 election. Accordingly, we believe the basis of the assets held by our Operating Partnership will not be adjusted upon a transfer of our shares. However, no complete assurance can be provided that the IRS will not successfully assert that the tax basis of the assets held by our Operating Partnership must be adjusted upon a purchase of our shares, which could result in holders of our shares being allocated differing amounts of income and gain from an actual or deemed sale of our Operating Partnership’s assets, as discussed above in “—Taxation of Holders of Our Shares—Allocation of Profits and Losses.”

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us, we will apply certain conventions in determining and allocating basis adjustments. Those conventions may cause some of our investors to be allocated more taxable income than if we had not applied these conventions. It is possible that the IRS will successfully assert that the conventions we intend to use do not satisfy the technical requirements of the Code or Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments, which may be retroactive, could adversely affect the manner and timing in which our income, gain, loss, deduction and credit is allocated to certain holders of our shares.

Technical Terminations

Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. If we terminated for tax purposes, our Operating Partnership would also terminate for tax purposes. Our termination for tax purposes would result in the closing of our taxable year for all holders of the shares and our Operating Partnership would be required to mark-to-market its securities, and thereby recognize gain or loss as if those securities had been sold for their fair market value on the date of termination. In the case of a holder that disposes of its shares during a calendar year in which we have a technical termination, the termination may cause the holder to recognize more taxable income than the holder would have had there not been a termination. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, which is expected to continue to be the calendar year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to satisfy the qualifying income exception for each tax period, and we and our Operating Partnership would lose our current tax elections. Therefore, we and our Operating Partnership would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code and new mark-to-market elections under Section 475(f) of the Code. A termination could also result in penalties if we were unable to determine that the termination had occurred. In the event that we become aware of a termination, we will use commercially reasonable efforts to minimize any such penalties. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns

We have agreed to use reasonable efforts to furnish to you tax information (including IRS Schedule K-1s) as promptly as practicable after the end of each taxable year, which describes your allocable share of our income, gain, loss, deduction and credit for the preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deduction and credit. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss, which may be retroactive. If you are a non-U.S. holder, there can be no assurance that this information will meet your jurisdiction’s tax compliance requirements.

It is possible that we may engage in transactions that subject us and, potentially, the holders of our shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Nominee Reporting

Persons who hold our shares as nominees for another person are required to furnish to us (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (A) a person that is not a U.S. person, (B) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (C) a tax-exempt entity; (3) the amount and description of shares held, acquired or transferred for the beneficial owner; and (4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us.

Brokers and financial institutions are required to furnish additional information about the beneficial owners, including whether they are U.S. persons and specific information on shares they acquire, hold or transfer for their own account. The nominee is required to supply the beneficial owner of the shares with the information furnished to us. If we do not receive information from these brokers, financial institutions and nominees in a timely manner, then we may not be able to provide tax information to you in a timely manner.

Taxable Year

A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. Our taxable year is currently the calendar year. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest in us changes to a group of holders with a different tax year and we have not been forced to change our tax year during the preceding two year period, we would be required to change our tax year to the tax year of that group of holders.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on IRS Schedule K-1s that are issued to the holders of our shares, and such IRS Schedules K-1s would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, we, rather than the holders of our shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. We have not elected and do not currently anticipate that we will elect to be subject to the large partnership procedures.

Treatment of Amounts Withheld

If we are required to withhold any U.S. tax on distributions made to any holder of our shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Tax Audits

Adjustments in tax liability with respect to our items generally will be made at the Ellington Financial LLC level in a partnership proceeding rather than in separate proceedings with each holder. Ellington Financial Management LLC will represent us as our “tax matters partner” during any audit and in any dispute with the IRS. If Ellington Financial Management LLC ceases to own shares or ceases to be our Manager, our board of directors may designate a replacement tax matters partner. Each holder of our shares will be informed of the commencement of an audit of us. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the holders of our shares.

Tax Shelter Regulations

In certain circumstances, a holder who disposes of our shares resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction, or a “reportable transaction,” in accordance with regulations governing tax shelters and other potentially tax-motivated transactions, or the “Tax Shelter Regulations.” In addition, an investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. You should consult with your tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your shares or your allocable share of certain losses incurred by us.

Backup Withholding

We will be required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of our shares who do not furnish us with their correct taxpayer identification number (or, in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. No assurance can be given as to whether, or in what form, any changes, revisions or proposals affecting us or our shareholders will be enacted.

The U.S. federal income tax rules relating to publicly traded partnerships are currently under review by Congress, and certain legislative proposals have been made that would affect the tax treatment of publicly traded partnerships. No assurance can be given as to whether, or in what form, such proposals will ultimately be enacted, or whether they will have an effect on us.

We and holders of our shares could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit the board of directors to modify the operating agreement from time to time, without the consent of the holders of shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse effect on some or all of the holders of our shares.

Certain State, Local and Non-U.S. Tax Matters

Holders of our shares may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, owning and disposing of your shares, including potential state tax filing requirements.

Material U.S. Federal Income Tax Considerations Relating to Investments in REITs

General

We do not currently own an interest in any REITs, but we may invest in REITs in the future. We may form a REIT subsidiary for a variety of reasons, including, without limitation, in order to engage in certain mortgage-related activities that generate income that might not be considered qualifying income for the publicly traded partnership gross income test, but that we believe would be considered qualifying income for the various REIT gross income tests. Any dividend income from a REIT subsidiary we may form will be qualifying income for purposes of the qualifying income exception. In light of our potential investments in REITs and the complexity of the REIT rules, certain aspects of those rules are discussed below.

Taxation of a REIT

Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its shareholders. To qualify as a REIT, an entity is required to meet a number of technical U.S. federal income tax requirements, including various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its shareholders and the ownership of its shares. In summary form, these technical requirements include the following:

•	a REIT must have at least 100 shareholders;

•

no more than 50% in value of the REIT’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined to include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts) during the last half of any calendar year (other than the first REIT taxable year);

•	a REIT generally must distribute 90% of its REIT taxable income each year to its shareholders;

•

at least 75% of a REIT’s gross income must be from rents from real property, interest on mortgages and certain real estate related income, or the “75% gross income test,” and at least 95% of the REIT’s gross income must be derived from those sources together with certain types of passive investment income, including interest and dividends, or the “95% gross income test”;

•

at least 75% of the value of a REIT’s total assets at the end of each calendar quarter must be represented by real estate assets (which generally includes interest in real property, stock or other entities that qualify as REITs, interest in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular and residual interests in a REMIC), cash and cash items and government securities, or the “75% asset test”; and

•

the amount of securities of a single issuer, other than a taxable REIT subsidiary, that a REIT holds at the end of each calendar quarter generally must not exceed either 5% of the value of its gross assets or 10% of the voting securities or 10% of the value of such issuer’s outstanding securities, or the “10% value test.”

A REIT in which we invest will generally not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain it distributes currently or is deemed to distribute to its shareholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability (which could arise if it has significant items of tax preference). A “prohibited transaction” is a sale of inventory or property held for sale to customers in the ordinary course of business.

If a REIT in which we invest failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its shareholders. In addition, to the extent of current and accumulated earnings and profits, all distributions we receive would be taxable to our holders as dividend income, although, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. holders could be eligible for the reduced U.S. federal income tax rate on corporate dividends. Unless entitled to relief under specific statutory provisions, such REIT and any “successor entity” will also be disqualified from taxation as a REIT for the four taxable years following the year in which it lost its qualification. It is not possible to state whether in all circumstances a REIT subsidiary would be entitled to this statutory relief.

The acquisition of distressed debt by a REIT may cause the REIT to recognize phantom (or non-cash) income for U.S. federal income tax purposes. For example, if a REIT acquired non-publicly traded distressed debt and then significantly modified that debt, it would recognize gain on the resulting deemed exchange equal to the difference between the adjusted issue price of the modified distressed debt and its adjusted tax basis in the unmodified distressed debt. Because any distressed debt would typically be acquired by a REIT at a significant discount, the REIT’s adjusted tax basis in the unmodified distressed debt would likely be significantly lower than the adjusted issue price of the modified distressed debt. Accordingly, if the REIT significantly modified non-publicly traded distressed debt, it could recognize a substantial amount of taxable income without receiving any cash. Foreclosing on non-performing distressed debt acquired at a discount may also cause the REIT to recognize a substantial amount of taxable income without receiving any cash. This “phantom income” will increase the amount of taxable income that the REIT would be required to distribute to us to satisfy the REIT distribution requirement and avoid corporate income and excise taxes. To satisfy that requirement and avoid those taxes, the REIT may have to sell assets, borrow funds at inopportune times or make non-cash “consent” dividends to us.

The REIT rules likely will limit the ability of any REIT we form to invest in distressed debt. The REIT rules generally provide that a portion of the gross income from undersecured loans ( i.e., loans in which the principal amount of the loan outstanding exceeds the fair market value of the real property securing the loan as the date the loan is acquired) will not be qualifying income for the 75% gross income test. A portion of such loan may not be a qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test. The face amount of a distressed debt will typically exceed the fair market value of the real property securing the debt on the date the REIT commits to acquire the debt. Because distressed debt that a subsidiary REIT may acquire may produce a significant amount of non-qualifying income for purposes of the 75% gross income test and a significant portion of a distressed debt may be treated as a non-qualifying asset for the REIT asset tests, a subsidiary REIT may be limited in its ability to invest in distressed debt and maintain its qualification as a REIT.

Further, the ability of any REIT subsidiary to engage in certain transactions relating to distressed debt may be limited by the prohibited transaction rules applicable to REITs. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including loans, held primarily for sale to customers in the ordinary course of business. In order to avoid the prohibited transactions tax, a REIT subsidiary may choose not to engage in certain sales of distressed loans or dispositions of real property acquired through foreclosure. Alternatively, a REIT subsidiary may engage in these transactions through a taxable REIT subsidiary. The prohibited transactions tax does not apply to assets sold through a taxable REIT subsidiary. However, any gain or income recognized by taxable REIT subsidiaries on such sales is fully taxable at regular U.S. corporate income tax rates. If we form a REIT subsidiary to acquire distressed mortgage loans, we anticipate that it would have a taxable REIT subsidiary that would hold certain assets that it intended to sell, including property acquired on foreclosure and certain of such mortgage loans.

Taxation of Holders as a Result of Our Ownership of REIT Shares

You will be allocated a portion of the income that we realize with respect to our ownership of the equity of any REIT in which we invest. You generally will be taxed with respect to this allocated income in the same manner as if you held the REIT shares directly.

U.S. Holders. Distributions made by a REIT to us out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by our taxable U.S. holders as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on qualified dividend income for taxpayers taxed at individual rates. Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT’s actual net capital gain for the taxable year) without regard to the period for which the holder has held its shares. Corporate holders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to the extent that they do not exceed our adjusted basis in the REIT, but rather will reduce such adjusted basis. To the extent that such distributions exceed our adjusted basis in our shares of the REIT, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in our hands. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the holders to the extent of the REIT’s earnings and profits, even though no cash will be distributed by the REIT. We will not be able to pass through any net operating losses or capital losses of a REIT to our holders.

Gain on the sale of our shares in a REIT will be treated as long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in our hands. In general, however, any loss upon a sale or exchange of shares, to the extent that we held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of previous distributions from the REIT that were required to be treated as long-term capital gain.

Tax-Exempt Holders. Unless the REIT is a “pension-held REIT,” distributions by a REIT to us generally will not constitute UBTI to our holders that are tax-exempt entities, other than any amounts that represent excess inclusion income, provided that the REIT shares are not debt-financed in our hands or used by us in an unrelated trade or business and the holder’s shares in us are not debt-financed or used in an unrelated trade or business.

Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning shares in a REIT.

Taxation of Non-U.S. Holders of REIT Shares. Dividends received by us from a REIT that are not attributable to gains from the sale of “United States real property interests” and allocable to Non-U.S. holders of our shares would be subject to U.S. withholding tax at a 30% rate (subject to reduction by applicable treaty). For most types of foreign shareholders, dividends that are attributable to excess inclusion income would be subject to withholding at the maximum rate of 30%, without reduction for any otherwise applicable income tax treaty. However, if a non-U.S. holder were treated as being engaged in a U.S. trade or business in any year because an investment by us in such year constituted a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and may be subject to the 30% branch profits tax in the case of corporate non-U.S. holders. (See “—Taxation of Non-U.S. Holders of Our Shares”).

Dividends received by us that are attributable to gains from the sale of United States real property interests and allocable to Non-U.S. holders of our shares would be subject under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” to withholding tax at a rate of 35% and would be considered income effectively connected with a U.S. trade or business (which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. holders). For these purposes, dividends paid by the REIT are first considered attributable to gains from the sale of United States real property interests, if any. The term “United States real property interest” does not include mortgage loans or mortgage-backed securities, and we anticipate that we would cause any REIT subsidiary to hold and sell real property acquired on foreclosure of a mortgage loan through a taxable REIT subsidiary. As a result, we do not anticipate that any REIT subsidiary will generate material amounts of gain that would be subject to FIRPTA, but no complete assurance can be provided that a REIT subsidiary or any other REIT in which we invest will not generate gains that are subject to FIRPTA.

If at least 50% of the assets that a REIT holds are United States real property interests, gains from the sale of the REIT shares by a non-U.S. shareholder would be subject to FIRPTA tax. We believe it is unlikely that gains from the sale of the equity in any REIT subsidiary we form will be subject to the FIRPTA tax, however, we cannot assure you that we will not hold stock in a REIT that exceeds the 50% threshold. Gains on the sale of shares in such a REIT, however, would not be subject to the FIRPTA tax, so long as the REIT was “domestically controlled.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons.

You should consult your tax advisors regarding the application and effect of state, local and foreign income and other tax laws on the indirect investment in stock or other securities of any REIT in which we invest.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering. Sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the NYSE. We currently intend to list any shares of common stock sold pursuant to this prospectus on the NYSE. We may elect to list any series of preferred shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but underwriters will not be obligated to do and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum aggregate discounts, commissions, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we or our affiliates may engage in transactions with these underwriters, dealers and agents in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees.

If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov. In addition, copies of our SEC filings are available free of charge through our website (www.ellingtonfinancial.com) as soon as reasonably practicable after filing with the SEC. The information contained on, or otherwise accessible through our website is not part of, or incorporated by reference into, this prospectus.

The Company will furnish you with annual reports as required by the rules and regulations of the SEC, as well as those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants, and any other reports required by any other governmental authority that has jurisdiction over the activities of the Company. The monthly Account Statements for the Company that are required to be prepared under the CFTC’s rules will be published online at www.ellingtonfinancial.com. Additional reports may be posted online at www.ellingtonfinancial.com in the discretion of the Company or the Manager or as required by regulatory authorities.

DOCUMENTS INCORPORATED BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” are incorporated by reference into this prospectus and registration statement of which this prospectus is a part except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	Our Current Reports on Form 8-K filed on January 7, 2013 and February 13, 2013;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2013 in connection with our Annual Meeting of Shareholders to be held on May 21, 2013;

•	All other reports we have filed pursuant to Section 13(a), 13(c), 14 and 15(a) of the Exchange Act since December 31, 2012; and

•

The description of our common shares incorporated by reference in our registration statement on Form 8-A/A filed on October 5, 2010 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.

We also incorporate by reference any of the following documents that we file with the SEC after the date of the filing of Amendment No. 1 to the registration statement through the date upon which we sell all the securities we offer with this prospectus and any prospectus supplement (other than any portion of these documents that is furnished or otherwise deemed not to be filed):

•	Reports filed under Section 13(a) and (c) of the Exchange Act;

•	Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us in writing or by phone at:

Ellington Financial LLC

53 Forest Avenue

Old Greenwich, CT 06870

(203) 698-1200

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	85,950
FINRA filing fee	75,500
Printing and engraving fees	7,000
Legal fees and expenses	25,000
Accounting fees and expenses	15,000
Miscellaneous	10,000

Total	$218,450

Item 15.	Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. Our operating agreement provides that our directors will not be liable to us, or any subsidiary of ours, or any holder of shares, for monetary damages for any acts or omissions arising from the performance of any of such director’s obligations or duties in connection with us, including breach of fiduciary duty, except as follows: (1) for any breach of the director’s duty of loyalty to us or the holders of the shares; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. The operating agreement provides that, to the fullest extent permitted by law, we will indemnify our directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that the person is or was our director, officer, employee, tax matters member or agent, or is or was serving at our request as a director, officer, employee or agent of another company, to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on our behalf in furtherance of our interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on our behalf.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 16.	Financial Statements and Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-3:

Exhibit	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Second Amended and Restated Operating Agreement of Ellington Financial LLC, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-160562, filed on November 3, 2009

3.2	First Amendment to Second Amended and Restated Operating Agreement of Ellington Financial LLC dated August 8, 2011, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011

4.1	Form of Common Share Certificate of Ellington Financial LLC, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-160562

4.2*	Form of certificate representing Preferred Shares

4.3**	Form of Indenture

4.4*	Form of Warrant

4.5*	Form of Warrant Agreement

4.6*	Form of Subscription Rights Agreement (including form of subscription rights certificate)

5.1**	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

12.1	Statement re: Computation of Ratios, incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

21.1	List of Subsidiaries, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

23.1	Consent of Hunton & Williams LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1**	Power of Attorney (included on Signature Page)

25.1*	Statement of Eligibility of Trustee on Form T-1

*	To be filed by amendment.
**	Previously filed.

Item 17.	Undertakings.

(1) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(4) The undersigned registrant hereby further undertakes that:

(6)	For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Old Greenwich, Connecticut, on the 19th day of April, 2013.

ELLINGTON FINANCIAL LLC

By:	/s/ Laurence Penn
Name:	Laurence Penn
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laurence Penn Laurence Penn	Chief Executive Officer, President and Director (Principal Executive Officer)	April 19, 2013

/s/ Lisa Mumford Lisa Mumford	Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2013

* Michael W. Vranos	Director	April 19, 2013

* Thomas F. Robards	Chairman of the Board**	April 19, 2013

* Ronald I. Simon, Ph.D.	Director**	April 19, 2013

* Edward Resendez	Director**	April 19, 2013

**	Independent Director

*By:	/s/ Laurence Penn
Name:	Laurence Penn
Title:	As attorney-in-fact

Date: April 19, 2013

EXHIBIT INDEX

Exhibit	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Second Amended and Restated Operating Agreement of Ellington Financial LLC, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-160562, filed on November 3, 2009

3.2	First Amendment to Second Amended and Restated Operating Agreement of Ellington Financial LLC dated August 8, 2011, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011

4.1	Form of Common Share Certificate of Ellington Financial LLC, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-160562

4.2*	Form of certificate representing Preferred Shares

4.3**	Form of Indenture

4.4*	Form of Warrant

4.5*	Form of Warrant Agreement

4.6*	Form of Subscription Rights Agreement (including form of subscription rights certificate)

5.1**	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

12.1	Statement re: Computation of Ratios, incorporated by reference to Exhibit 12.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

21.1	List of Subsidiaries, incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

23.1	Consent of Hunton & Williams LLP (included in Exhibits 5.1 and 8.1)

23.2	Consent of PricewaterhouseCoopers LLP

*	To be filed by amendment.
**	Previously filed.